Exhibit 10.11

$370,000,000

CREDIT AGREEMENT

Dated as of September 8, 2011

Among

LUMOS NETWORKS OPERATING COMPANY

as Borrower

and

THE SUBSIDIARY GUARANTORS NAMED HEREIN

as Subsidiary Guarantors

and

THE INITIAL LENDERS, INITIAL ISSUING BANK AND

SWING LINE BANK NAMED HEREIN

as Initial Lenders, Initial Issuing Bank and Swing Line Bank

and

COBANK, ACB

as Administrative Agent and as Collateral Agent

and

SUNTRUST BANK

as Syndication Agent

and

RAYMOND JAMES BANK, FSB

as Documentation Agent

COBANK, ACB and SUNTRUST ROBINSON HUMPHREY, INC.

as Joint Lead Arrangers and Joint Bookrunners

i

SECTION 9.17	Waiver of Jury Trial	151
SECTION 9.18	Consents	152
SECTION 9.19	FCC and PUC Compliance	152

SCHEDULES

Schedule I	-	Commitments and Applicable Lending Offices
Schedule II	-	Voting Participants
Schedule III	-	Subsidiary Guarantors
Schedule IV	-	Immaterial Subsidiaries
Schedule 4.01(b)	-	Subsidiaries
Schedule 4.01(d)	-	Authorizations, Approvals, Actions, Notices and Filings
Schedule 4.01(n)(i)	-	Plans and Multiemployer Plans
Schedule 4.01(o)(ii)	-	Environmental Disclosure
Schedule 4.01(o)(iii)	-	Hazardous Materials Discharge or Disposal
Schedule 4.01(p)	-	Open Years; State and Local Examinations
Schedule 4.01(r)	-	Surviving Debt
Schedule 4.01(s)	-	Liens
Schedule 4.01(t)(i)	-	Material Owned Real Property
Schedule 4.01(t)(ii)	-	Material Real Property Leases (Lessee)
Schedule 4.01(t)(iii)	-	Leased Real Property (Lessor)
Schedule 4.01(u)	-	Investments
Schedule 4.01(v)	-	Intellectual Property
Schedule 4.01(w)	-	FCC and PUC Licenses
Schedule 5.02(a)	-	Existing Liens
Schedule 5.02(b)	-	Existing Debt
Schedule 5.03(j)	-	Post-Closing Consummation Notices

EXHIBITS

Exhibit A-1	-	Form of Revolving Credit Note
Exhibit A-2	-	Form of Swing Line Note
Exhibit A-3	-	Form of Term A Note
Exhibit A-4	-	Form of Term B Note
Exhibit B-1	-	Form of Notice of Borrowing/ Conversion/ Continuation
Exhibit B-2	-	Form of Notice of Swing Line Borrowing
Exhibit C	-	Form of Assignment and Assumption
Exhibit D	-	Form of Security Agreement
Exhibit E	-	Form of Joinder Agreement
Exhibit F	-	Form of Initial Funding Date Account Control Agreement
Exhibit G	-	Form of Guaranty Supplement
Exhibit H	-	Form of Solvency Certificate
Exhibit I-1	-	Form of Closing Date Opinion of Troutman Sanders LLP
Exhibit I-2	-	Form of Initial Funding Date Opinion of Troutman Sanders LLP
Exhibit I-3	-	Form of Initial Funding Date Opinion of Hunton & Williams LLP
Exhibit J-1	-	Form of Closing Date Closing Certificate
Exhibit J-2	-	Form of Initial Funding Date Closing Certificate
Exhibit K	-	Form of Compliance Certificate

Exhibit L		Form of Perfection and Diligence Certificate
Exhibit M	-	Form of Negative Pledge Agreement
Exhibit N-1	-	Form of U.S. Tax Compliance Certificate (Foreign Lenders Not a Partnership)
Exhibit N-2	-	Form of U.S. Tax Compliance Certificate(Foreign Participants Not a Partnership)
Exhibit N-3	-	Form of U.S. Tax Compliance Certificate(Foreign Participant Partnerships)
Exhibit N-4	-	Form of U.S. Tax Compliance Certificate (Foreign Lender Partnership)
Exhibit O-1	-	Form of Closing Date Secretary’s Certificate
Exhibit O-2	-	Form of Initial Funding Date Supplemental Secretary’s Certificate

v

CREDIT AGREEMENT

CREDIT AGREEMENT (this “Agreement”) dated as of September 8, 2011 among LUMOS NETWORKS OPERATING COMPANY, a Delaware corporation (the “Borrower”), the Subsidiary Guarantors (as hereinafter defined), the Lenders (as hereinafter defined), the Initial Issuing Bank (as hereinafter defined), the Swing Line Bank (as hereinafter defined), and COBANK, ACB (“CoBank”), as collateral agent (together with any successor collateral agent appointed pursuant to Article VII, the “Collateral Agent”) for the Secured Parties (as hereinafter defined) and as administrative agent (together with any successor administrative agent appointed pursuant to Article VII, the “Administrative Agent” and, together with the Collateral Agent, the “Agents”) for the Lender Parties (as hereinafter defined).

PRELIMINARY STATEMENTS:

WHEREAS, capitalized terms used and not defined in these Recitals shall have the respective meanings set forth for such terms in Section 1.01 hereof;

WHEREAS, the Initial Lenders have agreed to extend certain credit facilities to the Borrower on the Initial Funding Date, in an aggregate principal amount not to exceed $370,000,000, consisting of $110,000,000 aggregate principal amount of Term A Advances, $200,000,000 aggregate principal amount of Term B Advances and up to $60,000,000 aggregate principal amount of Revolving Credit Commitments, of which the proceeds of the Term A Advances, the Term B Advances and the Revolving Credit Advances made on the Initial Funding Date will be used to make a portion of the Separation Payments and to pay related fees and expenses (the “Financing”) and the proceeds of the Swing Line Advances and the Letter of Credit Advances and the proceeds of the Revolving Credit Advances made after the Initial Funding Date will be used after the Initial Funding Date for general corporate purposes;

WHEREAS, the Borrower has agreed to secure all of its Obligations to the Secured Parties by granting to the Collateral Agent, for the benefit of the Secured Parties, a first priority lien on substantially all of its assets, including a pledge of all of the Equity Interests of each of its domestic Subsidiaries (other than the direct Subsidiaries of the Telecos) and 66% of all the Voting Interests (and 100% of all the Equity Interests other than Voting Interests) of each of its first-tier foreign Subsidiaries (other than the direct Subsidiaries of the Telecos), in each case, concurrent with the Initial Funding Date Extension of Credit and as more fully described herein and in the Collateral Documents; and

WHEREAS, the Guarantors have agreed to guarantee the obligations of the Borrower hereunder and to secure their respective Obligations to the Secured Parties by granting to Collateral Agent, for the benefit of Secured Parties, a first priority lien on substantially all of their respective assets, including a pledge of all of the Equity Interests of each of their respective domestic Subsidiaries and 66% of all the Voting Interests (and 100% of all the Equity Interests other than Voting Interests) of each of their respective foreign Subsidiaries, in each case, concurrent with the Initial Funding Date Extension of Credit and as more fully described in the Collateral Documents.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Adjustment Date” means each date which is the fifth Business Day after the receipt by the Administrative Agent of (a) each Compliance Certificate and related quarterly or annual financial statements delivered by the Borrower pursuant to Section 5.03 and (b) in the case a decrease in an Applicable Margin or Commitment Fee Margin is warranted, a written request from the Borrower to decrease such margin.

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Account” means the account of the Administrative Agent specified by the Administrative Agent in writing to the Lender Parties from time to time.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means a Term A Advance, Term B Advance, a New Term Loan Advance of any Series of New Term Loans, a Revolving Credit Advance, a Swing Line Advance or a Letter of Credit Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this Agreement, Quadrangle (but not its portfolio companies) shall be deemed an Affiliate of the Borrower and its Subsidiaries.

“Agents” has the meaning specified in the recital of parties to this Agreement.

“Agreement” has the meaning specified in the recital of parties to this Agreement.

“Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount equal to the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party party to such Hedge Agreement determined as the amount, if any, by which (a) the present value of the future cash flows to be paid by such Loan Party or Subsidiary exceeds (b) the present value of the future cash flows to be received by such Loan Party or Subsidiary pursuant to such Hedge Agreement.

“Ancillary Agreements” means collectively: (a) in the form attached as an exhibit to the Amendment No. 2 to Form 10 of the Parent filed with the SEC on August 8, 2011, (i) that certain Tax Matters Agreement, between NTELOS Holdings and the Parent, (ii) that certain Employee Matters Agreement, between NTELOS Holdings and the Parent, (iii) that certain Trademark and Domain Name Assignment and License Agreement, between NTELOS Holdings and the Parent, and (iv) that certain Software and Proprietary Information Agreement, between NTELOS Holdings and the Parent, together with any schedules, exhibits or other attachments thereto included in such filing and (b), in the form delivered to the Lenders prior to the Closing Date, that certain Transition Services Agreement, between NTELOS Holdings and the Borrower, together with any schedules, exhibits or other attachments thereto; in the case of all such items in clauses (a) and (b), as modified to the extent such modification are consented to by the Required Lenders or are immaterial changes of which the Lenders have received written notice not less than five days prior to the Initial Funding Date (or such shorter period of time as the Administrative Agent shall agree).

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, codes, writ, permits, licenses, approvals, interpretations and orders of Governmental Authorities, including, without limitation, the Licenses, the Communications Act, PUC Laws, Bankruptcy Laws, and all Environmental Laws, and all applicable agreements, decrees, injunctions, decisions, judgments, decrees, determinations, awards, interpretations, policies and guidance of all Governmental Authorities.

“Applicable Lending Office” means, with respect to each Lender Party, such Lender Party’s Domestic Lending Office in the case of a Base Rate Advance and such Lender Party’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means, as at any date of determination, the rate per annum then applicable to such Advances determined in accordance with the provisions of Section 2.07(b) hereof.

“Appropriate Lender” means, at any time, with respect to (a) the Term A Facility, the Term B Facility or any New Term Facility, a Lender that has a Commitment or Advances outstanding with respect to such Facility at such time, (b) the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility at such time, (c) the Letter of Credit Facility, (i) each Issuing Bank and (ii) if the other Revolving Credit Lenders have made Letter of Credit Advances pursuant to Section 2.03(c) that are outstanding at such time, each such other Revolving Credit Lender and (d) the Swing Line Facility, (i) the Swing Line Bank and (ii) if the other Revolving Credit Lenders have made Swing Line Advances pursuant to Section 2.02(b) that are outstanding at such time, each such other Revolving Credit Lender.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender Party, (b) an Affiliate of a Lender Party, or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender Party.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender Party and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.07 or the definition of “Eligible Assignee”), and accepted by the

Administrative Agent, in accordance with Section 9.07 and in substantially the form of Exhibit C hereto or any other form approved by the Administrative Agent.

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Bankruptcy Law” means Title 11 of the United States Code (11 U.S.C. Section 101), or any other Applicable Law for the relief of debtors.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which is announced by CoBank on the first Business Day of each week as the higher of:

(a) the Prime Rate; and

(b) the Eurodollar Rate (calculated in accordance with clause (a) of the definition thereof and published on the first Business Day of the week applicable to the Borrower’s election of the Base Rate option) for an Interest Period of one month, plus 1.50%.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America or any successor.

“Borrower” has the meaning specified in the recital of parties to this Agreement.

“Borrower’s Account” means the account of the Borrower specified by the Borrower in writing to the Administrative Agent from time to time.

“Borrowing” means a Term A Borrowing, a Term B Borrowing, a New Term Borrowing, a Revolving Credit Borrowing or a Swing Line Borrowing.

“Business Day” means a day of the year that is not a Saturday, Sunday or other day on which banks are required or authorized by Applicable Law to close in Colorado or New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“Calculation Period” means each period commencing on each Adjustment Date and ending on the date preceding each subsequent Adjustment Date.

“Capital Expenditures” means, for any Person for any period, the sum of, without duplication, (a) all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person or have a useful life of more than one year plus (b) the aggregate principal amount of all Debt (including Obligations under Capitalized Leases) assumed or incurred in connection with any such expenditures. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such insurance proceeds, as the case may be.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateralize” means, to deposit in a Controlled Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Banks or Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the Issuing Banks shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Banks. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens other than Liens created under the Collateral Documents and having a maturity of not greater than 180 days from the date of acquisition thereof: (a) readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the government of the United States, (b) certificates of deposit of or time deposits with any commercial bank that is a Lender Party or a member of the Federal Reserve System, which issues (or the parent of which issues) commercial paper rated at least “Prime-1” (or the then equivalent grade) by Moody’s Investors Service, Inc. or “A-1” (or the then equivalent grade) by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1 billion, (c) Investments, classified in accordance with GAAP as Current Assets of the Borrower or any of its Subsidiaries, in money market investment programs which are administered by financial institutions that have an investment grade rating from either Moody’s or S&P, or (d) Investments in CoBank or other Investments satisfactory to the Administrative Agent.

“Cash Management Obligations” means obligations arising concurrent with or after the Initial Funding Date Extension of Credit owed by the Borrower or any Subsidiary to any Agent, any Lender or any Affiliate of an Agent or Lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services, credit or debit card, or any automated clearing house transfers of funds; provided that, any such Affiliate of an Agent or Lender is a Secured Party.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means an entity that is classified as a foreign corporation for U.S. tax purposes and a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Applicable Law, (b) any change in any Applicable Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of the following: (a) the Parent shall cease to control, hold or own, directly or indirectly, the voting power or beneficial ownership (within the meaning of Rule 13d 3 of the SEC under the Securities Exchange Act of 1934) of all Voting Interests of the Borrower (or other securities convertible into such Voting Interests), or (b) during any period of up to 24 consecutive months, commencing after the date of this Agreement, Continuing Directors shall cease for any reason to constitute a majority of the board of directors of the Borrower; (c) the occurrence of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Borrower; (d) the occurrence of any consolidation or merger of the Borrower in which the Borrower is not the continuing or surviving corporation or pursuant to which common shares of the Borrower will be converted into cash, securities or other property, or (e) other than pursuant to a transaction permitted by this Agreement, the Borrower shall cease to control, hold or own, directly or indirectly, the voting power or beneficial ownership (within the meaning of Rule 13d 3 of the SEC under the Securities Exchange Act of 1934) of all Voting Interests of any of the Subsidiary Guarantors, the Contingent Loan Parties or the Negative Pledgors (or other securities convertible into such Voting Interests); provided however, the Separation shall not be deemed to be a Change of Control.

“Closing Date” has the meaning specified in Section 3.01.

“Closing Date Closing Certificate” means a certificate substantially in the form of Exhibit J-1.

“Closing Date Secretary’s Certificates” means certificates substantially in the form of Exhibit O-1.

“CoBank” has the meaning specified in the recital of parties to this Agreement.

“CoBank Equities” has the meaning specified in Section 5.01(r).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means, collectively: (a) all “Collateral” as defined in the Collateral Documents, (b) all real property and interests in real property mortgaged pursuant to the Collateral Documents, and (c) all other property that is subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Account” has the meaning specified in Section 5.01(p).

“Collateral Agent” has the meaning specified in the recital of parties to this Agreement.

“Collateral Agent’s Office” means, with respect to the Collateral Agent or any successor Collateral Agent, the office of such Agent as such Agent may from time to time specify to the Borrower and the Administrative Agent.

“Collateral Documents” means the Security Agreement, the Mortgages, the Intellectual Property Security Agreement, each of the collateral documents, instruments and agreements delivered pursuant to Section 5.01(j), and each other agreement relating to the creation, perfection or enforcement of a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means a Term A Commitment, a Term B Commitment, a New Term Loan Commitment, a Revolving Credit Commitment, a Swing Line Commitment, or a Letter of Credit Commitment.

“Commitment Fee Margin” means, as at any date of determination, the rate per annum then applicable determined in accordance with the provisions of Section 2.07(b) hereof.

“Communications” means collectively all information, documents and other materials that any Loan Party or any Subsidiary of any Loan Party is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a Conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, or (iii) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder.

“Communications Act” means collectively the Communications Act of 1934, and any similar or successor federal statute of the FCC thereunder and the rules and regulations of the FCC in effect at any time thereunder, all as amended and as the same may be in effect from time to time.

“Communications System” means a system or business providing (or capable of providing) voice, data or video transport, connection, monitoring services or other communications and/or information services (including cable television), through any means or medium including wire, radio, electromagnetic, photooptical or photoelectronic, and the provision of facilities, marketing, management, technical and financial (including call rating) or other services to companies providing such transport, connection, monitoring services or other communications and/or information services, or constructing, creating, developing or marketing communications-related network equipment, software and other devices for use in the business described above.

“Compliance Certificate” has the meaning specified in Section 5.03(i).

“Confidential Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to any Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Contingent Loan Party” means collectively Lumos Networks LLC, a West Virginia limited liability company, and FiberNet Telecommunications of Pennsylvania, LLC, a Pennsylvania limited liability company, to the extent such entity has not obtained the necessary PUC Governmental Approvals to become a grantor under the Security Agreement and a Guarantor under this Agreement on or prior to the Initial Funding Date.

“Contingent Obligation” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt, leases, dividends or other payment Obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated

or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Continuing Directors” means the directors of the Borrower on the Closing Date and each other director if, in each case, such other director’s nomination for election to the board of directors of the Borrower is recommended by at least a majority of the then Continuing Directors or by the Investors.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Account” means each deposit account and securities account that is subject to an account control agreement in form and substance satisfactory to the Administrative Agent and the Issuing Banks.

“Conversion”, “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.09 or 2.10.

“Convertible Securities” of any Person means securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests).

“Current Assets” of any Person means all assets of such Person that would, in accordance with GAAP, be classified as current assets of a company conducting a business the same as or similar to that of such Person, after deducting adequate reserves against such assets in each case in which a reserve is proper in accordance with GAAP.

“Current Liabilities” of any Person means (a) all Debt of such Person that by its terms is payable on demand or matures within one year after the date of determination (excluding any Debt renewable or extendible, at the option of such Person, to a date more than one year from such date or arising under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date) and (b) all other items (including Taxes accrued as estimated) that in accordance with GAAP would be classified as current liabilities of such Person.

“Debt” of any Person means, without duplication, (a) all Debt for Borrowed Money of such Person, (b) all Obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business and which are not more than 90 days past due or that are being contested in good faith), (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments or drafts accepted representing extensions of credit whether or not representing Debt for Borrowed Money, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) that portion of Obligations of such Person with respect to Capitalized Leases or other capitalized agreements that is properly classified as a liability on a balance sheet in conformity with GAAP, (f) the maximum principal amount of all Obligations and Contingent Obligations of such Person arising under any letters of credit or bankers’ acceptance facilities or similar instrument and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Obligations of such Person under take-or-pay or similar arrangements or under commodities agreements that is properly classified as a liability on a balance sheet in conformity with GAAP; (i) the net termination Obligations of such Person under any Hedge Agreement, calculated as of any date as if such agreement or arrangement were terminated as of such date; (j) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product or arrangement, (k) obligations with respect to principal under Contingent Obligations for the repayment of Debt of another Person, whether or not then due and payable (calculated as the maximum amount of such principal), and (l) all indebtedness secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or such indebtedness is nonrecourse to the credit of such Person, but only to the extent of the fair value of such property. The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Debt provide that such Person is not liable therefor.

“Debt for Borrowed Money” of any Person means, at any date of determination, (a) all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of such Person at such date and (b) the maximum principal amount of all Obligations and Contingent Obligations of such Person arising under any letters of credit or bankers’ acceptance facilities or similar instrument and, without duplication, all drafts drawn thereunder (to the extent unreimbursed).

“Default” means any Event of Default or any event that would constitute an Event of Default but for the expiration of any applicable cure period or the requirement that notice be given or both.

“Default Interest” has the meaning set forth in Section 2.07(c).

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, the Swing Line Bank or any

other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Advances) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank or the Swing Line Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Bankruptcy Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, the Swing Line Bank and each Lender.

“Distributable Amount” means, as of any date, an amount equal to: (a) $5,000,000, plus (b) commencing on January 1, 2012, $12,000,000, plus (c) for each year thereafter commencing on January 1 of each such year, the greater of (i) $12,000,000, or (ii) 75% of the prior Fiscal Year’s Free Cash Flow, minus (d) the sum of (1) all Restricted Payments paid pursuant to Section 5.02(g)(vii) since the Closing Date, (2) the amount of any Investments made since the Closing Date under clause (2) of Section 5.02(f)(xi), and (3) the amount of any Debt prepaid, redeemed, purchased or otherwise satisfied, or paid in violation of any subordination terms applicable thereto since the Closing Date under clause (z) of Section 5.02(j)(i); provided that, the Distributable Amount shall not be reduced by any Restricted Payment, Investment, or prepayment, redeemption, purchase or other satisfaction of Debt to the extent the same constitutes a Separation Payment or is otherwise made pursuant to the Separation Documents.

“Distributable Cash Flow” of any Teleco for any fiscal quarter means, to the extent a positive number, (a) all cash amounts received by or on behalf of such Teleco in such fiscal quarter, minus (b) all operating expenses paid by or on behalf of, and Capital Expenditures made by, such Teleco during such fiscal quarter; provided, however, that the Telecos shall be permitted to retain up to $6,000,000 in the aggregate at any one time as reserves for operating expenses, Capital Expenditures and other contingencies.

“Dividend Suspension Period” shall refer to the time period beginning on the date when any financial statement, any certificate from a Responsible Officer, or any other information shall have been delivered to, or obtained by, the Administrative Agent pursuant to the terms hereof, which, in any such case, shall demonstrate that the Leverage Ratio as of such date (taking into account for such purposes EBITDA as of the four Fiscal Quarter period most recently then ended for which financial statements have been delivered pursuant to Section 5.03(b) or (c) and Consolidated Debt for Borrowed Money as of the date of such financial statement, certificate or information) exceeds 3.75 to 1.00, and ending on the date on which the Borrower shall have delivered, pursuant to the terms hereof, financial statements and a certificate with supporting calculations from a Responsible Officer demonstrating that the Leverage Ratio is less than or equal to 3.75 to 1.00 as of such date (taking into account for such purposes EBITDA as of the four Fiscal Quarter period most recently then ended for which financial statements have been delivered pursuant to Section 5.03(b) or (c) and Consolidated Debt for Borrowed Money as of the date of the applicable Restricted Payment).

“Domestic Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Assumption or Joinder Agreement pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

“EBITDA” means, at any date of determination, determined on a Consolidated basis, (a) the sum, without duplication, of (i) net income (or net loss), (ii) interest expense, (iii) income tax expense (including, without duplication, Restricted Payments made under Section 5.02(g)(ix)), (iv) depreciation expense, (v) amortization and accretion expense, (vi) any other non-cash expenses, charges or losses or infrequent, unusual or extraordinary items reducing net income (excluding any such expense, charge, loss or item that constitutes an accrual of or a reserve for cash charges for any future period), (vii) losses from the disposal or impairment of property and equipment and other long-term assets, including goodwill, and intangibles, (viii) one-time fees and other expenses of the Lenders and the Agents and their advisors in connection with this Agreement and the Facilities, (ix) one-time fees and expenses directly relating to the Separation, not to exceed $7,000,000 in the aggregate, (x) the cumulative effect of changes in accounting principles to the extent reducing net income, (xi) unusual expenses associated with supplemental executive retirement plans, employment contracts and director retention plans, and (xii) one-time charges and costs resulting from the permanent closure of facilities; provided however that the items specified above in clauses (a)(ii) through (a)(xii) shall only be included to the extent such items reduce net income of the Borrower and its Subsidiaries; less (b) (i) all non-cash items increasing net income (excluding any such item that constitutes an accrual of revenues or recording of receivables or other accrual for cash income for any future period and any item that represents the reversal of any accrual of, or cash reserve for, anticipated cash charges that are described in the parenthetical in clause (a)(vi) above), (ii) gains from the disposal of property and equipment and other long-term assets, including goodwill, and intangibles, and (iii) the cumulative effect of changes in accounting principles to the extent increasing net income, in each case of the Borrower and its Subsidiaries, determined in accordance with GAAP for the most recently completed Measurement Period. For purposes of calculating the Leverage Ratio for any period, (A) the EBITDA of any Person or line of business acquired by the Borrower or any of its wholly-owned Subsidiaries since the first day of the applicable Measurement Period for an aggregate consideration equal to or in excess of $10,000,000 shall be included on a pro forma basis for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Debt in connection therewith, as the case may be, occurred on the first day of such period) and (B) the EBITDA of any Person or line of business disposed of by the Borrower or any of its Subsidiaries since the first day of the applicable Measurement Period for an aggregate consideration equal to or in excess of $10,000,000 shall be excluded on a pro forma basis for such period (assuming the consummation of such transaction and the repayment of any Debt in connection therewith, as the case may be, occurred on the first day of such period).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.07(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.07(b)(iii)).

“Employee Benefit Plan” means any employee welfare benefit plan as defined in Section 3(1) of ERISA which is sponsored, maintained or contributed to by, or required to be contributed to by, any Loan Party or any Subsidiary of any Loan Party to provide welfare benefits to current or former employees beyond their retirement or other termination of service (other than coverage mandated by Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or similar law, the cost of which is fully paid by the current or former employee or his or her dependents), any Plan or Multiemployer Plan.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any statutes, ordinances, rules, treaties, regulations, codes, writ, permits, licenses, approvals, interpretations and orders of any Governmental Authority relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of, or exposure to, hazardous wastes, substances or materials, or the National Environmental Policy Act of 1969, as amended, and all applicable agreements, decrees, injunctions, decisions, judgments, decrees, determinations, awards, interpretations, policies and guidance of all Governmental Authorities related to the same.

“Environmental Permit” means any permit, approval, identification number, license or other Governmental Authorization required under or issued pursuant to any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with any Loan Party would at the relevant time after the Separation be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code. ERISA Affiliate does not include any such trade or business that would be deemed a “single employer” together with any Loan Party at the time of or before the Separation if such trade or business does not continue such status after the Separation.

“ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA with respect to any Plan; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 430(k) of the Code or Section 303(k) of ERISA shall have been met with respect to any Plan or any Plan shall fail to meet the requirements of Section 436 of the Code; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; (h) the imposition on any Loan Party or any Subsidiary of any Loan Party in connection with any Plan of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c) (i) or (l), or Section 4071 of ERISA; (i) receipt by any Loan Party or any Subsidiary of any Loan Party from the U.S. Internal Revenue Service of notice of the failure of any Plan intended to be qualified under Section 401(a) of the Code to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any such Plan to qualify for exemption from taxation under Section 501(a) of the Code or (j) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that could reasonably be expected to constitute grounds for the termination of, or the appointment of a trustee to administer, such Plan. Notwithstanding the foregoing, an ERISA

Event shall not include the Separation or any actions or transactions contemplated to be taken or consummated in connection therewith.

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Assumption or Joinder Agreement pursuant to which it became a Lender Party (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means the product of (a) for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, an interest rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) as quoted by the British Bankers Association and published by Bloomberg as the London interbank offered rate for deposits in U.S. dollars at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for a period equal to such Interest Period (provided that, if for any reason such rate is not available, the “Eurodollar Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent, and (b) the Eurodollar Rate Reserve Percentage.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).

“Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Excess Cash Flow” means, for any period,

(a) the sum (without duplication) of:

(i) Consolidated net income (or loss) as the case may be of the Borrower and its Subsidiaries for such period, plus

(ii) the aggregate amount of all non-cash charges deducted in arriving at such Consolidated net income (or loss) (excluding any charges that constitute an accrual of or a reserve for cash charges for any future period), plus

(iii) if there were any deferred tax expense of the Borrower and its Subsidiaries during such period, the amount of such expense, plus

(iv) if there was a net decrease in the amount by which Consolidated Current Assets (excluding cash and Cash Equivalents) exceeded Consolidated Current Liabilities (other than in respect of Debt) of the Borrower and its Subsidiaries during such period, the amount of such net decrease, plus

(v) if there was a net decrease in the reserves of the Telecos described in the proviso of the definition of “Distributable Cash Flow” during such period, the amount of such net decrease, less

(b) the sum (without duplication) of:

(i) the aggregate amount of all non-cash credits included in arriving at such Consolidated net income (or loss)(excluding any item that represents the reversal of any accrual of, or cash reserve for, anticipated cash charges that are described in the parenthetical to clause (a)(ii) above), plus

(ii) if there any deferred tax credits in favor of the Borrower and its Subsidiaries during such period, the amount of such credits, plus

(iii) if there was a net increase in the amount by which Consolidated Current Assets (excluding cash and Cash Equivalents) exceeded Consolidated Current Liabilities (other than in respect of Debt) of the Borrower and its Subsidiaries during such period, the amount of such net increase, plus

(iv) if there was a net increase in the reserves of the Telecos described in the proviso of the definition of “Distributable Cash Flow” during such period, the amount of such net increase (provided, that the total amount of reserves may not exceed the maximum amount set forth in such proviso), plus

(v) the aggregate amount of all regularly scheduled principal payments of Debt for Borrowed Money of the Borrower and its Subsidiaries made during such period, plus

(vi) the sum (without duplication) of (1) aggregate amount of Capital Expenditures of the Borrower and its Subsidiaries paid in cash during such period (to the extent not directly funded with (a) the proceeds of Debt or Equity Interests of the Borrower or any of its Subsidiaries and (b) insurance or asset sale proceeds) plus (2) the value of fixed assets acquired by the Borrower and its Subsidiaries during such period and accounted for as an acquisition on the Borrower’s statement of cash flows, provided that the value of fixed assets under this clause (2) shall not exceed the amount of the acquisition price which was not directly funded by the proceeds of Debt or Equity Interests of the Borrower or any of its Subsidiaries, plus

(vii) the aggregate amount of Restricted Payments paid by the Borrower during such period solely to the extent permitted by Section 5.02(g)(iii), (iv), (vii) and (ix), plus

(viii) the aggregate amount of proceeds from asset sales or dispositions and from casualty or condemnation events included in arriving at such Consolidated net income (or loss) to the extent such proceeds are either required to be used to prepay the Facilities pursuant to Section 2.06(b) or to be reinvested in assets to be used in the business of the Borrower and its Subsidiaries as provided in the definition of Net Cash Proceeds.

“Excluded Subsidiaries” means any Teleco, any CFC (to the extent that the guaranty by such CFC of the Obligations of the Borrower under the Loan Documents would result in adverse tax consequences under Sections 956 and 951 of the Code), any direct or indirect Subsidiary of a CFC (to the extent that the guaranty by such entity of the Obligations of the Borrower under the Loan Documents would result in adverse tax consequences under Sections 956 and 951 of the Code), any Contingent Loan Party, any Immaterial Subsidiary (other than any Immaterial Subsidiary that has elected to become a Guarantor), any non-wholly owned Subsidiary as of the Closing Date, or any Person acquired after the Closing Date in accordance with the terms hereof that is a non-wholly owned Subsidiary as of the date of such acquisition and which is not permitted, pursuant to the term of any agreement to which it may be a party, from becoming a Subsidiary Guarantor.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.10(g)(ii) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.12, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.12(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Debt” means all Debt for Borrowed Money of the Borrower and its Subsidiaries outstanding immediately before the occurrence of the Initial Funding Date.

“Expiration Date” means November 4, 2011.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person from the proceeds of insurance (including, without limitation, any key man life insurance but excluding proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), and condemnation awards (and payments in lieu thereof); provided, however, that an Extraordinary Receipt shall not include cash receipts received from proceeds of insurance or condemnation awards (or payments in lieu thereof) to the extent that such proceeds, awards or payments are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim, applied to the repair, restoration or replacement of the property subject to such claim or applied to the costs and expenses of such Person with respect to the foregoing.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Facility” means the Term A Facility, the Term B Facility, any New Term Facility, the Revolving Credit Facility, the Swing Line Facility or the Letter of Credit Facility.

“Farm Credit Lender” means a federally chartered Farm Credit System lending institution organized under the Farm Credit Act of 1971.

“FCC” means the Federal Communications Commission, or any other similar or successor agency of the federal government administering the Communications Act.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the senior credit facility fee letter, dated September 8, 2011, among the Borrower, CoBank, ACB, as a Lead Arranger and the Administrative Agent.

“Financing” has the meaning specified in the recital of parties to this Agreement.

“Fiscal Quarter” means either (a) a fiscal quarter of the Parent and its Consolidated Subsidiaries ending on March 31, June 30, September 30 and December 31 of any calendar year or (b) a fiscal quarter of the Borrower ending on March 31, June 30, September 30 and December 31 of any calendar year, as the context may require.

“Fiscal Year” means either (a) a fiscal year of the Parent and its Consolidated Subsidiaries ending on December 31 in any calendar year or (b) a fiscal year of the Borrower ending on December 31 in any calendar year, as the context may require.

“Flex-Debt Amount” means, as of any date, an amount equal to: (a) $100,000,000, minus (b) the sum of (i) the aggregate original principal amount of any New Term Loans, and (ii) the aggregate outstanding principal amount at any time of any Debt incurred or assumed pursuant to Section 5.02(b)(viii); provided that, the Flex-Debt Amount shall not be reduced by any Debt incurred or assumed to the extent the same constitutes a Separation Payment or is otherwise made pursuant to the Separation Documents.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Free Cash Flow” means, for any period,

(a) the sum (without duplication) of:

(i) Consolidated net income (or loss) as the case may be (excluding extraordinary gains, the write up of any asset or any gain realized upon the sale of an asset and excluding any extraordinary, non-cash losses, the write down of any asset and the loss realized upon the sale of any asset) of the Borrower and its Subsidiaries for such period, plus

(ii) the aggregate amount of all non-cash charges deducted in arriving at such Consolidated net income (or loss)(excluding any charges that constitute an accrual of or a reserve for cash charges for any future period), plus

(iii) if there were any deferred tax expense of the Borrower and its Subsidiaries during such period, the amount of such expense, plus

(iv) if there was a net decrease in the amount by which Consolidated Current Assets (excluding cash and Cash Equivalents) exceeded Consolidated Current Liabilities (other than in respect of Debt) of the Borrower and its Subsidiaries during such period, the amount of such net decrease, less

(b) the sum (without duplication) of:

(i) the aggregate amount of all regularly scheduled principal payments of Debt for Borrowed Money of the Borrower and its Subsidiaries made during such period, plus

(ii) the aggregate amount of all non-cash credits included in arriving at such Consolidated net income (or loss)(excluding any item that represents the reversal of any accrual of, or cash reserve for, anticipated cash charges that are described in the parenthetical to clause (a)(ii) above), plus

(iii) if there any deferred tax credits in favor of the Borrower and its Subsidiaries during such period, the amount of such credits, plus

(iv) if there was a net increase in the amount by which Consolidated Current Assets (excluding cash and Cash Equivalents) exceeded Consolidated Current Liabilities (other than in respect of Debt) of the Borrower and its Subsidiaries during such period, the amount of such net increase, plus

(v) the sum (without duplication) of (1) aggregate amount of Capital Expenditures of the Borrower and its Subsidiaries paid in cash during such period (to the extent not directly funded with (a) the proceeds of Debt or Equity Interests of the

Borrower or any of its Subsidiaries and (b) insurance or asset sale proceeds) plus (2) the value of fixed assets acquired by the Borrower and its Subsidiaries during such period and accounted for as an acquisition on the Borrower’s statement of cash flows, provided that the value of fixed assets under this clause (2) shall not exceed the amount of the acquisition price which was not directly funded by the proceeds of Debt or Equity Interests of the Borrower or any of its Subsidiaries.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Bank other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Bank, such Defaulting Lender’s Pro Rata Share of outstanding Swing Line Advances made by the Swing Line Bank other than Swing Line Advances as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than an individual) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory court, agency, department, authority, instrumentality, commission, board, bureau or similar body, whether federal, state, provincial, territorial, local or foreign (including, without limitation, the FCC and PUCs).

“Governmental Authorization” means any License and any other authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration, right of way or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Guaranteed Obligations” has the meaning specified in Section 8.01.

“Guaranties” means the guaranty of the Guarantors set forth in Article VIII together with each other guaranty and guaranty supplement delivered pursuant to Sections 5.01(j) or 5.01(x), in each case as amended, amended and restated, modified or otherwise supplemented.

“Guarantors” means the Subsidiary Guarantors.

“Guaranty Supplement” has the meaning specified in Section 8.05.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, wastes, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements, but excluding long term agreements for the purchase of goods and services entered into in the ordinary course of business.

“Hedge Bank” means any Lender Party or Agent or an Affiliate of a Lender Party or Agent in its capacity as a party to a Hedge Agreement and any counterparty to a Hedge Agreement that was a Lender Party or Agent or an Affiliate of a Lender Party or Agent at the time such Hedge Agreement was entered into.

“Hedge Termination Payment” means any lump-sum amount payable by the Borrower to a Hedge Bank under a Secured Hedge Agreement in connection with an “Event of Default” or a “Termination Event” under and as defined in such Secured Hedge Agreement.

“Immaterial Subsidiaries” means each Subsidiary of the Borrower set forth on Schedule IV as of the Initial Funding Date, or any Subsidiary acquired after the Initial Funding Date (other than any Subsidiary Guarantor) in each case, that (a) does not conduct any business operations, (b) has assets with a book value not in excess of $1,000,000 and annual revenues not in excess of $500,000 and (c) does not have any Debt outstanding; provided that if the aggregate book value of the assets of all Immaterial Subsidiaries exceeds $5,000,000 at any time or if the aggregate annual revenues of all Immaterial Subsidiaries exceeds $2,000,000 at any time, certain of such Subsidiaries as shall be selected by the Borrower shall no longer be deemed Immaterial Subsidiaries (to the extent that the aggregate book value of such assets no longer exceeds $5,000,000 and the annual revenues of all Immaterial Subsidiaries no longer exceeds $2,000,000) and the Borrower shall comply with the provisions of Section 5.01(j) with respect to such Subsidiaries that are so selected by it.

“Increased Amount Date” has the meaning given in Section 2.17.

“Indemnified Party” has the meaning specified in Section 9.04(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Information Memorandum” means the information memorandum dated August 2011 used in connection with the syndication of the Term A Commitments, Term B Commitments and the Revolving Credit Commitments.

“Initial Funding Date” has the meaning given in Section 3.02.

“Initial Funding Date Account Control Agreement” means the deposit account control agreement referred to in the Security Agreement, in substantially the form of Exhibit F hereto.

“Initial Funding Date Extension of Credit” means the initial Borrowing on or after the Initial Funding Date.

“Initial Funding Date Closing Certificate” means a certificate substantially in the form of Exhibit J-2.

“Initial Funding Date Supplemental Secretary’s Certificate” means a certificate substantially in the form of Exhibit O-2.

“Initial Issuing Bank” means CoBank, ACB, in its capacity as an Issuing Bank.

“Initial Lenders” means the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial Lenders.

“Initial Pledged Equity” has the meaning specified in the Security Agreement.

“Initial Swing Line Bank” means CoBank, ACB, in its capacity as Swing Line Bank.

“Initial Term A Lender” means each Initial Lender identified on Schedule I with a Term A Commitment as of the Closing Date.

“Initial Term B Lender” means each Initial Lender identified on Schedule I with a Term B Commitment as of the Closing Date.

“Intellectual Property” has the meaning specified in Section 4.01(v).

“Intellectual Property Security Agreement” has the meaning specified in the Security Agreement.

“Interest Coverage Ratio” means, at any date of determination, the ratio of (a) Consolidated EBITDA to (b) cash interest expense on all Debt for Borrowed Money (giving effect to any interest rate Hedge Agreements and excluding payments associated with the termination of any Hedge Agreement), in each case, of or by the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months (or with the approval of the relevant Lenders, nine or twelve months), as the

Borrower may, upon notice by telephone (confirmed immediately in writing), telecopier or electronic communication pursuant to Section 9.02, in substantially the form of Exhibit B-1 received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) the Borrower may not select any Interest Period with respect to any Eurodollar Rate Advance under a Facility that ends after any principal repayment installment date for such Facility unless, after giving effect to such selection, the aggregate principal amount of Base Rate Advances and of Eurodollar Rate Advances having Interest Periods that end on or prior to such principal repayment installment date for such Facility shall be at least equal to the aggregate principal amount of Advances under such Facility due and payable on or prior to such date;

(b) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

(c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Inventory” means all Inventory referred to in Section 1(b) of the Security Agreement.

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (j) or (l) of the definition of “Debt” in respect of such Person.

“Investors” means Quadrangle and its Affiliates and co-investors.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means (i) the Initial Issuing Bank, (ii) such other Lender as the Borrower may from time to time select as an Issuing Bank, and (iii) any Eligible Assignee to which all or any portion of the Letter of Credit Commitment hereunder has been assigned pursuant to Section 9.07, for so long as such Initial Issuing Bank, other Lender or Eligible Assignee, as the case may be, shall have a Letter of Credit Commitment; provided that, in the case of clauses (ii) and (iii) such other Lender or Eligible Assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Administrative Agent of its Applicable Lending Office and the amount of its Letter of Credit Commitment (which information shall be recorded by the Administrative Agent in the Register).

“Joinder Agreement” means an agreement substantially in the form of Exhibit E.

“L/C Collateral Account” has the meaning specified in Section 5.01(p).

“L/C Disbursement” shall mean a payment or disbursement made by any Issuing Bank pursuant to a Letter of Credit.

“L/C Obligations” means, at any time, the sum of (a) the aggregate Available Amount at such time plus (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.

“L/C Related Documents” has the meaning specified in Section 2.04(f)(ii).

“Lead Arrangers” means CoBank, ACB and SunTrust Robinson Humphrey, Inc.

“Lender Party” means any Lender, any Issuing Bank or the Swing Line Bank.

“Lenders” means the Term A Lenders, the Term B Lenders, the New Term Lenders (if any), the Revolving Credit Lenders and each Person that shall become a Lender hereunder pursuant to Section 9.07 for so long as such Lender or Person, as the case may be, shall be a party to this Agreement. Unless the context requires otherwise, the term “Lenders” includes the Swing Line Bank.

“Letter of Credit Advance” means an advance made by any Issuing Bank or any Revolving Credit Lender pursuant to Section 2.03(c).

“Letter of Credit Agreement” has the meaning specified in Section 2.03(a).

“Letter of Credit Commitment” means, with respect to any Issuing Bank at any time, the amount set forth opposite such Issuing Bank’s name on Schedule I hereto under the caption “Letter of Credit Commitment” or, if such Issuing Bank was selected by the Borrower pursuant to clause (ii) of the definition of “Issuing Bank”, set forth in the Register maintained by the Administrative Agent pursuant to the notice delivered to the Administrative Agent by such Issuing Bank of the amount of its Letter of Credit Commitment or, if such Issuing Bank has entered into an Assignment and Assumption, set forth for such Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 9.07(c) as such Issuing Bank’s “Letter of Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Letter of Credit Facility” means, at any time, an amount equal to $10,000,000, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Letters of Credit” has the meaning specified in Section 2.01(e).

“Leverage Ratio” means, at any date of determination, the ratio of Consolidated Debt for Borrowed Money of the Borrower and its Subsidiaries at such date to Consolidated EBITDA of the Borrower and its Subsidiaries for the most recently completed Measurement Period.

“License” means any landline telephone, cellular telephone, microwave, personal communications, commercial mobile radio service or other telecommunications or similar license, authorization, registration, certificate, waiver, certificate of compliance, franchise (including cable television and telecommunications franchise), approval, right of way, material filing, exemption, order, or permit, whether for the acquisition, construction or operation of any Communications System, or to otherwise provide the services related to any Communications System, granted or issued by the FCC, any applicable PUC or any other Governmental Authority.

“Lien” means any lien, mortgage, deed of trust, security interest, pledge, hypothecation or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means (a) this Agreement, (b) the Notes, (c) the Guaranties, (d) the Collateral Documents, (e) the Negative Pledge Agreement, (f) the Fee Letter, (g) each Letter of Credit Agreement, (h) each Joinder Agreement (and any other documents delivered in connection with the establishment of any New Term Facility), (i) each Guaranty Supplement (and any other documents delivered in connection with the establishment of any new Guarantors), (j) the Perfection and Diligence Certificate, (k) each Secured Hedge Agreement, (l) each agreement governing Cash Management Obligations, (m) the Post-Closing Letter, (n) the Partners Consent and (o) all other instruments, certificates, documents and agreements executed and delivered concurrently herewith or at any time hereafter to or for the benefit of any Agent, any Issuing Bank or any Lender in connection with the Advances and other transactions contemplated by this Agreement, in each case as the same may be amended, restated or otherwise modified from time to time in accordance with the terms hereof or, in the case of clauses (f), (k) and (l), with the terms thereof, as applicable.

“Loan Parties” means the Borrower and the Guarantors; provided that, prior to the Initial Funding Date Extension of Credit, “Loan Parties” shall mean the Borrower, NTELOS Media Inc., a Virginia corporation, Virginia Telecommunications Partnership, a Virginia general partnership, Lumos of West Virginia Inc., a Virginia corporation, Lumos Networks Inc., a Virginia corporation, Lumos FiberNet Inc., a Virginia corporation, Mountaineer Telecommunications, LLC, a West Virginia limited liability company, Lumos Networks LLC, a West Virginia limited liability company, FiberNet of Ohio, LLC, an Ohio limited liability company, FiberNet Telecommunications of Pennsylvania, LLC, a Pennsylvania limited liability company, FiberNet of Virginia, Inc., a Virginia corporation, Roanoke & Botetourt Network LLC, a Virginia limited liability company, and NTELOS Net LLC, a Virginia limited liability company.

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise), operations, performance or properties of the Loan Parties and their Subsidiaries, taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the Loan Parties and their Subsidiaries, taken as a whole, (b) the rights and remedies of any Agent or any Lender Party under any Loan Document or (c) the ability of the Loan Parties or their Subsidiaries, collectively, to perform their Obligations under any Loan Document to which they are or are to be a party.

“Material Contracts” means (a) that certain IRU Agreement, dated as of December 31, 2009, by and between Allegheny Communications Connect, Inc. and Lumos Networks of West Virginia Inc. and (b) any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties, the breach or violation of which would reasonably be expected to have a Material Adverse Effect.

“Material Owned Real Property” means any real property owned in fee simple by any Loan Party or any Subsidiary of any Loan Party (a) having a book value or a capitalized cost on the books of any Loan Party or any Subsidiary of any Loan Party in excess of $1,500,000 or (b) the loss of which would be reasonably expected to result in a Material Adverse Effect.

“Material Real Property Lease” means any lease, sublease or license of real property under which any Loan Party or any Subsidiary of any Loan Party is the lessee (other than (x) any such lease where the lessor is the Borrower or a Subsidiary of the Borrower and (y) easements, rights of way or other interests in or rights to use real property for purposes of locating fiber or other cables) and which is (a) the location where any Loan Party maintains its principal books and records, (b) a location with respect to which (i) property of any of the Loan Parties having an estimated fair market value in excess of $5,000,000 is located thereon or attached thereto, which property is not encumbered by a perfected, first-priority security interest of the Administrative Agent, (ii) the related lease contains a default or event of default upon the occurrence of a change of control of the Loan Party that is the lessee thereunder and (iii) there is no reasonably equivalent location to which the applicable Loan Party could relocate all of its assets located on or attached to such location and all operations conducted at such location within a period of no greater than 60 days, or (c) the loss of which would have a Material Adverse Effect.

“Measurement Period” means, at any date of determination, the most recently completed four consecutive Fiscal Quarters of the Borrower ending on or prior to such date.

“Minimum Cash Collateral Amount” means, at any time, (of with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of all Issuing Banks with respect to Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and the Issuing Banks in their sole discretion.

“Mortgage” means a mortgage, deed of trust or similar instrument in form and substance reasonably satisfactory to the Administrative Agent.

“Mortgage Related Deliveries” means with respect to any Mortgage delivered pursuant to Section 5.01(j) each of the following to the extent reasonably requested by the Collateral Agent and in form and substance reasonably satisfactory to the Collateral Agent: (a) evidence of the insurance required by the terms of such Mortgage, (b) flood certifications with respect to all real property subject to such Mortgage and evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance in all material respects with any applicable regulations of the Board of Governors, (c) such other consents, agreements and confirmations of lessors and third parties as the Collateral Agent may deem necessary or desirable, (d) evidence of the recordation of the Loan Party’s lease, sublease or license, if applicable, (e) evidence that counterparts of the Mortgage has been either (x) duly recorded or (y) duly executed, acknowledged and delivered in form suitable for filing or recording, in all filing or recording offices that the Collateral Agent may deem necessary or desirable in order to create a valid first and subsisting Lien on the property described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid, (f) a Mortgage Policy for which any general or pre-printed survey exception has been deleted, (g) completed environmental questionnaires, soil reports, environmental audits and environmental assessment reports, (h) evidence of the recordation of fixture filings, and (i) evidence that all other actions that the Collateral Agent may deem necessary or desirable in order to create valid first and subsisting Liens on the property described in the Mortgage has been taken.

“Mortgage Policy” means a fully paid lender’s extended coverage title insurance policy in form and substance, with endorsements and in amount reasonably acceptable to the Administrative Agent, issued, coinsured and reinsured by title insurers reasonably acceptable to the Administrative Agent, insuring the applicable Mortgage to be a valid first and subsisting Lien on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Liens or Liens otherwise approved by the Administrative Agent, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents and for mechanics’ and materialmen’s Liens) and such coinsurance and direct access reinsurance as the Administrative Agent may deem necessary or desirable.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions or with respect to which any Loan Party or any Subsidiary of any Loan Party has any liability, contingent or otherwise.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, regardless of whether such plan is subject to Title IV of ERISA, that (a) is maintained for employees or former employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) in respect of which any Loan Party or any ERISA Affiliate could have any liability under Section 4064 or 4069 of ERISA in the event such plan is terminated or has been terminated within the immediately preceding six years.

“Negative Pledge Agreement” means a negative pledge agreement in substantially the form of Exhibit M hereto together with each other negative pledge agreement and negative pledge agreement supplement delivered pursuant to Section 5.01(k), in each case as amended, amended and restated, modified or otherwise supplemented.

“Negative Pledgors” means each of the Telecos as of the Initial Funding Date, NTELOS Telephone LLC, a Virginia limited liability company, R&B Telephone LLC, a Virginia limited liability company, and each other Teleco that shall hereafter be required to execute and deliver a negative pledge pursuant to Section 5.01(k).

“Net Cash Proceeds” means,

(a) with respect to any sale, lease, transfer or other disposition of any asset of the Borrower or any of its Subsidiaries not otherwise covered by clause (c) below (other than any sale, lease, transfer or other disposition of assets pursuant to clause (i), (ii), (iii) or (iv) of Section 5.02(e)), the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such sale, lease, transfer or other disposition (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Debt (other than Debt under the Loan Documents) that is secured by such asset and that is required to be repaid in connection with such sale, lease, transfer or other disposition thereof, (B) the reasonable and customary out-of-pocket costs, fees, commissions, premiums and expenses incurred by the Borrower or its Subsidiaries in connection with such sale, lease, transfer or other disposition, (C) federal, state, provincial, foreign and local taxes reasonably estimated (on a Consolidated basis) to be actually payable within the current or the immediately succeeding tax year as a result of any gain recognized in connection therewith and (D) any reserve for adjustment in respect of any liabilities associated with such asset and retained by the Borrower or any of its Subsidiaries after such sale, lease, transfer or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnifications obligations associated with such transaction (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds);

(b) with respect to the incurrence or issuance of any Debt by the Borrower or any of its Subsidiaries (other than Debt incurred or issued pursuant to Section 5.02(b)), the excess of (i) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance over (ii) the underwriting discounts and commissions or other similar payments, and other out-of-pocket costs, fees, commissions, premiums and expenses incurred by the Borrower or any of its Subsidiaries in connection with such incurrence or issuance to the extent such amounts were not deducted in determining the amount referred to in clause (i);

(c) with respect to the sale or issuance of any Equity Interests of the Borrower or the sale or issuance of Equity Interest of any of its Subsidiaries to any Person other than the

Borrower or its Subsidiaries (excluding any issuance of Equity Interests to the Borrower, or capital contributions in the Borrower by the Parent) by the Borrower or any of its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such sale or issuance over (ii) the underwriting discounts and commissions or similar payments, and other out-of-pocket costs, fees, commissions, premiums and expenses, incurred by the Borrower or any of its Subsidiaries in connection with such sale or issuance to the extent such amounts were not deducted in determining the amount referred to in clause (i); and

(d) with respect to any Extraordinary Receipt that is not otherwise included in clauses (a), (b) or (c) above, the sum of the cash and Cash Equivalents received in connection therewith, net of any payments, and other out-of-pocket costs, fees, commissions, premiums and expenses incurred by the Borrower or any of its Subsidiaries in connection with such Extraordinary Receipt;

provided, however, that Net Cash Proceeds shall not include (i) any amounts described in clause (a) or (d) above to the extent such amounts are reinvested in assets to be used in the business of the Borrower and its Subsidiaries within 270 days after the date of receipt thereof, (ii) any amounts attributable to the assets of VITAL (unless VITAL has become a direct or indirect wholly-owned Subsidiary of the Borrower) and (iii) capital contributions by the minority owners of any Subsidiary.

“NTELOS Credit Agreement” means that certain Credit Agreement, dated as of August 7, 2009, by and among NTELOS Inc., a Delaware corporation, the subsidiary guarantors party thereto, JPMorgan Chase Bank, N.A. as administrative agent and as collateral agent, and the lenders party thereto, as amended on or prior to the date hereof.

“NTELOS Holdings” means NTELOS Holdings Corp., a Delaware corporation.

“New Term Borrowing” means a borrowing consisting of simultaneous New Term Loan Advances of the same Type made by the New Term Lenders.

“New Term Commitments” has the meaning given in Section 2.17.

“New Term Facility” means, at any time, the aggregate amount of each Series of New Term Lenders’ New Term Commitments at such time.

“New Term Lender” has the meaning given in Section 2.17.

“New Term Loan” has the meaning given in Section 2.17.

“New Term Loan Advance” means a New Term Loan of any Series made by a New Term Lender pursuant to Section 2.17.

“New Term Note” means a promissory note of the Borrower payable to any New Term Lender evidencing the indebtedness of the Borrower to such Lender resulting from the New Term Loans made by such Lender, as amended.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of Section 9.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a Term A Note, a Term B Note, a Revolving Credit Note, a Swing Line Note, or a New Term Note (if any).

“Notice of Borrowing/ Conversion/ Continuation” has the meaning specified in Section 2.02(a).

“Notice of Issuance” has the meaning specified in Section 2.03(a).

“Notice of Renewal” has the meaning specified in Section 2.01(e).

“Notice of Swing Line Borrowing” has the meaning specified in Section 2.02(b).

“Notice of Termination” has the meaning specified in Section 2.01(e).

“NPL” means the National Priorities List under CERCLA.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Loan Party under any Loan Document and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender Party, in its sole discretion (after demand has been made upon the Borrower), may elect to pay or advance on behalf of such Loan Party.

“Open Year” has the meaning specified in Section 4.01(p)(iii).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.10(g)(ii)).

“Parent” means Lumos Networks Corp., a Delaware corporation.

“Participant” has the meaning assigned to such term in Section 9.07(d).

“Participant Register” has the meaning assigned to such term in Section 9.07(d).

“Partners Consent” means that certain letter agreement between Lumos Networks Inc., a Virginia corporation, and Roanoke and Botetourt Telephone Company, a Virginia corporation, dated on or about the Initial Funding Date, consenting to the pledge by Lumos Networks Inc. of its Equity Interest in the Virginia Telecommunications Partnership, a Virginia partnership, and the exercise of all rights and remedies granted to the Agents in the Loan Documents with respect to such Equity Interest, in form and substance reasonably acceptable to the Administrative Agent.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Perfection and Diligence Certificate” means a certificate substantially in the form of Exhibit L.

“Permitted CoBank Investment” means (a) CoBank Equities, and (b) non-cash reinvestments of the Borrower’s return on the Investments described in clause (a) hereof.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for Taxes to the extent not yet delinquent or required to be paid under Section 5.01(b); (b) Liens incurred in the ordinary course of business and not securing Debt, including materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens securing obligations that (i) are not overdue for a period of more than 60 days or are being contested diligently and in good faith and (ii) individually or together with all other Permitted Liens outstanding on any date of determination do not materially adversely affect the use of the property to which they relate; (c) pledges or deposits in the ordinary course of business to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) deposits to secure the performance of bids, trade contracts and leases (other than Debt), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business; (e) Liens securing judgments for the payment of money not constituting a Default under Section 6.01(g) or securing appeal or other surety bonds related to such judgments; (f) leases, licenses, subleases or sublicenses granted to other Persons in the ordinary course of business which do not interfere in any material respect with the business of any Loan

Party or any of its Subsidiaries; (g) Liens arising from precautionary UCC financing statement filings regarding leases entered into by any Loan Party or any of its Subsidiaries in the ordinary course of business; (h) any subordination, non-disturbance and attornment agreement entered into in the ordinary course of business in respect of any lease under which any Loan Party or any of its Subsidiaries is a lessee which do not interfere in any material respect with the business of any Loan Party or its Subsidiaries; (i) bankers’ Liens, rights of setoff and other Liens existing with respect to cash, Cash Equivalents or investment property on deposit in one or more accounts maintained by any Loan Party or any of its Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank solely with respect to cash management, operating account arrangements, letters of credit or brokerage or commodities accounts, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Debt (other than Debt consisting of letters of credit and the related reimbursement obligations); (j) non-exclusive licenses of Intellectual Property granted by any Loan Party or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of any Loan Party or any of its Subsidiaries; (k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (l) Liens on property of a Person existing at the time such Person is acquired or merged with or into or consolidated with a Loan Party to the extent permitted hereunder (and not created in anticipation or contemplation thereof); provided that such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than such existing Lien; (m) purchase money Liens on property owned by any Loan Party or any of its Subsidiaries purchased in connection with a government-sponsored stimulus program for the expansion of broadband or other communications services in unserved or underserved rural markets, in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments or performance obligations owing to the United States of America, such State or such department, agency or instrumentality or political subdivision thereof; (n) any interest or title of a lessor, sublessor, licensor or sublicensor under any lease or license entered into by any Loan Party or any of its Subsidiaries in the ordinary course of its business and covering only the property so leased or licensed; (o) Liens on property of any Subsidiaries in favor of any Loan Party so long as such liens are expressly subordinated to the Liens securing the Obligations in a manner reasonably satisfactory to the Administrative Agent; (p) Liens consisting of (i) agreements to sell or dispose any property permitted under Section 5.02(e) and (ii) earnest money deposits made by any Loan Party or any of its Subsidiaries in connection with any letter of intent or purchase agreement entered into in connection with an acquisition or other action permitted by Section 5.02(d) or Investments permitted by Section 5.02(f); (q) Liens that are contractual rights of set-off under agreements entered into with customers of any Loan Party or any of its Subsidiaries in the ordinary course of business; (r) imperfections of title, statutory exceptions to title, restrictive covenants, rights of way, easements, servitudes, municipal and zoning by-laws and ordinances or similar laws or rights reserved to or vested in any governmental office or agency to control or regulate the use of any real property, general real estate taxes and assessments not yet delinquent and other encumbrances on real property that (i) do not arise out of the incurrence of any Debt and (ii) do not interfere with or impair in any material respect the operation, in the ordinary course of business, of the real property on which such Lien is imposed; and (s) rights of Persons under any indefeasible right to use granted by any Loan Party or any of its Subsidiaries in fiber owned by such Loan Party or such Subsidiary the absence of which would not interfere in any material respect with the ordinary conduct of business of any Loan Party or any of its Subsidiaries.

“Permitted Unblocked Account” means (a) an account established solely for the purpose of funding payroll, payroll taxes and other compensation and benefits to employees or other similar items and any other account in which a security interest would be unlawful under Applicable Law or in violation of any employee benefit plan or employee benefit agreement and (b) each account listed on Part B of Schedule II of the Security Agreement; provided that the aggregate average daily balance (based on the most recent monthly or similar periodic bank statements with respect to the Permitted Unblocked Accounts) of all Permitted Unblocked Accounts under this clause (b) shall not exceed $500,000 at any time, and (c) each RUS Deposit Account for so long as such account is used as contemplated by the RUS Grant and Security Agreement; provided that the aggregate balance in all RUS Deposit Accounts shall not exceed $8,100,000 at any time.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Platform” has the meaning specified in Section 9.02.

“Pledged Debt” has the meaning specified in the Security Agreement.

“Pledged Equity” has the meaning specified in the Security Agreement.

“Post-Closing Letter” means that certain letter agreement, dated as of the Closing Date, executed by the Borrower and addressed to the Agents, in form and content approved by the Agents.

“Post Petition Interest” has the meaning specified in Section 8.06.

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property or assets, whether by dividend or upon liquidation.

“Prime Rate” means a base rate of interest per annum equal, on any day, to the rate of interest published on such date in the Eastern Edition of The Wall Street Journal as the average prime lending rate for seventy-five percent (75%) of the United States’ thirty largest commercial banks, or if the Eastern Edition of The Wall Street Journal or such rate is not published on such day, such rate as last published in the Eastern Edition of The Wall Street Journal. In the event that the Eastern Edition of The Wall Street Journal ceases to publish such rate or an equivalent, on a regular basis, the term “Prime Rate” shall mean a variable rate of interest per annum determined on any day by reference to such other regularly published average prime rate for such date applicable to such commercial banks as is acceptable to CoBank in its reasonable discretion.

“Pro Rata Share” of any amount means, with respect to any Revolving Credit Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, such Lender’s Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the Revolving Credit Facility at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the Revolving Credit Facility as in effect immediately prior to such termination).

“Project Completion” means the earlier of (i) the date on which all Grant (as defined in the RUS Grant and Security Agreement) funds have been advanced to NTELOS Telephone Inc. by RUS, and (ii) March 31, 2014.

“PUC” means any state, provincial or other local public utility commission, local franchising authority or similar regulatory agency or body that exercises jurisdiction over the rates or services or the ownership, construction or operation of any Communications System (and its related facilities) or over Persons who own, construct or operate a Communications System, in each case by reason of the nature or type of the business subject to regulation and not pursuant to laws and regulations of general applicability to Persons conducting business in any such jurisdiction.

“PUC Law” means all statutes, ordinances, rules, treaties, regulations, codes, writ, permits, licenses, approvals, decisions, judgments, policies, interpretations and orders of or administered by any PUC asserting jurisdiction over any Loan Party or its Subsidiaries.

“Quadrangle” means Quadrangle Capital Partners LP and its related funds.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Redeemable” means, with respect to any Equity Interest, any such Equity Interest that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

“Register” has the meaning specified in Section 9.07(c).

“Regulation U” means Regulation U of the Board of Governors, as in effect from time to time.

“Related Business” means any business related to, or complementary to, the ownership, development, operation or acquisition of a Communications System or the provision of communication or internet services or services and businesses that are substantially similar, related or incidental thereto, including, without limitation, data storage services, “cloud”

computing services and voice, video and data services, in each case as determined by the board of directors (or the equivalent body) of the Borrower and/or any of its Subsidiaries in its reasonable discretion.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Related Secured Hedge Agreement” means a Secured Hedge Agreement entered into by any Loan Party to hedge the interest rate exposure applicable to any portions of the Advances.

“Required Lenders” means, at any time, at least two Lenders (to the extent more than one Lender holds Commitments under the applicable Facility and at least one of the Lenders is not a Voting Participant or the Lender who sold such participation to such Voting Participant) owed or holding more than a majority in interest of the sum of (a) the aggregate principal amount of the Advances outstanding at such time, (b) the aggregate Available Amount of all Letters of Credit outstanding at such time, (c) the aggregate Unused Revolving Credit Commitments at such time, and (d) prior to the Initial Funding Date Extension of Credit, the aggregate Term A Commitments and Term B Commitments; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (A) the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time, (B) such Lender’s Pro Rata Share of the aggregate Available Amount of all Letters of Credit outstanding at such time, (C) the Unused Revolving Credit Commitment of such Lender at such time, and (D) prior to the Initial Funding Date, the aggregate Term A Commitment and Term B Commitment of such Lender. For purposes of this definition, the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank and of Letter of Credit Advances owing to any Issuing Bank and the Available Amount of each Letter of Credit shall be considered to be owed to the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments. The Advances and Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Responsible Officer” means the chief executive officer, president, chief financial officer or treasurer of a Loan Party, any Subsidiary of any Loan Party or the Parent, as applicable. With respect to any document delivered hereunder that is signed by a Responsible Officer of a Loan Party, a Subsidiary of any Loan Party or the Parent, the Lenders and the Agents shall be entitled to conclusively presume that such document has been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party, such Subsidiary of a Loan Party or the Parent and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party, such Subsidiary of a Loan Party or the Parent.

“Restricted Payments” has the meaning specified in Section 5.02(g).

“Revolving Credit Advance” has the meaning specified in Section 2.01(c).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by the Revolving Credit Lenders.

“Revolving Credit Commitment” means, with respect to any Revolving Credit Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Revolving Credit Commitment” or, if such Lender has entered into one or more Assignment and Assumptions, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(c) as such Lender’s “Revolving Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Sections 2.05 and 2.06. As of the Closing Date, the total Revolving Credit Commitments of all Lenders is $60,000,000.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means any Lender that has a Revolving Credit Commitment.

“Revolving Credit Note” means a promissory note of the Borrower payable to any Revolving Credit Lender, in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Credit Advances, Letter of Credit Advances and Swing Line Advances made by such Lender, as amended.

“RUS” means the United States of America, acting through the Administrator of the Rural Utilities Service.

“RUS Deposit Account” means any Pledged Deposit Account (as defined in the RUS Grant and Security Agreement), which account is to be subject to a perfected security interest in favor of RUS as contemplated by the RUS Grant and Security Agreement.

“RUS Grant and Security Agreement” means the Broadband Initiatives Program Grant and Security Agreement, dated on or about August 9, 2010, between NTELOS Telephone Inc. and RUS (which agreement shall incorporate the terms of that certain letter, dated July 23, 2010, from RUS to NTELOS Telephone Inc.), as such agreement shall be amended, waived or otherwise modified to the extent permitted by Section 5.02(o) of this Agreement.

“SEC” means the Securities and Exchange Commission or any successor agency.

“Secured Hedge Agreement” means any Hedge Agreement required or permitted under Article V that is entered into by and between the Borrower and any Hedge Bank provided such Hedge Bank is a Secured Party.

“Secured Obligations” has the meaning specified in Section 2 of the Security Agreement.

“Secured Parties” means the Agents, the Lender Parties, the Hedge Banks, the Indemnified Parties, and any Lender (or Affiliate thereof) or Agent (or Affiliate thereof) to whom Cash Management Obligations are owed; provided that, any Secured Party who is not a Lender Party or an Agent has executed and delivered to the Agents a letter agreement in form and substance acceptable to the Agents pursuant to which such Secured Party appoints the Agents as its agents under this Agreement and the Collateral Documents, as applicable.

“Security Agreement” means a security agreement substantially in the form of Exhibit D hereto together with each other security agreement and security agreement supplement delivered pursuant to Sections 5.01(j) or 5.01(x), in each case as amended, amended and restated, modified or otherwise supplemented.

“Separation” means the spin-off of the Parent from NTELOS Holdings and the other transactions described by or set forth in the Separation Agreement and the other Separation Documents.

“Separation Agreement” means that certain Separation and Distribution Agreement in the form delivered to the Lenders on or before the Closing Date by and between Parent and NTELOS Holdings, together with any schedules, exhibits or other attachments thereto in the form delivered to the Lenders on or before the Closing Date, in each cash, as modified to the extent such modification are consented to by the Required Lenders or are immaterial changes of which the Lenders have received written notice not less than five days prior to the Initial Funding Date (or such shorter period of time as the Administrative Agent shall agree).

“Separation Documents” means the Separation Agreement and each of the Ancillary Agreements.

“Separation Payments” means the payments to be made by the Parent and/or its Subsidiaries to NTELOS Inc. and/or its remaining Subsidiaries (a) to settle with cash the intercompany debt owed by the Borrower and its Subsidiaries to NTELOS Inc. and (b) to fund a mandatory repayment on the NTELOS Credit Agreement that will be triggered by the Separation. The Separation Payments consisting of settlement of intercompany debt will be made in two installments of amounts determined by the Borrower and NTELOS Inc., the first being made on the Initial Funding Date and the second being made not more than 45 days after the Initial Funding Date and shall not exceed in the aggregate $325,000,000.

“Series” has the meaning given in Section 2.17.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, regardless of whether such plan is subject to Title IV of ERISA that (a) is maintained for employees or former employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) in respect of which any Loan Party or any ERISA Affiliate could have any liability under Section 4069 of ERISA in the event such plan is terminated or has been terminated within the immediately preceding six years.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person (other than any intercompany Debt existing on such date), (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts (other than any intercompany Debt existing on such date) as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability. In determining the Solvency of any Loan Party, (i) the contribution rights that such Loan Party will have against the other Loan Parties and the subrogation rights that each Guarantor will have against the Borrower and (ii) the ability of each Guarantor to receive financing on customary terms from the Borrower or other third party lenders (without taking into account any restrictions contained hereunder) after the Initial Funding Date, shall be taken into account.

“Standby Letter of Credit” means any Letter of Credit issued under the Letter of Credit Facility, other than a Trade Letter of Credit.

“Subordinated Obligations” has the meaning specified in Section 8.06.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Subsidiary Guarantors” means each of the Subsidiaries of the Borrower as of the Initial Funding Date (other than any Excluded Subsidiary), as listed on Schedule III hereto, and each other Subsidiary of the Borrower that shall hereafter be required to execute and deliver a guaranty pursuant to Sections 5.01(j) or 5.01(x).

“Surviving Debt” means all Existing Debt of each Loan Party and its Subsidiaries outstanding immediately before and to remain in place after giving effect to the Initial Funding Date Extension of Credit.

“Swing Line Advance” means an advance made by (a) the Swing Line Bank pursuant to Section 2.01(d) or (b) any Revolving Credit Lender pursuant to Section 2.02(b).

“Swing Line Bank” means the Initial Swing Line Bank or any Eligible Assignee to which the Swing Line Commitment hereunder has been assigned pursuant to Section 9.07 so long as such Eligible Assignee expressly agrees to perform in accordance with their terms all obligations that by the terms of this Agreement are required to be performed by it as the Swing Line Bank and notifies the Administrative Agent of its Applicable Lending Office and the amount of its Swing Line Commitment (which information shall be recorded by the

Administrative Agent in the Register), for so long as such Initial Swing Line Bank or Eligible Assignee, as the case may be, shall have a Swing Line Commitment.

“Swing Line Borrowing” means a borrowing consisting of a Swing Line Advance made by the Swing Line Bank pursuant to Section 2.01(d) or the Revolving Credit Lenders pursuant to Section 2.02(b).

“Swing Line Commitment” means, with respect to the Swing Line Bank at any time, the amount set forth opposite the Swing Line Bank’s name on Schedule I hereto under the caption “Swing Line Commitment” or, if the Swing Line Bank has entered into an Assignment and Assumptions, set forth for the Swing Line Bank in the Register maintained by the Administrative Agent pursuant to Section 9.07(c) as the Swing Line Bank’s “Swing Line Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Swing Line Facility” means, at any time, an amount equal to $10,000,000, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Swing Line Note” means a promissory note of the Borrower payable to the Swing Line Bank, in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of the Borrower to the Swing Line Bank resulting from the Swing Line Advance made by the Swing Line Bank, as amended.

“Syndication Agent” has the meaning specified in the recital of parties to this Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Telecos” means, collectively, NTELOS Telephone Inc., a Virginia corporation, Roanoke and Botetourt Telephone Company, a Virginia corporation, and any other Subsidiary of the Borrower that (i) is regulated by any PUC, (ii) is required to obtain a Governmental Approval from one or more PUCs prior to entering into the Guaranty or the Security Agreement, (iii) (x) has not been able to obtain the required Governmental Approvals described in clause (ii) of this definition after using commercially reasonable efforts to obtain such Governmental Approvals (determined in the reasonable discretion of the Administrative Agent) or (y) the Administrative Agent has determined in its reasonable discretion that the cost to the Borrower and its Subsidiaries of obtaining the required Governmental Approvals described in clause (ii) of this definition would materially exceed the relative benefit to the Secured Parties, and (iv) is acquired or formed by the Borrower or any of its Subsidiaries after the Closing Date; provided however, no Contingent Loan Party will be deemed to be a Teleco.

“Teleco Net Cash Proceeds Event” means, with respect to any Teleco, (a) any sale, lease, transfer or other disposition of any asset, (b) any incurrence or issuance of any Debt, or (c) any sale or issuance of any Equity Interests, in each case, resulting in Net Cash Proceeds; provided that the Separation shall not be deemed to be a Teleco Net Cash Proceeds Event.

“Term A Advance” means a term loan or term loans made by a Term A Lender pursuant to Section 2.01(a).

“Term A Borrowing” means a borrowing consisting of simultaneous Term A Advances of the same Type made by the Term A Lenders.

“Term A Commitment” means, collectively, (a) with respect to each Initial Term A Lender, the amount set forth opposite such Term A Lender’s name on Schedule I hereto, under the caption “Term A Commitment”, plus (b) with respect to each Term A Lender that has entered into one or more Assignment and Assumptions, the amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(c) as such Lender’s “Total Term A Commitment”. As of the Closing Date, the aggregate Term A Commitments of all Lenders is $110,000,000.

“Term A Facility” means, at any time, the aggregate amount of the Term A Lenders’ Term A Commitments at such time.

“Term A Lender” means, collectively, (a) each Initial Term A Lender and (b) each Term A Lender that is not otherwise referred to in clause (a) of this definition.

“Term A Note” means a promissory note of the Borrower payable to any Term A Lender, in substantially the form of Exhibit A-3 hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Term A Advance made by such Lender, as amended.

“Term B Advance” means a term loan or term loans made by a Term B Lender pursuant to Section 2.01(b).

“Term B Borrowing” means a borrowing consisting of simultaneous Term B Advances of the same Type made by the Term B Lenders.

“Term B Commitment” means, collectively, (a) with respect to each Initial Term B Lender, the amount set forth opposite such Term B Lender’s name on Schedule I hereto, under the caption “Term B Commitment”, plus (b) with respect to each Term B Lender that has entered into one or more Assignment and Assumptions, the amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(c) as such Lender’s “Total Term B Commitment”. As of the Closing Date, the aggregate Term B Commitments of all Lenders is $200,000,000.

“Term B Facility” means, at any time, the aggregate amount of the Term B Lenders’ Term B Commitments at such time.

“Term B Lender” means, collectively, (a) each Initial Term B Lender and (b) each Term B Lender that is not otherwise referred to in clause (a) of this definition.

“Term B Note” means a promissory note of the Borrower payable to any Term B Lender, in substantially the form of Exhibit A-4 hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Term B Advance made by such Lender, as amended.

“Termination Date” means the earlier of (a) the date of termination in whole of the Revolving Credit Commitments, the Letter of Credit Commitments, the Swing Line Commitments, the Term A Commitments, the Term B Commitments, and the New Term Loan Commitments of each Series, if any, pursuant to Section 2.05 or 6.01, (b) if the Initial Funding Date has not occurred on or before such date, the Expiration Date, and (c) (i) for purposes of the Revolving Credit Facility, the Swing Line Facility and the Letter of Credit Facility, December 31, 2016, (ii) for purposes of any Series of New Term Loans, the date specified in the applicable Joinder Agreement, (iii) for purposes of the Term A Facility, December 31, 2016 and (iv) for purposes of the Term B Facility and for all other purposes, December 31, 2017.

“Third Party Plan” means (i) any employee welfare benefit plan as defined in Section 3(1) of ERISA that is to provide welfare benefits to current or former employees beyond their retirement or other termination of service (other than coverage mandated by Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or similar law, the cost of which is fully paid by the current or former employees or his or her dependents), (ii) any multiemployer plan as defined in Section 4001(a)(3) of ERISA or (iii) any single employer plan as defined in Section 4001(a)(15) of ERISA, which, in cases of (i), (ii) and (ii), was sponsored, maintained, contributed to or required to be contributed to by any trade or business (whether or not incorporated) which, prior to but not after the Separation, would together with any Loan Party or any Subsidiary of any Loan Party be deemed to be a “single employer” within the meaning of Section 4001(b)(1) or ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code.

“Trade Letter of Credit” means any Letter of Credit that is issued under the Letter of Credit Facility for the benefit of a supplier of Inventory to the Borrower or any of its Subsidiaries to effect payment for such Inventory, the conditions to drawing under which include the presentation to the Issuing Bank that issued such Letter of Credit of negotiable bills of lading, invoices and related documents sufficient, in the judgment of such Issuing Bank, to create a valid and perfected lien on or security interest in such Inventory, bills of lading, invoices and related documents in favor of such Issuing Bank.

“Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

“Unused Revolving Credit Commitment” means, with respect to any Revolving Credit Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances, Swing Line Advances and Letter of Credit Advances made by such Lender (in its capacity as a Lender) and outstanding at such time plus (ii) such Lender’s Pro Rata Share of (A) the aggregate Available Amount of all Letters of Credit outstanding at such time, (B) the aggregate principal amount of all Letter of Credit Advances made by all Issuing Banks pursuant to Section 2.03(c) and outstanding at such time and (C) the aggregate principal amount of all Swing Line Advances made by the Swing Line Bank pursuant to Section 2.01(d) and outstanding at such time.

“U.S. Borrower” means any Borrower that is a U.S. Person.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.12(g)(ii)(B)(iii).

“VITAL” means Virginia Independent Telephone Alliance, L.C.

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Voting Participant” has the meaning assigned to such term in clause (d) of Section 9.07.

“Withholding Agent” means any Loan Party and the Administrative Agent.

SECTION 1.02 Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (f) any reference to any law or regulations herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

SECTION 1.03 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, except as otherwise specifically prescribed herein.

(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the

Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

AND THE LETTERS OF CREDIT

SECTION 2.01 The Advances and the Letters of Credit.

(a) The Term A Advances. Each Initial Term A Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single advance (a “Term A Advance”) to the Borrower on the Initial Funding Date in an amount equal to such Lender’s Term A Commitment at such time. The Term A Borrowing shall consist of Term A Advances made simultaneously by the Term A Lenders ratably according to their Term A Commitments. Advances made or deemed made under this Section 2.01(a) and repaid or prepaid may not be reborrowed.

(b) The Term B Advances. Each Initial Term B Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single advance (a “Term B Advance”) to the Borrower on the Initial Funding Date in an amount equal to such Lender’s Term B Commitment at such time. The Term B Borrowing shall consist of Term B Advances made simultaneously by the Term B Lenders ratably according to their Term B Commitments. Advances made or deemed made under this Section 2.01(b) and repaid or prepaid may not be reborrowed.

(c) The Revolving Credit Advances. Each Revolving Credit Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each a “Revolving Credit Advance”) to the Borrower from time to time on any Business Day during the period following the Initial Funding Date until the Business Day immediately preceding the Termination Date in respect of the Revolving Credit Facility in an amount for each such Advance not to exceed such Lender’s Unused Revolving Credit Commitment at such time. Each Revolving Credit Borrowing shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof (other than a Borrowing the proceeds of which shall be used solely to repay or prepay in full outstanding Swing Line Advances or outstanding Letter of Credit Advances) and shall consist of Revolving Credit Advances made simultaneously by the Revolving Credit Lenders ratably according to their Revolving Credit Commitments. Within the limits of each Revolving Credit Lender’s Unused Revolving Credit Commitment in effect from time to time, the Borrower may borrow under this Section 2.01(c), prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(c).

(d) The Swing Line Advances. The Swing Line Bank agrees, on the terms and conditions hereinafter set forth and in reliance on the agreements of the other Lenders set forth in Section 2.02(b), to make Swing Line Advances to the Borrower from time to time on any Business Day during the period from the Initial Funding Date until the Business Day immediately preceding the Termination Date in respect of the Revolving Credit Facility (i) in an aggregate amount not to exceed at any time outstanding the lesser of (x) the Swing Line Facility at such time and (y) the Swing Line Bank’s Swing Line Commitment at such time and (ii) in an amount for each such Swing Line Borrowing not to exceed the aggregate of the Unused Revolving Credit Commitments of the Revolving Credit Lenders at such time; provided that the Borrower, the Administrative Agent and the Lenders acknowledge and agree that certain Swing Line Advances and payments under the Swing Line Facility may be made pursuant to separate overdraft arrangements which (x) are made among the Borrower, the Swing Line Bank and the Administrative Agent, (y) may be inconsistent with the provisions of this Section 2.01(d), Section 2.02(b) and Section 2.04(e) and (z) shall not affect the obligations of the Revolving Credit Lenders under Section 2.02(b) in respect of such or any other Swing Line Advances. No Swing Line Advance shall be used for the purpose of funding the payment of principal of any other Swing Line Advance. Each Swing Line Borrowing shall be in an amount of $1,000,000 or an integral multiple of $1,000,000 in excess thereof and shall be made as a Base Rate Advance and cannot be Converted into a Eurodollar Rate Advance. Within the limits of the Swing Line Facility and within the limits referred to in clause (ii) above, the Borrower may borrow under this Section 2.01(d), repay pursuant to Section 2.04(e) or prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(d). Immediately upon the making of a Swing Line Advance, each Revolving Credit Lender shall be deemed, without further action by any party hereto, to and hereby absolutely, irrevocably and unconditionally agrees to, purchase from the Swing Line Bank for its own account and risk a participation in such Swing Line Advance in an amount for each Revolving Credit Lender equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Advance.

(e) The Letters of Credit. Each Issuing Bank agrees, on the terms and conditions hereinafter set forth and in reliance on the agreement of the other Lenders set forth in Section 2.03, to issue (or cause its Affiliate that is a commercial bank to issue on its behalf) letters of credit (the “Letters of Credit”) in U.S. dollars for the account of the Borrower from time to time on any Business Day during the period from the Initial Funding Date until 30 days before the Termination Date in respect of the Revolving Credit Facility in an aggregate Available Amount (i) for all Letters of Credit not to exceed at any time the lesser of (x) the Letter of Credit Facility at such time and (y) such Issuing Bank’s Letter of Credit Commitment at such time and (ii) for each such Letter of Credit not to exceed the Unused Revolving Credit Commitments of the Revolving Credit Lenders at such time. No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than the earlier of 30 days before the Termination Date in respect of the Revolving Credit Facility and (A) in the case of a Standby Letter of Credit, one year after the date of issuance thereof, but may by its terms be renewable annually upon notice (a “Notice of Renewal”) given to the Issuing Bank that issued such Standby Letter of Credit and the Administrative Agent on or prior to any date for notice of renewal set forth in such Letter of Credit but in any event at least 3 Business Days prior to the date of the proposed renewal of such Standby Letter of Credit and upon fulfillment of the applicable conditions set forth in Article III unless such Issuing Bank has notified the Borrower (with a copy to the Administrative Agent) on or prior to the date for notice of termination set forth in such Letter of Credit but in any event at least 30 Business Days prior to the date of automatic renewal of its election not to renew such Standby Letter of Credit (a “Notice of Termination”), and (B) in the case of a Trade Letter of Credit, 180 days after the date of issuance thereof; provided that the terms of each Standby Letter of Credit that is automatically renewable annually shall (x) require the Issuing Bank that issued such Standby Letter of Credit to give the beneficiary named in such Standby Letter of Credit notice of any Notice of Termination, (y) permit such beneficiary, upon receipt of such notice, to draw under such Standby Letter of Credit prior to the date such Standby Letter of Credit otherwise would have been automatically renewed and (z) not permit the expiration date (after giving effect to any renewal) of such Standby Letter of Credit in any event to be extended to a date later than 5 days before the Termination Date in respect of the Revolving Credit Facility. If either a Notice of Renewal is not given by the Borrower or a Notice of Termination is given by such Issuing Bank pursuant to the immediately preceding sentence, such Standby Letter of Credit shall expire on the date on which it otherwise would have been automatically renewed; provided, however, that even in the absence of receipt of a Notice of Renewal such Issuing Bank may in its discretion, unless instructed to the contrary by the Administrative Agent or the Borrower, deem that a Notice of Renewal had been timely delivered and in such case, a Notice of Renewal shall be deemed to have been so delivered for all purposes under this Agreement. Within the limits of the Letter of Credit Facility, and subject to the limits referred to above, the Borrower may request the issuance of Letters of Credit under this Section 2.01(e), repay any Letter of Credit Advances resulting from drawings thereunder pursuant to Section 2.03(c) and request the issuance of additional Letters of Credit under this Section 2.01(e).

SECTION 2.02 Making the Advances.

(a) Except as otherwise provided in Section 2.02(b) or 2.03, each Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or the first Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Appropriate Lender prompt notice thereof by telecopier or electronic communication pursuant to Section 9.02. Each such notice of a Borrowing (a “Notice of Borrowing/ Conversion/ Continuation”) shall be by telephone (confirmed immediately in writing), telecopier or electronic communication pursuant to Section 9.02, in substantially the form of Exhibit B-1 hereto, specifying therein the requested (i) date of such Borrowing, (ii) Facility under which such Borrowing is to be made, (iii) Type of Advances comprising such Borrowing, (iv) aggregate amount of such Borrowing and (v) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for such Advances. Each Appropriate Lender shall, before 2:00 P.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing in accordance with the respective Commitments under the applicable Facility of such Lender and the other Appropriate Lenders. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account; provided, however, that, in the case of any Revolving Credit Borrowing, the Administrative Agent shall first apply such funds to prepay ratably the aggregate principal amount of any Swing Line Advances and Letter of Credit Advances outstanding at such time, together with interest accrued and unpaid thereon to and as of such date.

(b) (i) Each Swing Line Borrowing shall be made on notice, given not later than 1:00 P.M. (New York City time) on the date of the proposed Swing Line Borrowing, by the Borrower to the Swing Line Bank and the Administrative Agent, unless otherwise agreed to with the Administrative Agent. Each such notice of a Swing Line Borrowing (a “Notice of Swing Line Borrowing”) shall be by telephone (confirmed immediately in writing), telecopier or electronic communication pursuant to Section 9.02, in substantially the form of Exhibit B-2 hereto, specifying therein the requested (i) date of such Borrowing, (ii) amount of such Borrowing and (iii) maturity of such Borrowing (which maturity shall be no later than the seventh day after the requested date of such Borrowing). The Swing Line Bank will make the amount of the requested Swing Line Advances available to the Administrative Agent at the Administrative Agent’s Account, in same day funds. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account.

(ii) The Swing Line Bank may, at any time in its sole and absolute discretion, request on behalf of the Borrower (and the Borrower hereby irrevocably authorizes the Swing Line Bank to so request on its behalf) that each Revolving Credit Lender make a Base Rate Advance in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Advances then outstanding. Such request shall be deemed to be a Notice of Borrowing/ Conversion/ Continuation for purposes hereof and shall be made in accordance with the provisions of Section 2.02(a) without regard solely to the minimum amounts specified therein but subject to the satisfaction of the conditions set forth in Section 3.03. The Swing Line Bank shall furnish the Borrower with a copy of the applicable Notice of Borrowing/ Conversion/ Continuation promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Notice of Borrowing/ Conversion/ Continuation available for the account of its Applicable Lending Office to the Administrative Agent for the account of the Swing Line Bank, by deposit to the Administrative Agent’s Account, in same date funds, not later than 11:00 A.M. on the day specified in such Notice of Borrowing/ Conversion/ Continuation.

(iii) If for any reason any Swing Line Advance cannot be refinanced by a Revolving Credit Borrowing as contemplated by Section 2.02(b)(ii), the request for Base Rate Advances submitted by the Swing Line Bank as set forth in Section 2.02(b)(ii) shall be deemed to be a request by the Swing Line Bank that each of the Revolving Credit Lenders fund its participation in the relevant Swing Line Advance and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Bank pursuant to Section 2.02(b)(ii) shall be deemed payment in respect of such participation.

(iv) If and to the extent that any Revolving Credit Lender shall not have made the amount of its Pro Rata Share of such Swing Line Advance available to the Administrative Agent in accordance with the provisions of Section 2.02(b)(ii), such

Revolving Credit Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of the applicable Notice of Borrowing/ Conversion/ Continuation delivered by the Swing Line Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate.

(v) Each Revolving Credit Lender acknowledges and agrees that its obligation to make Revolving Credit Advances or to purchase and fund participations in Swing Line Advance pursuant to this Section 2.02(b) is absolute, irrevocable and unconditional, is intended to induce the Swing Line Bank to make Swing Line Advances hereunder, shall not be affected by any circumstance whatsoever, including (A) any set-off, abatement, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Bank, the Borrower or any other Person for any reason whatsoever, (B) the non-satisfaction of the conditions set forth in Section 2.02(b) or Article III or the termination of the Commitments, (C) the occurrence or continuance of a Default, or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing, and shall be made without any off-set, abatement, withholding or reduction whatsoever; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Advances pursuant to this Section 2.02(b) (but not to fund participations) is subject to satisfaction of the conditions set forth in Section 3.03. No funding of participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Advances, together with interest as provided herein.

(c) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $5,000,000 or if the obligation of the Appropriate Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.09 or 2.10 and (ii) the Term A Advances that are Eurodollar Rate Advances may not be outstanding as part of more than six separate Borrowings, the Term B Advances that are Eurodollar Rate Advances may not be outstanding as part of more than six separate Borrowings, and the Revolving Credit Advances that are Eurodollar Rate Advances may not be outstanding as part of more than six separate Borrowings.

(d) Each Notice of Borrowing/ Conversion/ Continuation and each Notice of Swing Line Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing/ Conversion/ Continuation specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Appropriate Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing/ Conversion/ Continuation for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(e) Unless the Administrative Agent shall have received written notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Eurodollar Advances. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s share of such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent. Nothing in this Section 2.02(e) or elsewhere in this Agreement or the other Loan Documents, including the provisions of Section 2.15, shall be deemed to require the Administrative Agent (or any other Lender) to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(f) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03 Issuance of and Drawings and Reimbursement Under Letters of Credit.

(a) Request for Issuance. Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the fifth Business Day prior to the date of the proposed issuance of such Letter of Credit, by the Borrower to an Issuing Bank, which shall give to the Administrative Agent and each Revolving Credit Lender prompt notice thereof by telecopier or electronic communication pursuant to Section 9.02. Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be irrevocable and binding on the Borrower and shall be by telephone (confirmed immediately in writing), telecopier or electronic communication pursuant to Section 9.02, specifying therein the requested (A) date of such issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit, (C) expiration date of such Letter of Credit, (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit, and shall be accompanied by such application and agreement for letter of credit as such Issuing Bank may specify to the Borrower for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”). If (x) the requested form, amount and terms and conditions of such Letter of Credit is acceptable to such Issuing Bank in its sole discretion, (y) the Borrower has completed in a manner acceptable to such Issuing Bank in its sole discretion any customary application procedures required by such Issuing Bank in connection with the issuance of a Letter of Credit including, without limitation, the delivery of a certificate of the Borrower certifying as to its compliance with the provisions set forth in Article III of this Agreement, and (z) it has not received notice of objection to such issuance from the Lenders holding at least 50% of the Revolving Credit Commitments (or the Administrative Agent acting at their direction and on their behalf), such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower at its office referred to in Section 9.02 or as otherwise agreed with the Borrower in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

(b) Letter of Credit Reports. Each Issuing Bank shall furnish to the Administrative Agent and each Revolving Credit Lender on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by such Issuing Bank.

(c) Participations in Letters of Credit. Immediately upon the issuance of a Letter of Credit by any Issuing Bank under Section 2.03(a), each Revolving Credit Lender shall be deemed, without further action by any party hereto, to, and hereby absolutely, irrevocably and unconditionally agrees to, purchase from such Issuing Bank, for its own account and risk, a participation in such Letter of Credit in an amount for each Revolving Credit Lender equal to the product of such Lender’s Pro Rata Share times the Available Amount of such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely, irrevocably and unconditionally agrees to pay the product of such Lender’s Pro Rata Share times each L/C Disbursement made by such Issuing Bank and not reimbursed by the Borrower forthwith on the date due as provided in Section 2.04(f) by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of such Issuing Bank by deposit to the Administrative Agent’s Account, in same day funds, an amount equal to the product of such Lender’s Pro Rata Share times such L/C Disbursement. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.03(c) in respect of Letters of Credit is absolute, irrevocable and unconditional, is intended to induce each Issuing Bank to issue Letters of Credit hereunder, shall not be affected by any circumstance whatsoever, including (A) any set-off, abatement, counterclaim, recoupment, defense or other right which such Lender may have against any Issuing Bank, the Borrower or any other Person for any reason whatsoever, (B) the non-satisfaction of the conditions set forth in Section 2.02(a) or Article III or the termination of the Commitments, (C) the occurrence and continuance of a Default, and (D) any other occurrence, event or condition, whether or not similar to any of the foregoing, and shall be made without any off-set, abatement, withholding or reduction whatsoever. If and to the extent that any Revolving Credit Lender shall not have so made the amount of such L/C Disbursement available to the Administrative Agent, such Revolving Credit Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date such L/C Disbursement is due pursuant to Section 2.04(f) until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for its account or the account of the applicable Issuing Bank, as applicable. If such Lender shall pay to the Administrative Agent such amount for the account of the applicable Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Letter of Credit Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.

(d) Drawing and Reimbursement. The payment by any Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by such Issuing Bank of a Letter of Credit Advance, which shall be a Base Rate Advance, in the amount of such draft.

(e) Failure to Make Letter of Credit Advances. The failure of any Lender to make the Letter of Credit Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Letter of Credit Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Letter of Credit Advance to be made by such other Lender on such date.

SECTION 2.04 Repayment of Advances.

(a) Term A Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Term A Lenders the aggregate outstanding principal amount of the Term A Advances on the following dates in the amounts indicated (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.06)

Date	Amount
March 31, 2013	$1,375,000
June 30, 2013	$1,375,000
September 30, 2013	$1,375,000
December 31, 2013	$1,375,000
March 31, 2014	$1,375,000
June 30, 2014	$1,375,000
September 30, 2014	$1,375,000
December 31, 2014	$1,375,000
March 31, 2015	$2,750,000
June 30, 2015	$2,750,000
September 30, 2015	$2,750,000
December 31, 2015	$2,750,000
March 31, 2016	$2,750,000
June 30, 2016	$2,750,000
September 30, 2016	$2,750,000
Termination Date	$79,750,000

provided, however, that the final principal installment shall be repaid on the Termination Date in respect of the Term A Facility and in any event shall be in an amount equal to the aggregate principal amount of the Term A Advances outstanding on such date.

(b) Term B Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Term B Lenders the aggregate outstanding principal amount of the Term B Advances on the following dates in the amounts indicated (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.06):

Date	Amount
December 31, 2011	$500,000
March 31, 2012	$500,000
June 30, 2012	$500,000
September 30, 2012	$500,000
December 31, 2012	$500,000
March 31, 2013	$500,000
June 30, 2013	$500,000
September 30, 2013	$500,000
December 31, 2013	$500,000
March 31, 2014	$500,000
June 30, 2014	$500,000
September 30, 2014	$500,000
December 31, 2014	$500,000
March 31, 2015	$500,000
June 30, 2015	$500,000
September 30, 2015	$500,000
December 31, 2015	$500,000
March 31, 2016	$500,000
June 30, 2016	$500,000
September 30, 2016	$500,000
December 31, 2016	$500,000
March 31, 2017	$500,000
June 30, 2017	$500,000
September 30, 2017	$500,000
Termination Date	$188,000,000

provided, however, that the final principal installment shall be repaid on the Termination Date in respect of the Term B Facility and in any event shall be in an amount equal to the aggregate principal amount of the Term B Advances outstanding on such date.

(c) New Term Loan Advances. In the event any New Term Loans are made, such New Term Loan Advances shall be repaid as specified in the applicable Joinder Agreement.

(d) Revolving Credit Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Revolving Credit Lenders on the Termination Date in respect of the Revolving Credit Facility the aggregate principal amount of the Revolving Credit Advances then outstanding.

(e) Swing Line Advances. The Borrower shall repay to the Swing Line Bank and to the Administrative Agent for the account of each other Revolving Credit Lender that has made a Swing Line Advance the outstanding principal amount of each Swing Line Advance made by each of them on the earlier of the maturity date specified in the applicable Notice of Swing Line Borrowing (which maturity shall be no later than the seventh day after the requested date of such Borrowing) and the Termination Date in respect of the Revolving Credit Facility.

(f) Letter of Credit Advances. (i) The Borrower shall repay to the Administrative Agent for the account of each Issuing Bank and each other Revolving Credit Lender that has made a Letter of Credit Advance the outstanding principal amount of each Letter of Credit Advance made by each of them plus any fees due under Section 2.08(b)(ii) no later than 5:00 P.M. (New York City time) on the Business Day that the Borrower shall have received notice from such Issuing Bank or such Revolving Credit Lender, as the case may be, that a Letter of Credit Advance will be made; provided, however, that if the Borrower shall have received such notice later than 10:00 A.M. (New York City time) on such Business Day, such payment shall be due not later than 12:00 P.M. (New York City time) on the immediately following Business Day.

(ii) The Obligations of the Borrower under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit shall be absolute, unconditional and irrevocable, shall remain in full force and effect until the Issuing Banks and the Revolving Credit Lenders have no further obligations to make any payments or disbursements under any circumstances with respect to any letter of Credit, shall not be subject to counterclaim, setoff or other defense or any other qualification or exception whatsoever and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by the Borrower is without prejudice to, and does not constitute a waiver of, any rights the Borrower might have or might acquire as a result of the payment by the Issuing Banks of any draft or the reimbursement by the Borrower thereof):

(A) any lack of validity or enforceability of any Loan Document, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(B) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents or any other amendment, modification or waiver of or any consent to or departure from any L/C Related Documents, or any Loan Document in each case whether or not the Borrower or its Subsidiaries has notice or knowledge thereof;

(C) the existence of any claim, set-off, defense or other right that the Borrower or its Subsidiaries may have at any time against any beneficiary named in a Letter of Credit or any transferee of a Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Administrative Agent, any Issuing Bank, any Lender or any other Person, whether in connection with this Agreement, any other Loan Document, any L/C Related Documents, the transactions contemplated hereby or by the L/C Related Documents or any other related or unrelated transaction or transactions (including any underlying transaction between the Borrower or its Subsidiaries and the beneficiary named in any such Letter of Credit or any transferee of a Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting));

(D) any draft, certificate, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, any errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, telecopier or otherwise, or any errors in translation or in interpretation of technical terms;

(E) payment by any Issuing Bank under a Letter of Credit against presentation of a demand, draft, certificate or other document that does not comply with the terms of such Letter of Credit;

(F) any defense based upon the failure of any drawing under any Letter of Credit to conform to the terms of such Letter of Credit (provided that any draft, certificate or other document presented pursuant to such Letter of Credit appears on its face to comply with the terms thereof), any nonapplication or misapplication by the beneficiary or any transferee of the proceeds of such drawing or any other act or omission of such beneficiary or transferee in connection with such Letter of Credit;

(G) any exchange, release, surrender, impairment or non-perfection of any Collateral or other collateral, or any release or amendment or waiver of or consent to departure from the Guaranties or any other guarantee, for all or any of the Obligations of the Borrower in respect of the L/C Related Documents;

(H) the occurrence of any Default; or

(I) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower, a Guarantor or any of its other Subsidiaries.

Any action taken or omitted by any Issuing Bank under or in connection with any L/C Related Documents, unless determined by a final judgment by a court of competent jurisdiction to constitute gross negligence or willful misconduct, shall be binding on the Borrower and its Subsidiaries and shall not result in any liability of any Issuing Bank or any Revolving Credit Lender or any of their respective officers, directors, employees, trustees, agents or advisors to the Borrower or any of its Subsidiaries. It is expressly agreed that, for purposes of determining whether a wrongful payment under any Letter of Credit resulted from an Issuing Bank’s gross negligence or willful misconduct, none of the following shall be deemed to constitute gross negligence or willful misconduct by such Issuing Bank: (i) such Issuing Bank’s acceptance of documents and payment against presentation of documents that appear on their face to comply with the terms of such Letter of Credit, without responsibility for further investigation, (ii) such Issuing Lender’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including the amount of any draft presented under such

Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be invalid or insufficient in any respect (so long as such document appears on its face to comply with the terms of such Letter of Credit), and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or fraudulent or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, (iii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof, (iv) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee (or any Persons for whom any such beneficiary or any such transferee may be acting) in connection therewith. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting) with respect to its use of such Letter of Credit.

SECTION 2.05 Termination or Reduction of the Commitments.

(a) Optional. The Borrower may (i) prior to the Initial Funding Date and upon at least five Business Days’ notice to the Administrative Agent terminate in whole all of the Commitments, and (ii) on or after the Initial Funding Date and upon at least five Business Days’ notice to the Administrative Agent, terminate in whole or reduce in part the Swing Line Facility and the Letter of Credit Facility and the Unused Revolving Credit Commitments; provided, however, that each partial reduction of a Facility (A) shall be in an aggregate amount of $2,000,000 or an integral multiple of $1,000,000 in excess thereof and (B) shall be made ratably among the Appropriate Lenders in accordance with their Commitments with respect to such Facility (other than any such reduction of the Commitments of any Defaulting Lender pursuant to Section 2.15(d)), and (iii) terminate in whole or reduce in part the Commitments of any Defaulting Lender in accordance with Section 2.15(d).

(b) Mandatory. (i) All Commitments shall be permanently terminated if the Initial Funding Date Extension of Credit does not occur on or before the Expiration Date.

(ii) The Letter of Credit Facility shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility pursuant to clause (a) above by the amount, if any, by which the amount of the Letter of Credit Facility exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.

(iii) The Swing Line Facility shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility pursuant to clause (a) above by the amount, if any, by which the amount of the Swing Line Facility exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.

SECTION 2.06 Prepayments.

(a) Optional. The Borrower may, upon at least one Business Day’s notice in the case of Base Rate Advances and three Business Days’ notice in the case of Eurodollar Rate Advances, in each case to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay, without premium or penalty, the outstanding aggregate principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $2,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Advance, the Borrower shall also pay any amounts owing pursuant to Section 9.04(c). Each such prepayment of any Term A Advances, Term B Advances, or New Term Loan Advances shall be applied pro rata between such Facilities (or as the Borrower shall otherwise direct) and to the installments thereof on a pro rata basis. All prepayments under this subsection (a) shall be first applied to the Base Rate Advances and then to the Eurodollar Rate Advances as the Borrower shall direct in writing, and, in the absence of such direction, as the Administrative Agent shall select.

(b) Mandatory. (i) The Borrower shall, on the 90th day following the end of each Fiscal Year, commencing with the Fiscal Year ending December 31, 2012, prepay an aggregate principal amount of the Advances on a ratable basis under the Term A Facility and Term B Facility (and any Series of New Term Loans outstanding, if any) in an amount equal to (A) if the Leverage Ratio as of the end of such Fiscal Year shall be greater than 3.25:1.0, 50% of Excess Cash Flow for such Fiscal Year less the principal amount of voluntary prepayments made by the Borrower in accordance with the terms of Section 2.06(a) on the Advances under the Term A Facility, the Term B Facility or any Series of New Term Loans during such Fiscal Year and (B) otherwise, 0% of Excess Cash Flow for such Fiscal Year. Each such prepayment shall be applied first ratably to the Term A Facility, Term B Facility (and, if applicable, each Series of New Term Loans) and to the installments thereof in inverse order of maturity and second to prepay any outstanding Revolving Loans.

(ii) The Borrower shall:

(A) on or before the date that is five Business Days after the receipt of any Net Cash Proceeds by the Borrower or any of its Subsidiaries (other than VITAL, unless VITAL has become a direct or indirect wholly-owned Subsidiary of the Borrower) described in clause (a) or (d) of the definition of “Net Cash Proceeds” (other than any such Net Cash Proceeds of a Teleco Net Cash Proceeds Event), prepay an aggregate principal amount of the Advances in an amount equal to the amount of such Net Cash Proceeds in accordance with clause (E) below;

(B) on the date of receipt of any Net Cash Proceeds by the Borrower or any of its Subsidiaries (other than VITAL, unless VITAL has become a direct or indirect wholly-owned Subsidiary of the Borrower), described in clause (b) of the definition of “Net Cash Proceeds”, prepay an aggregate principal amount of the Advances in an amount equal to the amount of such Net Cash Proceeds in accordance with clause (E) below;

(C) on the date of receipt of any Net Cash Proceeds by the Borrower or any of its Subsidiaries (other than VITAL, unless VITAL has become a direct or indirect wholly-owned Subsidiary of the Borrower), described in clause (c) of the definition of “Net Cash Proceeds” prepay an aggregate principal amount of the Advances in an amount equal to the amount of such Net Cash Proceeds in accordance with clause (E) below;

provided that in the case of each of clauses (A), (B) and (C) above, if any Net Cash Proceeds are received by a direct or indirect non-wholly owned Subsidiary of the Borrower, the amount of any such Net Cash Proceeds required to be prepaid pursuant to clause (A), (B) or (C), as applicable, shall be equal to the amount of such Net Cash Proceeds multiplied by the Borrower’s percentage ownership of the outstanding Equity Interests of the non-wholly owned Subsidiary receiving such Net Cash Proceeds; and

(D) if any Teleco Net Cash Proceeds Event shall occur with respect to any Teleco, no prepayment shall be required pursuant to this Section 2.06(b)(ii) until the first date such Teleco shall pay any cash dividend to its parent entity after the date of such Teleco Net Cash Proceeds Event and such prepayment shall be in an amount equal to the lesser of (1) the amount of such dividend and (2) the Net Cash Proceeds resulting from such Teleco Net Cash Proceeds Event.

(E) each such prepayment shall be applied first ratably to the Term A Facility and the Term B Facility (and, if applicable, each Series of New Term Loans) and to the installments thereof in inverse order of maturity, and second to prepay any outstanding Revolving Loans. The Revolving Credit Commitments will be permanently reduced to the extent and in the amount that the Borrower is required pursuant to Sections 2.06(b)(i) or 2.06(b)(ii) to apply mandatory prepayments to the Revolving Credit Facility (whether or not any Revolving Credit Advances are then outstanding and available to be repaid).

(iii) The Borrower shall, on each Business Day, prepay an aggregate principal amount of the Revolving Credit Advances comprising part of the same Borrowings, the Letter of Credit Advances and the Swing Line Advances and deposit an amount in the L/C Collateral Account in an amount equal to the amount by which (A) the sum of the aggregate principal amount of (x) the Revolving Credit Advances, (y) the Letter of Credit Advances and (z) the Swing Line Advances then outstanding plus the aggregate Available Amount of all Letters of Credit then outstanding exceeds (B) the Revolving Credit Facility on such Business Day.

(iv) The Borrower shall, on each Business Day, pay to the Administrative Agent for deposit in the L/C Collateral Account an amount sufficient to cause the aggregate amount on deposit in the L/C Collateral Account to equal the amount by which the aggregate Available Amount of all Letters of Credit then outstanding exceeds the Letter of Credit Facility on such Business Day.

(v) Prepayments of the Revolving Credit Facility made pursuant to clause (iii) above shall be first applied to prepay Letter of Credit Advances then outstanding until such Advances are paid in full, second applied to prepay Swing Line Advances then outstanding until such Advances are paid in full, third applied to prepay Revolving Credit

Advances then outstanding until such Advances are paid in full and fourth deposited in the L/C Collateral Account to Cash Collateralize 103% of the Available Amount of the Letters of Credit then outstanding. Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Collateral Account, such funds shall be applied to reimburse the Issuing Banks or Revolving Credit Lenders, as applicable.

(vi) All prepayments under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid, together with any amounts owing pursuant to Section 9.04(c). All prepayments under this subsection (b) shall be first applied to the Base Rate Advances and then to the Eurodollar Rate Advances as the Borrower shall direct in writing, and, in the absence of such direction, as the Administrative Agent shall select. If any payment of Eurodollar Rate Advances otherwise required to be made under this Section 2.06(b) would be made on a day other than the last day of the applicable Interest Period therefor, the Borrower may direct the Administrative Agent to (and if so directed, the Administrative Agent shall) deposit such payment in the Collateral Account until the last day of the applicable Interest Period at which time the Administrative Agent shall apply the amount of such payment to the prepayment of such Advances; provided, however, that such Advances shall continue to bear interest as set forth in Section 2.07 until the last day of the applicable Interest Period therefor.

SECTION 2.07 Interest.

(a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full; or

(ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b) Applicable Margins. Initially from the Initial Funding Date, and continuing through the day immediately preceding the first Adjustment Date occurring after the Initial Funding Date, the Applicable Margins and Commitment Fee Margin shall be the applicable per annum percentage set forth in Level I of the pricing table below. Thereafter, the

Applicable Margins and Commitment Fee Margin shall be for each Calculation Period the applicable per annum percentage set forth in the pricing table below opposite the applicable Leverage Ratio of the Borrower, determined on a consolidated basis for the Borrower and its Subsidiaries as set forth in the most recently delivered Compliance Certificate received by the Administrative Agent pursuant to Section 5.03; provided, that, in the event that (i) the Administrative Agent shall not receive the financial statements and the Compliance Certificate required pursuant to Section 5.03 when due, or (ii) at the option of the Administrative Agent or Required Lenders, an Event of Default occurs, then from such due date or dates or the date of the earliest to occur of all existing Events of Default and until the fifth Business Day following the Administrative Agent’s receipt of such overdue financial statements, Compliance Certificate (and in the event a decrease in the applicable margin is then warranted, receipt of the Borrower’s written request to decrease such margin) or the waiver of all existing Defaults, the Applicable Margins and Commitment Fee Margin shall be the applicable per annum percentage set forth in Level I of the pricing table below.

PRICING TABLE

Level	Leverage Ratio		Revolving Credit and Term Loan A Base Rate Margin	Term Loan B Base Rate Margin	Revolving Credit and Term Loan A Eurodollar Rate Margin	Term Loan B Eurodollar Rate Margin	Commitment Fee Margin
I	≥	3.00x	2.250%	2.500%	3.250%	3.500%	0.500%
II	<	3.00x	2.000%	2.250%	3.000%	3.250%	0.375%

If the Administrative Agent determines that (i) the Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in different pricing for any period, then (1) if the proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall automatically and retroactively be obligated to pay to the Administrative Agent, promptly on demand by the Administrative Agent, an amount equal to the excess of the amount of interest that should have been paid for such period over the amount of interest actually paid for such period; and (2) if the proper calculation of the Leverage Ratio would have resulted in lower pricing for such period, the Administrative Agent and the Lenders shall have no obligation to repay any interest to the Borrower; provided that if a proper calculation of the Leverage Ratio would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by the Borrower pursuant to clause (1) above shall be based upon the excess, if any, of the amount of interest that should have been paid for all applicable periods over the amount of interest paid for all such periods.

(c) Default Interest. Upon the occurrence and during the continuance of an Event of Default, at the election of the Administrative Agent or Required Lenders, (i) the aggregate principal amount of all Advances outstanding hereunder shall bear interest (“Default Interest”) at a rate per annum equal to the rate set forth in Level I of the pricing table in Section

2.07(b) plus 2%, (ii) the fees set forth in Sections 2.08(a) and 2.08(b) shall be calculated using the rate set forth in Level I plus 2%, and (iii) if all or a portion of any interest payable on any Advance or any fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate set forth in Level I for Base Rate Loans under the relevant Facility plus 2% (or, in the case of any such amounts that do not relate to a particular Facility, the rate set forth in Level I for Base Rate Loans under the Revolving Credit Facility plus 2%), in each case, with respect to clauses (i), (ii) and (iii) above, until no Default is continuing or all non-paid amounts are paid in full (as well after as before judgment).

(d) Notice of Interest Period and Interest Rate. Promptly after receipt of a Notice of Borrowing/ Conversion/ Continuation pursuant to Section 2.02(a), Section 2.09 or pursuant to the terms of the definition of “Interest Period”, the Administrative Agent shall give notice by telecopier or electronic communication pursuant to Section 9.02 to the Borrower and each Appropriate Lender of the applicable Interest Period and the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or (a)(ii) above.

SECTION 2.08 Fees.

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of the Revolving Credit Lenders a commitment fee, from the Initial Funding Date in the case of each Initial Lender and from the effective date specified in the Assignment and Assumption pursuant to which it became a Lender in the case of each other Lender, in each case, until the Termination Date, payable in arrears quarterly on the last day of each March, June, September and December, and on the Termination Date in respect of the applicable Facility, at the Commitment Fee Margin on the sum of the average daily Unused Revolving Credit Commitment of each Revolving Credit Lender plus its Pro Rata Share of the average daily outstanding Swing Line Advances during such quarter; provided, however, that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(b) Letter of Credit Fees, Etc. (i) The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender a commission, payable in arrears quarterly on the last day of each March, June, September and December and on the Termination Date in respect of the Letter of Credit Facility, on such Lender’s Pro Rata Share of the average daily aggregate Available Amount during such quarter (or portion thereof) of all Letters of Credit outstanding from time to time at a rate equal to the Applicable Margin for Eurodollar Rate Advances under the Revolving Credit Facility; provided, however, that no letter of credit commission shall accrue on or in respect of any Defaulting Lender’s Pro Rata Share specified above so long as such Lender shall be a Defaulting Lender.

(ii) The Borrower shall pay to any Issuing Bank, for its own account, an annual fronting fee for each Letter of Credit issued by such Issuing Bank acceptable to such Issuing Bank in its sole discretion, which amount shall be paid upon the date of issuance and, if the expiration date of such Letter of Credit is later than one year from its date of issuance, upon each anniversary of the date of issuance during the term of such Letter of Credit and such other customary commissions, issuance fees, transfer fees, extension fees, amendment fees, draw fees and other fees and charges in connection with the issuance or administration of each Letter of Credit as the Borrower and such Issuing Bank shall agree.

(c) Agents’ Fees. The Borrower shall pay to each Agent for its own account such fees as may from time to time be agreed in writing between the Borrower and such Agent, whether pursuant to the Fee Letter or otherwise.

(d) Ticking Fee. From the 31st day after the Closing Date through the earlier of the Initial Funding Date or the Termination Date, the Borrower shall pay to the Administrative Agent, for the benefit of all Lenders (based upon their respective pro rata shares of the Commitments), a fee at an annual rate of 0.500% on the Commitments. Such fees are to be paid on the earlier of the Initial Funding Date and the Termination Date.

SECTION 2.09 Conversion of Advances.

(a) Optional. The Borrower may on any Business Day, upon notice by telephone (confirmed immediately in writing), telecopier or electronic communication pursuant to Section 9.02 given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Section 2.10, Convert all or any portion of the Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, Swing Line Advances cannot be Converted into Eurodollar Rate Advances and that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(c), no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(c) and each Conversion of Advances comprising part of the same Borrowing under any Facility shall be made ratably among the Appropriate Lenders in accordance with their Commitments under such Facility. Each such notice of Conversion shall, within the restrictions specified above, be in substantially the form of Exhibit B-1, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances. Each notice of Conversion shall be irrevocable and binding on the Borrower.

(b) Mandatory. (i) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Appropriate Lenders, whereupon each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.

(ii) Upon the occurrence and during the continuance of any Default, (x) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (y) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

SECTION 2.10 Increased Costs, Etc.; Replacement of Lenders.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or any Issuing Bank;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, Converting to, continuing or maintaining any Advance or of maintaining its obligation to make any such Advance, or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, such Issuing Bank or such other Recipient, the Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any Issuing Bank determines that any Change in Law affecting such Lender or such Issuing Bank or any lending office of such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Advances made by, or participations in Letters of Credit or Swing Line Advances held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower (with a copy to the Administrative Agent), shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Suspension due to Increased Cost. If, with respect to any Eurodollar Rate Advances under any Facility, Lenders owed more than 50% of the then aggregate unpaid principal amount thereof notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Appropriate Lenders, whereupon (i) each such Eurodollar Rate Advance under such Facility will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.

(f) Suspension due to Change in Law. Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful, or any Governmental Authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each Eurodollar Rate Advance under each Facility under which such Lender has a Commitment will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist.

(g) Mitigation Obligations; Replacement of Lenders.

(i) Designation of a Different Lending Office. If any Lender requests compensation under this Section 2.10, or requires the Borrower to pay any Indemnified

Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12 or asserts that it is unlawful for such Lender to make Eurodollar Rate Advances pursuant to Section 2.10(f), then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (A) would eliminate or reduce amounts payable pursuant to Section 2.10 or 2.12, as the case may be, in the future or allow such Lender or its Eurodollar Lending Office to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances, and (B) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(ii) Replacement of Lenders. If any Lender requests compensation under this Section 2.10 or asserts that it is unlawful for such Lender to make Eurodollar Rate Advances pursuant to Section 2.10(f), or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.10(g)(i) which would eliminate amounts payable pursuant to this Section 2.10 or Section 2.12, as the case may be, in the future or allow such Lender or its Eurodollar Lending Office to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.07), all of its interests, rights (other than its existing rights to payments pursuant to Sections 2.10, 2.12, 2.15 and 9.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(A) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.07;

(B) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances and participations in L/C Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 9.04(c)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(C) in the case of any such assignment resulting from a claim for compensation under this Section 2.10 or payments required to be made pursuant to

Section 2.12, such assignment will result in a reduction in such compensation or payments thereafter;

(D) such assignment does not conflict with Applicable Law; and

(E) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(iii) Termination of Defaulting Lender. The Borrower may terminate the unused amount of the Commitment of any Revolving Credit Lender that is a Defaulting Lender upon not less than 10 Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.15(b)(i)(B) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, any Issuing Bank, the Swing Line Bank or any Lender may have against such Defaulting Lender.

SECTION 2.11 Payments and Computations.

(a) The Borrower shall make each payment hereunder and under the other Loan Documents (other than under any Secured Hedge Agreement or any agreement governing Cash Management Obligations), irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.15), not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the other Loan Documents to more than one Lender Party, to such Lender Parties for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lender Parties and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date of such Assignment and Assumption, the Administrative Agent shall make all payments hereunder and under the other Loan Documents in respect of the interest assigned thereby to the Lender Party assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) The Borrower hereby authorizes each Lender Party and each of its Affiliates, if and to the extent payment owed to such Lender Party is not made when due hereunder or under the other Loan Documents, to charge from time to time, to the fullest extent permitted by Applicable Law, against any or all of the Borrower’s accounts with such Lender Party or such Affiliate any amount so due.

(c) All computations of interest and of fees and Letter of Credit commissions shall be made by the Administrative Agent on the basis of a year of 360 days (or, in the case of any Base Rate Advances with interest determined based on clause (a) of the definition of “Base Rate”, 365/366 days), in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable; provided however, should such method for calculating interest and fees and Letter of Credit commissions using a 360-day year be unlawful under Applicable Law, such calculation method shall be automatically changed to a 365-6-day year or such other lawful calculation method as is reasonably acceptable to the Administrative Agent. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under the other Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment or letter of credit fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or any Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Agents and the Lender Parties (and, as applicable, the Hedge Banks and counterparties in respect of Cash Management Obligations provided that such Hedge Bank or counterparty is a Secured Party) under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Agents and the Lender Parties (and, as applicable, the Hedge Banks and counterparties in respect of Cash Management Obligations provided that such Hedge Bank or counterparty is a Secured Party) in the following order of priority:

(i) first, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Agents (solely in their respective capacities as Agents) under or in respect of this Agreement and the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Agents on such date;

(ii) second, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Issuing Banks and the Swing Line Bank (solely in their respective capacities as such) under or in respect of this Agreement and the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Issuing Banks and the Swing Line Bank on such date;

(iii) third, to the payment of all of the indemnification payments, costs and expenses that are due and payable to the Lenders under Sections 9.04 hereof, Section 21 of the Security Agreement and any similar section of any of the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such indemnification payments, costs and expenses owing to the Lenders on such date;

(iv) fourth, to the payment of all of the amounts that are due and payable to the Administrative Agent and the Lender Parties under Sections 2.10 and 2.12 hereof on such date, ratably based upon the respective aggregate amounts thereof owing to the Administrative Agent and the Lender Parties on such date;

(v) fifth, to the payment of all of the fees that are due and payable to the Lenders under Section 2.08(d) on such date, ratably based upon the respective aggregate Commitments of the Lenders under the Facilities on such date;

(vi) sixth, to the payment of all of the fees that are due and payable to the Revolving Credit Lenders under Section 2.08(a) on such date, ratably based upon the respective aggregate Revolving Credit Commitments of the Revolving Credit Lenders under the Facilities on such date;

(vii) seventh, to the payment of all of the accrued and unpaid interest on the Obligations of the Borrower under or in respect of the Loan Documents that is due and payable to the Administrative Agent and the Lender Parties under Section 2.07(c) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lender Parties on such date;

(viii) eighth, ratably to (A) the payment of all of the accrued and unpaid interest on the Advances that is due and payable to the Administrative Agent and the Lender Parties under Section 2.07(a) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lender Parties on such date, (B) the payment of all of the accrued and unpaid commission on the average daily aggregate Available Amount that is due and payable to the Revolving Credit

Lenders under Section 2.08(b)(i) on such date, ratably based upon the respective aggregate amounts of all such commission owing to the Revolving Credit Lenders on such date; (C) the payments of all amounts, other than Hedge Termination Payments, that are due and payable to the Hedge Banks under the Related Secured Hedge Agreements on such date, ratably based upon the respective aggregate amounts of such amounts owing to the Hedge Banks on such date, and (D) the payments of all amounts that are due and payable in respect of Cash Management Obligations on such date, ratably based upon the respective aggregate amounts of such amounts owing to the applicable Lenders or Agents (or Affiliates thereof) on such date;

(ix) ninth, ratably to (A) the payment of the principal amount of all of the outstanding Advances that is due and payable to the Administrative Agent and the Lender Parties on such date, ratably based upon the respective aggregate amounts of all such principal owing to the Administrative Agent and the Lender Parties on such date, (B) the payment of all Hedge Termination Payments payable under Related Secured Hedge Agreements on such date, ratably based upon the respective aggregate amounts of all such amounts owing to the Hedge Banks on such date and (C) be deposited in the L/C Collateral Account to Cash Collateralize up to 103% of the Available Amount of the Letters of Credit then outstanding;

(x) tenth, ratably to the payments of all amounts, other than Hedge Termination Payments, that are due and payable to the Hedge Banks under the Secured Hedge Agreements other than Related Secured Hedge Agreements on such date, ratably based upon the respective aggregate amounts of such amounts owing to the Hedge Banks on such date;

(xi) eleventh, ratably to the payment of all Hedge Termination Payments payable under Secured Hedge Agreements other than Related Secured Hedge Agreements on such date, ratably based upon the respective aggregate amounts of all such amounts owing to the Hedge Banks on such date; and

(xii) twelfth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date.

Notwithstanding the above, the Cash Collateral shall be applied first to obligations that are being Cash Collateralized and then as provided above. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the Advances or the Facility to which, or the manner in which, such funds are to be applied, unless an Event of Default shall have occurred and be continuing, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lender Parties in accordance with such Lender Party’s Pro Rata Share of the sum of (a) the aggregate principal amount of all Advances outstanding at such time and (b) the aggregate Available Amount of all Letters of Credit outstanding at such time, in repayment or prepayment of such of the outstanding Advances or other Obligations then owing to such Lender Party, and, in the case of the Term A Facility, Term B Facility and the New Term Facility, for application to such principal repayment installments thereof, as the Administrative Agent shall direct.

(g) Notwithstanding anything to the contrary set forth herein, the aggregate interest, fees and other amounts required to be paid by the Borrower to any Agent, any Issuing Bank or any Lender hereunder are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the Debt evidenced hereby or otherwise, shall the amount paid or agreed to be paid to any Agent, any Issuing Bank or any Lender hereunder for the use or the forbearance of the Debt or Obligations evidenced hereby exceed the maximum permissible under Applicable Law. If under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the other Loan Documents at the time of performance of such provision shall be due, shall involve exceeding the limit of such validity prescribed by Applicable Law then the obligation to be fulfilled shall automatically be reduced to the limit of such validity and if under or from circumstances whatsoever any Agent, any Issuing Bank or any Lender hereunder should ever receive as interest any amount which would exceed the highest lawful rate, the amount of such interest that is excessive shall be applied to the reduction of the principal balance of the Obligations evidenced hereby and not to the payment of interest. This provision shall control every other provision of this Agreement and all provisions of every other Loan Document.

SECTION 2.12 Taxes.

(a) Issuing Bank. For purposes of this Section 2.12, the term “Lender” includes any Issuing Bank.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Loan Parties. Without duplication of any additional amounts paid pursuant to Section 2.10 or Section 2.12(b), the Loan Parties shall jointly and severally indemnify each Recipient, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that, if any Loan Party determines that any such Indemnified Taxes or Other Taxes were not correctly or legally imposed or asserted, the Administrative Agent or the relevant Lender, as applicable, shall allow such Loan Party to contest (and shall cooperate in such contest), the imposition of such Tax upon the reasonable request of such Loan Party and at such Loan Party’s expense; provided however, that the Administrative Agent or the relevant Lender shall not be required to cooperate in any contest that would, in the Administrative Agent’s or such Lender’s reasonable discretion, be to the Administrative Agent’s or such Lender’s disadvantage. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.07(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.12, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.12(g)(ii)(A), (ii)(B), (ii)(C) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit N-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-2 or Exhibit N-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.12 (including by the payment of additional amounts pursuant to this Section 2.12), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Each party’s obligations under this Section 2.12 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 2.13 Sharing of Payments, Etc. If any Lender Party shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 9.07) (a) on account of Obligations due and payable to such Lender Party hereunder and under the Notes and the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party at such time to (ii) the aggregate amount of the Obligations due and payable to all Lender Parties hereunder and under the Notes and the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lender Parties hereunder and under the Notes and the other Loan Documents at such time obtained by all the Lender Parties at such time or (b) on account of Obligations owing (but not due and payable) to such Lender Party hereunder and under the Notes and the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender Party at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes and the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes and the other Loan Documents at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party’s ratable share (according to the proportion of (i) the purchase price paid to such Lender Party to (ii) the aggregate purchase price paid to all Lender Parties) of such recovery together with an amount equal to such Lender Party’s ratable share (according to the proportion of (i) the amount of such other Lender Party’s required repayment to (ii) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered; provided further that, so long as the Obligations under the Loan Documents shall not have been accelerated, any excess payment received by any Appropriate Lender shall be shared on a pro rata basis only with other Appropriate Lenders. The Borrower agrees that any Lender Party so purchasing an interest or participating interest from another Lender Party pursuant to this Section 2.13 may, to the fullest extent permitted by Applicable Law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender Party were the direct creditor of the Borrower in the amount of such interest or participating interest, as the case may be. Notwithstanding anything to the contrary in this section, the provisions of this section shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances or Commitments or participations in Swing Line Advances and Letter of Credit Advances to any assignee or participant in accordance with the terms of this Agreement

SECTION 2.14 Use of Proceeds. The proceeds of the Term A Advances and Term B Advances shall be available solely to consummate the Separation and pay related fees and expenses to the Separation and the Financing. The proceeds of the Revolving Credit Advances shall be used to consummate the Separation and pay related fees and expenses to the Separation and the Financing and to finance the working capital needs and general corporate purposes of the Borrower and its Subsidiaries (other than prepayments of any Debt that is subordinated to the Advances, unsecured or subject to any Lien that is junior to the Liens securing the Advances). The proceeds of New Term Loan Advances may be used for permitted acquisitions and other general corporate purposes (other than Restricted Payments or prepayments of any Debt that is subordinated to the Advances, unsecured or subject to any Lien that is junior to the Liens securing the Advances, provided however, the proceeds of any New Term Loan Advances can be used to pay or prepay in whole or in part any unsecured Debt permitted pursuant to Section 5.02(b)(viii)); provided further, such Advances will be used solely for the purposes described in the Joinder Agreement evidencing such New Term Facility.

SECTION 2.15 Defaulting Lenders; Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Banks’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to this Section 2.15 and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Cash Collateral Amount.

(a) Grant of Security Interest. (i) The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of L/C Obligations, to be applied pursuant to clause (ii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided (other than Permitted Liens), or that the total amount of such Cash Collateral is less than the Minimum Cash Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.15(a) or Section 2.15(b) in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Banks’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.15(a) following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Issuing Banks that there exists excess Cash Collateral; provided that, subject to Section 2.15(b) the Person providing Cash Collateral and the Issuing Banks may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

(b) Defaulting Lenders.

(i) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(A) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 9.01.

(B) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.05 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or the Swing Line Bank hereunder; third, to Cash Collateralize the Issuing Banks’s Fronting Exposure with respect to such Defaulting Lender in accordance with this Section 2.15; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement and (y) Cash Collateralize the Issuing Banks’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section 2.15; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swing Line Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or the Swing Line Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances or L/C Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.03 were satisfied or waived, such payment shall be applied solely to pay the Advances of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Advances and funded and unfunded participations in L/C Obligations and Swing Line Advances are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.15(D). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(B) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(C) Certain Fees.

(i) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(ii) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to this Section 2.15.

(iii) With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (i) or (ii) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Advances that has been reallocated to such Non-Defaulting Lender pursuant to clause (D) below, (y) pay to the Issuing Banks and Swing Line Bank, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Banks’s or Swing Line Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(D) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Advances shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 3.03 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) the amount of such reallocation to any Non-Defaulting Lender does not exceed the Unused Revolving Credit Commitment of such Non-Defaulting Lender at such time. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(E) Cash Collateral, Repayment of Swing Line Advances. If the reallocation described in clause (D) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under Applicable Law, (x) first, prepay Swing Line Advances in an amount equal to the Swing Line Bank’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Banks’s Fronting Exposure in accordance with the procedures set forth in this Section 2.15.

(i) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swing Line Bank and the Issuing Banks agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit and Swing Line Advances to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 2.15(D), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(ii) New Swing Line Advances/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Bank shall not be required to fund any Swing Line Advances unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Advance and (ii) the Issuing Banks shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

SECTION 2.16 Evidence of Debt.

(a) Each Lender Party, for this purpose as agent for Borrower, shall maintain in accordance with its usual practice an account or accounts evidencing the Debt of the Borrower to such Lender resulting from each Advance owing to such Lender Party from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Borrower agrees that upon notice by any Lender Party to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender Party to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender Party, the Borrower shall promptly execute and deliver to such Lender Party, with a copy to the Administrative Agent, a Revolving Credit Note, a Swing Line Note, a Term B Note, and a Term A Note, as applicable, in substantially the form of Exhibits A-1, A-2, A-3 and A-4 hereto, respectively, payable to such Lender Party in a principal amount equal to the Revolving Credit Commitment, Swing Line Commitment, Term A Commitment and the Term B Commitment, respectively, of such Lender Party. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.

(b) The Register maintained by the Administrative Agent pursuant to Section 9.07(c) shall include a control account, and a subsidiary account for each Lender Party, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Assumption and/or Joinder Agreement delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender Party hereunder, and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender Party’s share thereof.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender Party in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender Party and, in the case of such account or accounts, such Lender Party, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender Party to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

SECTION 2.17 Additional Term Loans. The Borrower may, by written notice to the Administrative Agent, elect to request the establishment of one or more new term loan commitments (the “New Term Commitments”), in an amount not in excess of the current Flex-Debt Amount and not less than $25,000,000 individually (or such lesser amount which shall be approved by the Administrative Agent), and integral multiples of $1,000,000 in excess of $25,000,000. Each such notice shall specify (A) the date (each an “Increased Amount Date”) on which the Borrower proposes that the New Term Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent and (B) the identity of each Lender or other Person that is an Eligible

Assignee (each, a “New Term Lender”) to whom the Borrower proposes any portion of such New Term Commitments be allocated which proposed New Term Lenders shall be reasonably acceptable to the Administrative Agent; provided that the Administrative Agent may elect or decline to arrange such New Term Commitments in its sole discretion, allocations shall be proposed by the Administrative Agent (or, if the Administrative Agent elects to not arrange, by the arranger of such New Term Commitments) and shall be reasonably acceptable to the Borrower, and any Lender approached to provide all or a portion of the New Term Commitments may elect or decline, in its sole discretion, to provide a New Term Commitment. Such New Term Commitments shall become effective as of such Increased Amount Date; provided that, (1) no Default shall exist on such Increased Amount Date before or after giving effect to such New Term Commitments; (2) both before and after giving effect to the making of any New Term Loans, each of the conditions set forth in Section 3.03 shall be satisfied; (3) the Borrower shall be in pro forma compliance with each of the covenants set forth in Section 5.04, calculated by taking into account (x) EBITDA for the four Fiscal Quarter period most recently then ended for which financial statements have been delivered pursuant to Section 5.03(b) or (c) and giving pro forma effect to any acquisition consummated with the proceeds of any New Term Commitments established on the Increased Amount Date as though such acquisition had been consummated as of the first day of the fiscal period covered by such financial statements and (y) Consolidated Debt for Borrowed Money of the Borrower and its Subsidiaries as of the Increased Amount Date after giving effect to a Borrowing of the full amount of the New Term Commitments of the applicable Series on such date and the use of the proceeds thereof; (4) the New Term Commitments shall be effected pursuant to one or more Joinder Agreements dated as of the applicable Increased Amount Date and executed and delivered by the Borrower, each New Term Lender and the Administrative Agent, each of which shall be recorded in the Register, and each New Term Lender shall be subject to the requirements set forth in Sections 2.12(e) and (g); and (5) the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction. Any New Term Loans made on an Increased Amount Date shall be designated a separate series (a “Series”) of New Term Loans for all purposes of this Agreement. Not more than four (4) Series of New Term Loans may be established hereunder.

On any Increased Amount Date, subject to the satisfaction of the foregoing terms and conditions (i) each New Term Lender shall make a loan to the Borrower (a “New Term Loan”) in an amount equal to its New Term Commitment of such Series, and (ii) each New Term Lender shall become a Lender hereunder with respect to the New Term Commitment of such Series and the New Term Loans of such Series made pursuant thereto.

The Administrative Agent shall notify Lenders promptly upon receipt of the Borrower’s notice of each Increased Amount Date and, in respect thereof, the proposed New Term Commitments and the New Term Lenders, taking into account any assignments of the New Term Loans contemplated to occur promptly following the Increased Amount Date. The terms and provisions of the New Term Loans shall be identical to the terms and provisions of the Term Loans, except as specifically set forth in the applicable Joinder Agreement; provided that, any covenant or Default applicable to any New Term Loans that is more restrictive than the equivalent covenant or Default set forth in this Agreement or is in addition to the covenants or Defaults set forth in this Agreement shall be deemed to be applicable to all the Facilities. In any event (i) the weighted average life to maturity of all New Term Loans of any Series shall be no shorter than the weighted average life to maturity of the Term B Advances, determined as of the Increased Amount Date of such New Term Loans, (ii) the applicable Termination Date of each Series shall be no earlier than the final maturity of the Term B Advances, (iii) the applicable margin and effective yield to maturity applicable to the New Term Loans of each Series shall be determined by Borrower and the applicable new Lenders and shall be set forth in each applicable Joinder Agreement; provided however (A) the original issue discount or the upfront fees applicable to any New Term Loans shall not be more than 1.0%, (B) that the applicable margin shall not be greater than the applicable margin payable with respect to Term B Advances by more than 0.25% unless the applicable margin with respect to the Term B Advances is increased so as to equal the applicable margin applicable to the New Term Loans and the applicable margin with respect to the Term A Advances and the Revolving Credit Advances is increased so as to equal not less than 0.25% less than the applicable margin applicable to the New Term Loans and the Term B Advances. Each Joinder Agreement may, without the consent of any other Lenders (other than the New Term Lenders), effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent to effect the provision of this Section 2.17 (including the limitations set forth above).

ARTICLE III

CONDITIONS OF EFFECTIVENESS, LENDING AND

ISSUANCES OF LETTERS OF CREDIT

SECTION 3.01 Conditions Precedent to Effectiveness.

This Agreement shall become effective on and as of the first date (the “Closing Date”) on which the following conditions precedent have been satisfied or waived:

(a) The Administrative Agent shall have received on or before the day of the Closing Date the following, each dated such day (unless otherwise specified), in form and substance reasonably satisfactory to the Administrative Agent (unless otherwise specified) and in sufficient copies for each Lender Party:

(i) Counterparts of this Agreement, duly executed and delivered on behalf of each of (A) the Borrower, (B) the Administrative Agent, and (C) each Lender as of the Closing Date (or as to any of the foregoing parties, the Administrative Agent shall have received evidence satisfactory to the Administrative Agent that any such foregoing party has executed a counterpart of this Agreement);

(ii) the Perfection and Diligence Certificate duly executed and delivered on behalf of the Loan Parties;

(iii) proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may reasonably deem necessary or desirable in order to perfect and protect the first priority liens and security interests that will be created under the Security Agreement on the Initial Funding Date, covering the Collateral described in the Security Agreement;

(iv) the results of a recent lien search for at least the last five years against each Loan Party’s and each Negative Pledgor’s current and former legal names (used during the past five years) and the legal name of any other Person to which such Loan Party or Negative Pledgor became the successor by merger, consolidation, acquisition, change in form, or jurisdiction of organization or otherwise within the last five years and giving effect to the Separation, (A) for UCC liens in the jurisdiction of such Loan Party’s or Negative Pledgor’s formation, (B) for UCC liens in the jurisdiction of such Loan Party’s or Negative Pledgor’s chief executive office and principal place of business if such Loan Party or Negative Pledgor is a transmitting utility under the Applicable Law of such jurisdiction, and (C) for pending suit and judgment, bankruptcy, fixture and federal and state tax liens in the jurisdiction of such Loan Party’s or Negative Pledgor’s chief executive office and principal place of business, and such search shall reveal no liens on any of the assets of the Loan Parties or the Negative Pledgors except for liens permitted hereunder or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent;

(v) evidence that each Loan Party and each Subsidiary of any Loan Party maintains insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Loan Party or such Subsidiary operates;

(vi) a Closing Date Closing Certificate, signed on behalf of the Borrower by its President or a Vice President, dated the date of the Closing Date (the statements made in which certificate shall be true on and as of the date of the Closing Date);

(vii) Closing Date Secretary’s Certificates of each Loan Party and each Negative Pledgor, signed on behalf of such Loan Party or Negative Pledgor by its President or a Vice President and its Secretary or an Assistant Secretary, dated the date of the Closing Date (the statements made in which certificate shall be true on and as of the date of the Closing Date), together with appropriate insertions and attachments;

(viii) such financial, business and other information regarding each Loan Party and its Subsidiaries as the Lender Parties shall have reasonably requested, including, without limitation, information as to possible contingent liabilities, tax matters, environmental matters, obligations under Employee Benefit Plans, collective bargaining agreements and other arrangements with employees, audited annual financial statements dated December 31, 2010, interim financial statements dated the end of the most recent Fiscal Quarter for which financial statements are available and forecasts prepared by management of the Borrower, in form and substance satisfactory to the Lender Parties, of balance sheets, income statements and cash flow statements on a quarterly basis for the first year following the day of the Closing Date and on an annual basis for each year thereafter until the Termination Date;

(ix) a favorable opinion of Troutman Sanders LLP, counsel for the Loan Parties and the Negative Pledgors, in substantially the form of Exhibit I-1 hereto, as to such matters as any Lender Party through the Administrative Agent may reasonably request; and

(x) the Lender Parties shall be reasonably satisfied with the corporate and legal structure of the Loan Parties and each of their Subsidiaries, including, without limitation, the charter and bylaws, or similar governing documents, of the Loan Parties and each of their Subsidiaries and each agreement or instrument relating thereto, both before and after giving effect to the Separation.

(xi) the Post-Closing Letter duly executed and delivered on behalf of the Borrower.

(b) There shall have occurred no Material Adverse Change since June 30, 2011.

(c) There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries pending or threatened before any Governmental Authority that (i) could reasonably be expected to have a Material Adverse Effect or (ii) purports to materially adversely affect the legality, validity or enforceability of any Loan Document or the consummation of the Financing or the consummation of the Separation.

(d) The form of the Separation Documents (other than the Separation Agreement), together with all schedules, exhibits and other attachments thereto (including those to the Separation Agreement), will be in form and substance reasonably satisfactory to the Administrative Agent.

(e) All Governmental Authorizations and third party consents and approvals necessary in connection with the Financing (other than with respect to the Contingent Loan Parties) shall have been made or obtained and all waiting periods expired (without the imposition of any conditions that are not reasonably acceptable to the Lender Parties) and shall remain in effect; and no Applicable Law shall be applicable in the judgment of the Lender Parties, in each case that restrains, prevents or imposes materially adverse conditions upon the Financing, the Separation or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

SECTION 3.02 Conditions Precedent to the Initial Funding Date Extension of Credit.

The obligation of each Term A Lender to make a Term A Advance, each Term B Lender to make a Term B Advance, and each Revolving Credit Lender to make a Revolving Credit Advance on the occasion of the Initial Funding Date Extension of Credit hereunder, shall become effective on and as of the first date (the “Initial Funding Date”) on which the following conditions precedent have been satisfied (or will be satisfied concurrent with the Initial Funding Date Extension of Credit) or waived:

(a) The Closing Date has occurred.

(b) The Administrative Agent shall have received on or before the Initial Funding Date Extension of Credit the following, each dated such day (unless otherwise specified), in form and substance reasonably satisfactory to the Administrative Agent (unless otherwise specified) and (except for the Notes) in sufficient copies for each Lender Party:

(i) the Notes duly executed and delivered on behalf of the Borrower and payable to the Lenders to the extent requested by the Lenders pursuant to the terms of Section 2.16;

(ii) a Security Agreement, duly executed by each Loan Party other than the Contingent Loan Parties, together with:

(A) certificates representing the Initial Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt endorsed in blank;

(B) evidence of the insurance required on the Initial Funding Date by the terms of the Security Agreement;

(C) the Initial Funding Date Account Control Agreement, duly executed by the applicable Loan Party and Branch Banking and Trust Company;

(D) the Securities Account Control Agreements referred to in the Security Agreement, if any, duly executed by the Collateral Agent, the applicable Loan Party and the applicable securities intermediary; and

(E) evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority Liens created under the Security Agreement and any other Collateral Document has been taken (including, without limitation, receipt of duly executed payoff letters, release and termination documents and UCC-3 termination statements); provided, however, that, with respect to any such Collateral the Lien in which may not be perfected by filing of a Uniform Commercial Code financing statement or possession of such Collateral or, in the case of foreign Collateral, making of a similar filing in a foreign jurisdiction, if the perfection of the Administrative Agent’s Lien in such Collateral may not be accomplished prior to the Initial Funding Date without undue burden or expense (determined by the Administrative Agent in its reasonable judgment or as directed by Requisite Lenders) or without violating the existing NTELOS Credit Agreement, then delivery of documents and instruments for perfection of such Lien shall not constitute a condition precedent under this Section 3.02 if the Borrower agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be required to perfect such security interests, within a period after the Initial Funding Date reasonably acceptable to the Administrative Agent;

(iii) the Partners Consent duly executed and delivered by the parties thereto;

(iv) a Negative Pledge Agreement duly executed by each of the Negative Pledgors;

(v) a Guaranty Supplement for each of the wholly-owned Subsidiaries of the Loan Parties other than the Negative Pledgors and the Contingent Loan Parties, duly executed and delivered on behalf of each such Subsidiary;

(vi) a Initial Funding Date Closing Certificate of the Loan Parties, duly executed and delivered on behalf of each Loan Party;

(vii) a Initial Funding Date Supplemental Secretary’s Certificate of each Loan Party and each Negative Pledgor, signed on behalf of such Loan Party, Contingent Loan Party or Negative Pledgor by its President or a Vice President and its Secretary or an Assistant Secretary, (the statements made in which certificate shall be true on and as of the date of the Initial Funding Date Extension of Credit), with appropriate insertions and attachments;

(viii) a Solvency Certificate in substantially the form of Exhibit H hereto from the chief financial officer of the Borrower, attesting to the solvency of the Borrower and its Subsidiaries, taken as a whole, after giving effect to the Separation and after giving effect to the Initial Funding Date Extension of Credit;

(ix) a Notice of Borrowing/ Conversion/ Continuation relating to the Initial Funding Date Extension of Credit;

(x) an initial Compliance Certificate, with all exhibits and attachments thereto, duly executed by the Borrower; and

(xi) a favorable opinion of (A) Troutman Sanders LLP, counsel for the Loan Parties, Contingent Loan Parties and the Negative Pledgors, in substantially the form of Exhibit I-2 hereto, and (B) Hunton & Williams LLP, regulatory counsel for the Loan Parties, Contingent Loan Parties and the Negative Pledgors as to Virginia, substantially the form of Exhibit I-3 hereto, and as to such other matters as any Lender Party through the Administrative Agent may reasonably request.

(c) There shall have occurred no Material Adverse Effect since the Closing Date provided that no Material Adverse Effect shall be deemed to have occurred as a result of: (i) any event, change, occurrence or effect accurately disclosed in the information, business model, or projections delivered or otherwise provided to the Administrative Agent on or prior to the Closing Date, (ii) any applicable economic or market conditions generally affecting the industry in which the Borrower and its Subsidiaries operate that do not affect them in a materially disproportionate manner; (iii) the announcement of the Separation; (iv) the execution of, compliance with the terms of, or the taking of any action required by the Separation Documents, or the consummation of the Separation; (v) any change in accounting requirements or principles or any Change in Law of general applicability or the interpretation thereof; and (vi) any change in prevailing interest rates.

(d) All FCC, PUC and other material Governmental Authorizations and third party consents and approvals necessary in connection with the Separation shall have been made or obtained and all waiting periods expired (without the imposition of any conditions that are not reasonably acceptable to the Administrative Agent) and shall remain in effect.

(e) The Borrower shall have paid or shall be paying concurrently with the Initial Funding Date Extension of Credit all accrued fees of the Agents and the Lender Parties and all accrued expenses of the Agents (including the accrued fees and expenses of counsel to the Administrative Agent and local counsel to the Lender Parties in connection with this Agreement) which have been invoiced to the Borrower at least one Business Day prior to the Initial Funding Date.

(f) All actions under the Separation Documents to be consummated at or before the Distribution Time (as defined in the Separation Agreement) (other than the payment of the Separation Payments) have been consummated as provided in the Separation Documents and without further action by any Person the Distribution (as defined in the Separation Agreement) will be effective at or before 11:59 P.M. (New York City time) on the Initial Funding Date and all Liens on the “Collateral” under and as defined in the NTELOS Credit Agreement of the Loan Parties and their Subsidiaries shall have been released or terminated and the Administrative Agent shall have received satisfactory evidence that all such actions with respect thereto have been taken including, without limitation, receipt of duly executed payoff letters and UCC-3 termination statements, reflexive lien searches and mortgage releases and satisfaction.

SECTION 3.03 Conditions Precedent to Each Other Borrowing and Issuance and Renewal. The obligation of each Appropriate Lender to make an Advance (other than a Letter of Credit Advance made by any Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(c) and a Swing Line Advance made by a Revolving Credit Lender pursuant to Section 2.02(b)) on the occasion of each Borrowing (other than the Initial Funding Date Extension of Credit), and the obligation of any Issuing Bank to issue a Letter of Credit (including the initial issuance) or renew a Letter of Credit and the right of the Borrower to request a Swing Line Borrowing, shall be subject to the further conditions precedent that on the date of such Borrowing or issuance or renewal the following statements shall be true (and each of the giving of the applicable Notice of Borrowing/ Conversion/ Continuation, Notice of Swing Line Borrowing, Notice of Issuance or Notice of Renewal and the acceptance by the Borrower of the proceeds of such Borrowing or of such Letter of Credit or the renewal of such Letter of Credit shall constitute a representation and warranty by the Borrower that both on the date of such notice and on the date of such Borrowing or issuance or renewal such statements are true):

(i) the representations and warranties contained in each Loan Document are true and correct in all material respects on and as of such date, before and after giving effect to such Borrowing or issuance or renewal and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Borrowing or issuance or renewal, in which case such representations and warranties are true and correct in all material respects as of such specific date;

(ii) no Default has occurred and is continuing, or would result from such Borrowing or issuance or renewal or from the application of the proceeds therefrom;

(iii) the Leverage Ratio, calculated by taking into account EBITDA for the four Fiscal Quarter period most recently then ended for which financial statements have been delivered pursuant to Section 5.03(b) or (c) and Consolidated Debt for Borrowed Money of the Borrower and its Subsidiaries as of the day of such Borrowing and after giving effect to the applicable Borrowing (including, without limitation, the application of proceeds thereof), renewal or issuance, shall be less than the levels set forth with respect thereto in Section 5.04; and

(iv) Since June 30, 2011, there has been no Material Adverse Effect.

SECTION 3.04 Determinations Under Section 3.01 and 3.02

(a) For purposes of determining compliance with the conditions specified in Section 3.01, each Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received written notice from such Lender Party prior to the Closing Date specifying its objection thereto.

(b) For purposes of determining compliance with the conditions specified in Section 3.02, each Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received written notice from such Lender Party prior to the Initial Funding Date Extension of Credit specifying its objection thereto and such Lender Party shall not have made available to the Administrative Agent such Lender Party’s ratable portion of such Borrowing.

SECTION 3.05 Post-Closing Letter. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, it shall not be a condition precedent to the Initial Funding Date Extension of Credit or the effectiveness hereof that the Loan Parties complete prior to the Closing Date, the Initial Funding Date or the later date set forth in the Post-Closing Letter any action, or execute and deliver (or cause to be executed and delivered) any document, set forth in the Post-Closing Letter.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01 Representations and Warranties of the Borrower. The Borrower represents and warrants as follows as of the Closing Date, as of the Initial Funding Date Extension of Credit, and as of each Advance after the Initial Funding Date Extension of Credit:

(a) Due Organization; Corporate Power. Each Loan Party and each of its Subsidiaries (i) is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) is duly qualified and in good standing as a foreign corporation or company in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed could not be reasonably expected to have a Material Adverse Effect and (iii) has all requisite corporate, limited liability company or partnership (as applicable) power and authority (including, without limitation, all Governmental Authorizations) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

(b) Subsidiaries. Set forth on Schedule 4.01(b) hereto is a true, correct and complete list of all Subsidiaries of each Loan Party after giving effect to the Separation, showing as of the Initial Funding Date (as to each such Subsidiary) the jurisdiction of its formation, the number of shares, membership interests or partnership interests (as applicable) of each class of its Equity Interests authorized, and the number outstanding, on the Initial Funding Date and the percentage of each such class of its Equity Interests owned (directly or indirectly) by such Loan Party and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights as of the Initial Funding Date. All of the outstanding Equity Interests (other than the Equity Interests in VITAL that are not owned by any Loan Party or any of its Subsidiaries) have been validly issued, are fully paid and non-assessable and are owned (or, as of the Initial Funding Date, will be owned) by such Loan Party or one or more of its Subsidiaries free and clear of all Liens, except, prior to the Initial Funding Date Extension of Credit, those pertaining to the NTELOS Credit Agreement and those created concurrent with the Initial Funding Date Extension of Credit under the Collateral Documents.

(c) No Conflict; Compliance with Law. The execution, delivery and performance by each Loan Party and each of its Subsidiaries of each Loan Document to which it is or is to be a party, and the consummation of the Financing and the Separation, are within such Loan Party’s or Subsidiary’s corporate, limited liability company or partnership (as applicable) powers, have been duly authorized by all necessary corporate, limited liability company or partnership (as applicable) action, and do not (i) contravene such Loan Party’s or such Subsidiary’s charter, bylaws, limited liability company agreement, partnership agreement or other constituent documents, (ii) violate any Applicable Law (including, without limitation, the Communications Act or any applicable PUC Law or Regulation X of the Board of Governors), (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any Material Contract or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. No Loan Party or any of its Subsidiaries is in violation of any such Applicable Law the violation or breach of which could be reasonably expected to have a Material Adverse Effect or in breach of any Material Contract.

(d) Authorization. No Governmental Authorization, and no notice to or filing with, any Governmental Authority or any other third party is required as a condition to (i) the due execution, delivery, recordation, filing or performance by any Loan Party or any Subsidiary of a Loan Party of any Loan Document to which it is or is to be a party, or for the consummation of the Financing or the Separation, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents concurrent with the Initial Funding Date Extension of Credit, (iii) the perfection of the Liens created under the Collateral Documents (including the first priority nature thereof) concurrent with the Initial Funding Date Extension of Credit other than the filing of UCC financing statements and filings with the United States Patent and Trademark Office or the United States Copyright Office or (iv) the exercise by any Agent or any Lender

Party of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (A) approval of any PUC with respect to the exercise of remedies against the Pledged Equity of the Telecos, (B) any FCC approvals that are required for a change in control after the Initial Funding Date of the Loan Parties or Subsidiaries holding any License issued by the FCC or for the transfer or assignment of such License to another party, (C) approval of RUS with respect to a change of control of NTELOS Telephone Inc. to the extent provided in the RUS Grant and Security Agreement and (D) the Governmental Authorizations, notices and filings listed on Schedule 4.01(d) hereto, all of which have been duly obtained on or before the Initial Funding Date (other than with respect to any Contingent Loan Parties), taken, given or made and are in full force and effect. All applicable waiting periods in connection with the Financing or the Separation have expired without any action having been taken by the FCC or any PUC.

(e) Enforceable Obligations. This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party and each Subsidiary of any Loan Party party thereto. This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party and each Subsidiary of any Loan Party party thereto, enforceable against such Loan Party or Subsidiary in accordance with its terms.

(f) Litigation. There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or, to the knowledge of the Borrower, threatened before any Governmental Authority or arbitrator that (i) could reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the Financing or the Separation.

(g) Financial Condition; No Change. (i) The combined balance sheets of the Parent, the Loan Parties, and their Subsidiaries as at December 31, 2010, and the related combined statements of income and combined statement of cash flows of the Parent, the Loan Parties and their Subsidiaries for the Fiscal Year then ended, accompanied by an unqualified opinion of KPMG LLP, independent public accountants, and the condensed combined balance sheets of the Parent, the Loan Parties and their Subsidiaries as at June 30, 2011, and the related condensed combined statements of income and condensed combined statement of cash flows of the Parent, the Loan Parties and their Subsidiaries for the six months then ended, duly certified by the Chief Financial Officer of the Parent, copies of which have been furnished to each Lender Party, fairly present in all material respects, subject, in the case of said balance sheet as at such dates, and said statements of income and cash flows for the year and six month period then ended, respectively to year-end audit adjustments, the combined or combined and condensed, as applicable, financial condition of the Parent, the Loan Parties and their Subsidiaries as at such dates and the combined or combined and condensed, as applicable, results of operations of the Parent, the Loan Parties and their Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis.

(ii) Since June 30, 2011, there has been no Material Adverse Change.

(iii) The combined and condensed forecasted balance sheets, statements of income and statements of cash flows of the Parent, the Loan Parties and their Subsidiaries delivered to the Lender Parties pursuant to Section 3.01(a)(viii) or the consolidated and consolidating forecasted balance sheets, statements of income and statements of cash flows of the Parent and its Subsidiaries delivered to the Lender Parties pursuant to Section 5.03 are based upon good faith estimates and assumptions believed by management of the Parent and the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

(h) Accuracy of Information. Neither the Information Memorandum nor any other information, exhibit or report (other than projections and forecasted financial statement) furnished by or on behalf of NTELOS Holdings, the Parent, any Loan Party or any Subsidiary of any Loan Party to any Agent or any Lender Party in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents, taken as a whole collectively with all information previously furnished, contained when furnished (or, in the case of the Information Memorandum, as of the date of this Agreement) any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein in light of the circumstances under which they were made not misleading.

(i) Federal Regulations. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance or drawings under any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock in violation of Regulation U of the Federal Reserve Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U 1, as applicable, referred to in Regulation U.

(j) Investment Company Act; Other Regulations. Neither any Loan Party nor any of its Subsidiaries is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Advances, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents (including, without limitation, the Financing and the Separation), will violate any provision of any such act or any Applicable Law of the SEC thereunder.

(k) No Contractual Bar. Neither any Loan Party nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction that could be reasonably expected to have a Material Adverse Effect (other than the NTELOS Credit Agreement on or prior to the Initial Funding Date).

(l) Perfected Security. Concurrent with the Initial Funding Date Extension of Credit, all filings and other actions necessary or desirable to perfect and protect the security interest in the Collateral created under the Collateral Documents will have been duly made or taken and will be in full force and effect, except where the Administrative Agent has determined that the value of such Collateral is not worth the cost and/or effort required to perfect such Collateral, and the Collateral Documents will create in favor of the Collateral Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected first priority (except for, in the case of Collateral constituting Equity Interests, Permitted Liens which arise by operation of law and are not consensual in nature and, in the case of any other Collateral, Permitted Liens) security interest in the Collateral, securing the payment of the Secured Obligations, and upon taking all actions that are specifically contemplated by the Collateral Documents all filings and other actions necessary or desirable to perfect and protect such security interest will have been duly taken. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for Liens permitted by this Agreement.

(m) Solvency. The Borrower and its Subsidiaries, taken as a whole, are Solvent, after giving effect to the Separation and after giving effect to the Initial Funding Date Extension of Credit.

(n) ERISA. (i) Set forth on Schedule 4.01(n)(i) hereto is a true, correct and complete list of all Plans and Multiemployer Plans as of the Initial Funding Date.

(ii) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan subject to Title IV of ERISA or, to the knowledge of any Loan Party or any Subsidiary of any Loan Party, with respect to any Multiemployer Plan, that could reasonably be expected to have a Material Adverse Effect.

(iii) Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan subject to Title IV of ERISA, copies of which have been filed with the Internal Revenue Service and made available to the Lender Parties (other than any such Plan commencing in connection with the Separation for which no such annual report has yet been filed), is true, correct and complete in all material respects and fairly presents the funding status of such Plan, and between the date of such Schedule B and the Closing Date there has been no change in such funding status that could reasonably be expected to have a Material Adverse Effect.

(iv) Each Plan and, to the knowledge of any Loan Party or any Subsidiary of any Loan Party, each Multiemployer Plan is in compliance with the terms of such Plan or Multiemployer Plan, ERISA, the Code and other applicable federal and state laws, except to the extent that noncompliance could not reasonably be expected to have a Material Adverse Effect.

(v) Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan.

(vi) Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and, to the knowledge of any Loan Party or any Subsidiary of any Loan Party, no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

(vii) No Loan Party or Subsidiary of any Loan Party sponsors, maintains, contributes to or has or could have any liability, contingent or otherwise, which could reasonably be expected to have a Material Adverse Effect, with respect to an employee welfare benefit plan (as defined in Section 3(1) of ERISA) to provide welfare benefits to current or former employees beyond their retirement or other termination of service (other than coverage mandated by Section 4908B of the Code, Part 6 of Subtitle B of Title I of ERISA or similar law, the cost of which is paid by the current or former employee or his or her dependents), that may not be terminated by such Loan Party in its sole discretion at any time with only such liability for benefits accrued as of the date of termination. The present value of any liability under any such welfare benefit plan as of the Initial Funding Date for any Loan Party and any Subsidiary of any Loan Party does not exceed $15,000,000, and any increase in such liability after the Initial Funding Date could not reasonably be expected to have a Material Adverse Effect.

(viii) No Loan Party or any Subsidiary of any Loan Party has incurred or is reasonably expected to incur any liability that could reasonably be expected to have a Material Adverse Effect with respect to any period prior to the Separation in connection with a Third Party Plan. Neither the Separation nor any action or transaction that occurs in connection with the Separation will result in any liability with respect to any Employee Benefit Plan or any Third Party Plan that could reasonably be expected to have a Material Adverse Effect.

(o) Environmental Matters. (i) Except as otherwise would not reasonably be expected to have a Material Adverse Effect, the operations and properties of each Loan Party and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, and no circumstances exist that could be reasonably expected to (A) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(ii) Except as otherwise set forth on Schedule 4.01(o)(ii) hereto, none of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the best of its knowledge, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect; and neither any Loan Party nor any of its Subsidiaries has released, discharged or disposed of Hazardous Materials on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

(iii) Except as otherwise set forth on Schedule 4.01(o)(iii) hereto, neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.

(p) Taxes. (i) Neither any Loan Party nor any of its Subsidiaries is party to any tax sharing agreement other than (A) that certain the Tax Matters Agreement described in the Separation Agreement and entered into in connection with the Separation, (B) a tax sharing agreement approved by the Required Lenders or (C) any lease or similar agreement (including indefeasible rights to use agreements) entered into in the ordinary course of business that allocates the payment of taxes (as defined in such agreements) related to the leased property between the lesser and lessee.

(ii) Each Loan Party and each of its Subsidiaries, in a timely manner, has filed, has caused to be filed or has been included in all federal income tax returns and other material tax returns (Federal, state, local and foreign) required to be filed and has paid all Taxes shown thereon to be due, together with applicable interest and penalties.

(iii) With respect to each taxable year of each Loan Party and each of its Subsidiaries for which Federal income tax returns have been filed and for which the expiration of the applicable statute of limitations for assessment or collection has not occurred by reason of extension or otherwise (an “Open Year”), there is no unpaid amount, as of the Closing Date or the Initial Funding Date, of adjustments to the Federal income tax liability of any Loan Party or any of its Subsidiaries proposed by the Internal Revenue Service with respect to the Open Years. No issues have been raised by the Internal Revenue Service in respect of Open Years that, in the aggregate, could be reasonably expected to have a Material Adverse Effect.

(iv) The aggregate unpaid amount, as of the Closing Date and as of the Initial Funding Date, of adjustments to the state, local and foreign tax liability of each Loan Party and its Subsidiaries proposed by all state, local and foreign taxing authorities (other than amounts arising from adjustments to Federal income tax returns) does not exceed $2,000,000. Set forth on Schedule 4.01(p) hereto is a true, correct and complete description, as of the Closing Date and as of the Initial Funding Date, of each state and local examination that is either currently ongoing or of which the Borrower has been notified may occur. No issues have been raised by such taxing authorities that, in the aggregate, could be reasonably expected to have a Material Adverse Effect.

(q) Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any of the Loan Parties or any of their Subsidiaries pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Loan Party or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Loan Party or Subsidiary.

(r) Surviving Debt. Set forth on Schedule 4.01(r) hereto is a true, correct and complete list of all Surviving Debt, showing as of the Initial Funding Date the obligor, the obligee and the principal amount outstanding thereunder, the maturity date thereof and the amortization schedule therefor.

(s) Existing Liens. Set forth on Schedule 4.01(s) hereto is a true, correct and complete list as of the Initial Funding Date of all Liens (other than Permitted Liens and Liens being terminated on or before the Initial Funding Date) on the property or assets of any Loan Party or any of its Subsidiaries, showing the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto.

(t) Real Property. (i) Set forth on Schedule 4.01(t)(i) hereto is a true, correct and complete list as of the Initial Funding Date of all Material Owned Real Property, showing as of the Initial Funding Date the street address, county or other relevant jurisdiction, state, record owner and the capitalized cost thereof. Each Loan Party or such Subsidiary has good, marketable and insurable fee simple title to such real property, free and clear of all Liens, other than Permitted Liens. No Material Owned Real Property is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

(ii) Set forth on Schedule 4.01(t)(ii) hereto is a true, correct and complete list as of the Initial Funding Date of all Material Real Property Leases, showing as of the Initial Funding Date the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date, whether any Loan Party maintains its principal books and records at such location, whether the lease, sublease or license contains a default or event of default upon the occurrence of a change of control of any Loan Party, whether each Loan Party using such location could relocate to a reasonably equivalent location within 60 days, and the estimated aggregate fair market value of the property of each Loan Party at such location. Each such Material Real Property Lease is in full force and effect and neither the Loan Party nor any of its Subsidiaries has any knowledge of any material default that has occurred and is continuing thereunder, and each such Material Real Property Lease constitutes the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms, except to the extent that any of the foregoing, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(iii) Set forth on Schedule 4.01(t)(iii) hereto is a true, correct and complete list as of the Initial Funding Date of all leases of real property under which any Loan Party is the lessor and under which the lessor is entitled to receive annual rent in excess of $300,000 per year, showing as of the Initial Funding Date the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. Each such lease is in full force and effect and neither the Loan Party nor any of its Subsidiaries has any knowledge of any default that has occurred and is continuing thereunder, and each such lease constitutes the legal, valid and binding obligation of the lessee thereof, enforceable in accordance with its terms, except to the extent that any of the foregoing, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(u) Existing Investments. Set forth on Schedule 4.01(u) hereto is a true, correct and complete list of all Investments held by any Loan Party or any of its Subsidiaries on the Initial Funding Date and having a value of $250,000 or more (other than Investments in Subsidiaries and the Permitted CoBank Investment), showing the amount, obligor or issuer and maturity, if any, thereof.

(v) Intellectual Property. Set forth on Schedule 4.01(v) hereto is a true, correct and complete list of all patents, trademarks, trade names, service marks and copyrights, and all applications therefor and licenses thereof (collectively, “Intellectual Property”), of each Loan Party or any of its Subsidiaries which have been registered with any Governmental Authority, showing as of the Initial Funding Date the jurisdiction in which registered, the registration number, the date of registration and the expiration date. Each Loan Party and each Subsidiary of any Loan Party owns, or is licensed to use, all Intellectual Property, and software, databases, works of authorship, inventions, and technology that embody or are covered by Intellectual Property (collectively, “Technology”), necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or Technology by any Loan Party or its Subsidiaries or the validity or enforceability of any Intellectual Property owned by any Loan Party or its Subsidiaries, nor does the Borrower know of any valid basis for any such claim. The conduct of the businesses of each Loan Party and each Subsidiary of any Loan Party as currently conducted, including without limitation the use of Intellectual Property and Technology by each Loan Party and each Subsidiary of any Loan Party, does not infringe, misappropriate or otherwise violate the rights of any Person in a manner which would reasonably be expected to have a Material Adverse Effect. No Loan Party or Subsidiary of any Loan Party has any knowledge that any Person is infringing, misappropriating or otherwise violating any Intellectual Property of such Loan Party or such Subsidiary in a manner which would reasonably be expected to have a Material Adverse Effect.

(w) Communications Regulatory Matters. (i) As of the Initial Funding Date, Schedule 4.01(w) sets forth a true, correct and complete list of the following information for each License issued to, assigned or transferred to, or utilized by any Loan Party or its respective Subsidiaries (other than VITAL unless VITAL has become a wholly-owned Subsidiary of the Borrower): the name of the licensee or franchisee, the type of service, the expiration date and the geographic area covered by such License. Other than as set forth in Schedule 4.01(w), each License is held by a Loan Party or a wholly-owned Subsidiary of a Loan Party whose Equity Interests will be concurrent with the Initial Funding Date Extension of Credit subject to a valid and perfected, first priority Lien in favor of Secured Parties pursuant to the Security Agreement.

(ii) The Licenses are valid and in full force and effect without conditions except for such conditions as are generally applicable to holders of such Licenses. Loan Parties and their respective Subsidiaries (other than VITAL unless VITAL has become a wholly-owned Subsidiary of the Borrower) are duly qualified to hold their respective Licenses and the Licenses are not subject to any transfer restrictions imposed by the FCC or any PUC. Each Loan Party or Subsidiary of a Loan Party (other than VITAL unless VITAL has become a wholly-owned Subsidiary of the Borrower) holding a License has all requisite power and authority required under any Applicable Law (including the Communications Act and PUC Laws) to hold the Licenses and to own and operate the Communications Systems. The Licenses constitute in all material respects all of the Licenses necessary for the operation of the Communications Systems in the same manner as they are presently operated. No event has occurred and is continuing which could reasonably be expected to (i) result in the imposition of a material forfeiture or the suspension, revocation, termination or adverse modification of any such License or (ii) materially and adversely affect any rights of Loan Parties or their respective Subsidiaries (other than VITAL unless VITAL has become a wholly-owned Subsidiary of the Borrower) thereunder. Neither the Loan Parties nor any of their Subsidiaries (other than VITAL unless VITAL has become a wholly-owned Subsidiary of the Borrower) have reason to believe or have knowledge that any License will not be renewed in the ordinary course. Neither the Loan Parties nor any of their respective Subsidiaries (other than VITAL unless VITAL has become a wholly-owned Subsidiary of the Borrower) are a party to any investigation, notice of apparent liability, notice of violation, order or complaint issued by or before the FCC, PUC or any applicable Governmental Authority, and there are no proceedings pending by or before the FCC, PUC or any applicable Governmental Authority which could in any manner threaten or adversely affect the validity of any License, other than, in each case, such matters as individually or collectively would not reasonably be expected to have a Material Adverse Effect.

(iii) All of the material properties, equipment and systems owned, leased, subleased or managed by Loan Parties or their respective Subsidiaries (other than VITAL unless VITAL has become a wholly-owned Subsidiary of the Borrower) are, and all such property, equipment and systems to be acquired or added in connection with any contemplated system expansion or construction will be, in good repair, working order and condition (reasonable wear and tear and casualty events excepted) and are and will be in compliance with all terms and conditions of the Licenses and all standards or rules imposed by any Governmental Authority or as imposed under any agreements with telecommunications companies and customers. Each of Loan Parties and their respective

Subsidiaries (other than VITAL unless VITAL has become a wholly-owned Subsidiary of the Borrower) has made all material filings which are required to be filed by it, paid all material franchise, license or other fees and charges related to the Licenses or which have become due pursuant to any Governmental Approval in respect of its business and has made appropriate provision as is required by GAAP for any such fees and charges which have accrued.

(x) Each of Loan Parties and their respective Subsidiaries (other than VITAL unless VITAL has become a wholly-owned Subsidiary of the Borrower) have submitted all reports and paid all License, regulatory or other fees and charges which they have calculated in good faith as due to the FCC, any PUC or any fund established by the FCC or any PUC (including, without limitation, the Universal Service Administrative Company and any similar state universal service funds) pursuant to Applicable Law except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(y) Sanctioned Persons. None of the Loan Parties or any of their Subsidiaries nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of any of the Loan Parties or any of their Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrower will not knowingly directly or indirectly use the proceeds of any Advance or any Letter of Credit or otherwise make available such proceeds to any Person for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

(z) Patriot Act. Each of Loan Parties and their respective Subsidiaries is in compliance, in all material respects, with the (A) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (B) the Patriot Act. No part of the proceeds of the Advances will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

ARTICLE V

COVENANTS OF THE BORROWER

SECTION 5.01 Affirmative Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, other than as expressly provided in the last sentence of this Section 5.01, the Borrower will:

(a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, with all Applicable Laws (including, without limitation, all applicable PUC Law and the Communications Act) except where the failure to do so, either individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all material Taxes and (ii) all lawful claims that, if unpaid, might by law become a Lien (other than a Permitted Lien) upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such Taxes that are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained in accordance with GAAP, unless and until any Lien (other than a Permitted Lien) resulting therefrom attaches to its property and becomes enforceable against its other creditors.

(c) Compliance with Environmental Laws. (i) Comply, and cause each of its Subsidiaries and all other Persons under the control of the Borrower or any of its Subsidiaries operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect; (ii) obtain and renew, and cause each of its Subsidiaries to obtain and renew, all Environmental Permits necessary for its operations and properties except where the failure to so obtain or renew would not reasonably be expected to have a Material Adverse Effect; and (iii) conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such investigation, study, sampling, testing, cleanup, removal, remedial or other action to the extent that (a) the failure to undertake such investigation, study, sampling, testing, cleanup, removal, remedial or other action would not reasonably be expected to have a Material Adverse Effect or (b) its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

(d) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates.

(e) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence, legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises; provided, however, that the Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(d); and provided further that neither the Borrower nor any of its Subsidiaries shall be required to maintain the existence of any Immaterial Subsidiary or to preserve any right, permit, license, approval, privilege or franchise if the Board of Directors (or equivalent body) of the Borrower or such Subsidiary shall determine that the maintenance or preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof, in light of the attendant circumstances, would not reasonably be expected to have a Material Adverse Effect.

(f) Visitation Rights. Upon reasonable notice and at any reasonable time, permit any of the Agents or any of the Lender Parties, or any agents or representatives thereof, at their expense (so long as no Event of Default exists), to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants; provided that, during the continuance of an Event of Default, the Agents, Lender Parties, or agents or representatives thereof may conduct such examinations, visits and discussions without notice, at such times as they may specify, and at the expense of the Borrower.

(g) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

(h) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are necessary to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and from time to time make or cause to be made all appropriate repairs, renewals and replacements thereof except where failure to do so would not materially and adversely affect the use of the related property.

(i) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate; provided, however, that this Section 5.01(i) shall not apply to (A) transactions permitted under Section 5.02(g)(iii), (B)(1) transactions with the Telecos to the extent otherwise provided in the NTELOS Telephone Company Affiliates Agreement, the R&B Telephone Company Affiliates Agreement, and the amendments thereto, in each case that have been approved by the State Corporation Commission of the Commonwealth of Virginia or (2) other transactions with the Telecos on terms substantially similar to those contained in the documents referred to in clause (1) above that the State Corporation Commission of the Commonwealth of Virginia may approve from time to time, (C) transactions otherwise permitted under this Agreement the consideration for which paid by the Borrower is solely the Equity Interests of the Borrower, (D) the Separation, and (E) transactions between the Borrower and any Subsidiary Guarantor or between Subsidiary Guarantors, to the extent otherwise permitted under this Agreement.

(j) Covenant to Guarantee Obligations and Give Security. Upon (x) the formation or acquisition of any new direct or indirect Subsidiary (other than an Excluded Subsidiary) by any Loan Party on or after the Initial Funding Date, (y) any Excluded Subsidiary no longer being an Excluded Subsidiary on or after the Initial Funding Date, or (z) the acquisition of any property by any Loan Party on or after the Initial Funding Date having a value in excess of any threshold set forth in this clause (j) or the definition of “Material Owned Real Property” or “Material Real Property Lease” with respect to such property which property is not already subject to a perfected first priority security interest in favor of the Collateral Agent for the benefit of the Secured Parties demonstrated to the Collateral Agent’s reasonable satisfaction, then in each case at the Borrower’s expense:

(i) in connection with the formation or acquisition of any such Subsidiary that is not an Excluded Subsidiary or upon any Excluded Subsidiary no longer being an Excluded Subsidiary, within 30 days after such formation or acquisition (or such longer period of time as the Administrative Agent shall agree to in writing), cause each such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Collateral Agent a guaranty or guaranty supplement, in form and substance satisfactory to the Collateral Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents,

(ii) within 30 days after such formation or acquisition or redesignation of any Excluded Subsidiary (or such longer period of time as the Administrative Agent shall agree to in writing), furnish to the Collateral Agent a description of the real and personal properties of such Subsidiary or the real and personal properties so acquired, in each case in detail reasonably satisfactory to the Collateral Agent,

(iii) within 30 days (or such longer period of time as the Administrative Agent shall agree to in writing) after (A) such acquisition of property by any Loan Party, duly execute and deliver, and cause each Loan Party to duly execute and deliver, to the Collateral Agent such pledges, assignments, security agreement supplements, Intellectual Property security agreement supplements and other security agreements as specified by, and in form and substance reasonably satisfactory to, the Collateral Agent, securing payment of all the Obligations of such Loan Party under the Loan Documents and constituting Liens on all such properties and (B) such formation or acquisition of any such new Subsidiary or redesignation of any Excluded Subsidiary, duly execute and deliver and cause each such Subsidiary to duly execute and deliver to the Collateral Agent pledges, assignments, security agreement supplements, Intellectual Property security agreement supplements and other security agreements as specified by, and in form and substance reasonably satisfactory to, the Collateral Agent, securing payment of all of the obligations of such Subsidiary under the Loan Documents; provided that (x) the stock of any Subsidiary held, directly or indirectly, by a CFC shall not be pledged, and (y) if such new property is Equity Interests in a CFC, no more than 66% of the total Voting Interests of the CFC shall be required to be pledged in favor of the Secured Parties,

(iv) within 30 days (or such longer period of time as the Administrative Agent shall agree to in writing) after the acquisition of such property or such formation or acquisition or redesignation of any Excluded Subsidiary, take, and cause each Loan Party and each such newly acquired or newly formed Subsidiary (other than an Excluded Subsidiary), or any Excluded Subsidiary that is no longer an Excluded Subsidiary, to take, whatever action (including, without limitation, the filing of Uniform Commercial Code financing statements and fixture filings, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the pledges, assignments, security agreement supplements, Intellectual Property security agreement supplements and security agreements delivered pursuant to this Section 5.01(j) (including, without limitation, clause (iii) hereof), enforceable against all third parties in accordance with their terms,

(v) within 30 days (or such longer period of time as the Administrative Agent shall agree to in writing) after the acquisition of such property or such formation or acquisition or redesignation of an Excluded Subsidiary, deliver to the Collateral Agent, upon the request of the Collateral Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Collateral Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Collateral Agent (provided that Troutman Sanders LLP is acceptable) as to (1) the matters contained in clauses (i), (iii) and (iv) above, (2) such guaranties, guaranty supplements, pledges, assignments, security agreement supplements, Intellectual Property security agreement supplements and security agreements being legal, valid and binding obligations of each Loan Party party thereto enforceable in accordance with their terms, as to the matters contained in clause (iv) above, (3) such recordings, filings, notices, endorsements and other actions being sufficient to create valid perfected Liens on such properties, (4) matters of corporate formalities as the Collateral Agent may reasonably require and (5) such other matters as the Collateral Agent may reasonably request,

(vi) within 60 days (or such longer period of time as the Administrative Agent shall agree to in writing) after (A) such acquisition of property by any Loan Party, duly execute and deliver, and cause each Loan Party to duly execute and deliver, to the Collateral Agent such Mortgages and other security agreements as specified by, and in form and substance reasonably satisfactory to, the Collateral Agent, securing payment of all the Obligations of such Loan Party under the Loan Documents and constituting Liens on all such properties and (B) such formation or acquisition of any such new Subsidiary or redesignation of any Excluded Subsidiary, duly execute and deliver and cause each such Subsidiary to duly execute and deliver to the Collateral Agent Mortgages, Mortgage Related Deliveries and other security agreements as specified by, and in form and substance reasonably satisfactory to, the Collateral Agent, securing payment of all of the obligations of such Subsidiary under the Loan Documents; provided that (w) any real property which is not Material Owned Real Property shall not be required to be mortgaged, (x) any lease, sublease or license of real property which is not a Material Real Property Lease shall not be required to be mortgaged, (y) the Administrative Agent may in its reasonable discretion exclude any Material Real Property Lease from the requirements of this Section 5.01(j) if the applicable Loan Party does not reasonably expect to remain the lessee or licensee of such real property for a period of more than 24 months, and (z) if the applicable Loan Party is not able to obtain the necessary third-party consents to mortgage any Material Real Property Lease after using commercially reasonable efforts to obtain such consents (determined in the reasonable discretion of the Administrative Agent) such Material Real Property Lease shall be excluded from the requirements of this Section 5.01(j).

(vii) within 60 days (or such longer period of time as the Administrative Agent shall agree to in writing) after the acquisition of such property or such formation or acquisition or redesignation of any Excluded Subsidiary, take, and cause each Loan Party and each such newly acquired or newly formed Subsidiary (other than an Excluded Subsidiary), or any Excluded Subsidiary that is no longer an Excluded Subsidiary, to take, whatever action (including, without limitation, the recording of Mortgages, the filing of fixture filings, the giving of notices and the endorsement of notices on title documents)

may be necessary or advisable in the opinion of the Collateral Agent to perfect the Liens on the properties granted in favor of the Collateral Agent (or in any representative of the Collateral Agent designated by it) pursuant to the Mortgages delivered pursuant to this Section 5.01(j) (including, without limitation, clause (vi) hereof),

(viii) within 60 days (or such longer period of time as the Administrative Agent shall agree to in writing) after the acquisition of such property or such formation or acquisition or redesignation of an Excluded Subsidiary, deliver to the Collateral Agent, upon the request of the Collateral Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Collateral Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Collateral Agent (provided that Troutman Sanders LLP is acceptable) as to (1) the matters contained in clauses (vi) and (vii) above, (2) such Mortgages and security agreements being legal, valid and binding obligations of each Loan Party party thereto enforceable in accordance with their terms, as to the matters contained in clause (vii) above, (3) such recordings, filings, notices, endorsements and other actions being sufficient to create valid perfected Liens on such properties, and (4) such other matters as the Collateral Agent may reasonably request,

(ix) as promptly as practicable after such acquisition of property or such formation or acquisition or redesignation of an Excluded Subsidiary, deliver to the Collateral Agent with respect to each parcel of real property subject to a Material Real Property Lease or constituting Material Owned Real Property owned, held or leased by any Loan Party or any newly acquired or newly formed Subsidiary (other than an Excluded Subsidiary) such Mortgage Related Deliveries as requested by the Collateral Agent in its reasonable discretion, each in scope, form and substance reasonably satisfactory to the Collateral Agent in its reasonable judgment, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Collateral Agent, and

(x) within 30 days (or such longer period of time as the Administrative Agent shall agree to in writing) after (A) the opening of any deposit account or securities account (other than an Permitted Unblocked Account), or (B) the formation or acquisition of a new Subsidiary (other than an Excluded Subsidiary) with deposit accounts or securities accounts (other than any Permitted Unblocked Account), or (C) the redesignation of any Excluded Subsidiary with deposit accounts or securities accounts as no longer being an Excluded Subsidiary, deliver to the Collateral Agent a fully executed deposit account control agreement and/or securities account control agreement for each such account that is not an Permitted Unblocked Account, in each case to the extent required by the Security Agreement.

(k) Further Assurances. (i) Promptly upon request by any Agent, or any Lender Party through the Administrative Agent, correct, and cause each of its Subsidiaries (other than the Excluded Subsidiaries that are not Negative Pledgors or Contingent Loan Parties and, unless VITAL has become a direct or indirect wholly-owned Subsidiary of the Borrower, VITAL) promptly to correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and

(ii) Promptly upon the formation or acquisition of any new direct or indirect Subsidiary that is a Teleco (other than an Immaterial Subsidiary) by any Loan Party on or after the Initial Funding Date, within 60 days (or such longer period of time as the Administrative Agent shall agree to in writing) after such formation or acquisition, cause each such Subsidiary to duly execute and deliver to the Collateral Agent a negative pledge agreement or negative pledge agreement supplement, in form and substance satisfactory to the Collateral Agent and, upon the request of the Collateral Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Collateral Agent and the other Secured Parties, of counsel for such Teleco reasonably acceptable to the Collateral Agent, and

(iii) Promptly upon request by any Agent, or any Lender Party through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, security agreements, control agreements, Mortgages, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as any Agent, or any Lender Party through the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by Applicable Law, on or after the Initial Funding Date, subject any Loan Party’s or any of such Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect on the Initial Funding Date and maintain thereafter the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of such Subsidiaries is or is to be a party, and cause each of such Subsidiaries (other than an Excluded Subsidiary that is not a Negative Pledgor or a Contingent Loan Party) to do each of the foregoing.

(l) Preparation of Environmental Reports. At the request of the Administrative Agent or the Collateral Agent at any time during the continuance of an Event of Default or after a notice of violation or alleged violation of any applicable Environmental Law has been received by a Loan Party or a Subsidiary of a Loan Party from a Governmental Authority and not finally resolved pursuant to which the Loan Party or the Subsidiary of a Loan Party is reasonably likely to incur liability in excess of $1,000,000, provide to the Lender Parties within 60 days (or such longer period of time as the Administrative Agent shall agree to in writing) after such request, at the expense of the Borrower, an environmental site assessment report for any of its or its Subsidiaries’ properties described in such notice, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent or the Collateral Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Administrative Agent or the Collateral Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent or the Collateral

Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and the Borrower hereby grants and agrees to cause any Subsidiary that owns any property described in such request to grant at the time of such request to the Agents, the Lender Parties, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment.

(m) Compliance with Terms of Leaseholds. Make all payments and otherwise perform all obligations in respect of all leases of real property to which the Borrower or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled except in accordance with their terms or in the ordinary course of business, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in each case, where the failure to do so, either individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect; provided however, such exception shall not exclude any Material Real Property Lease from this Section 5.01(m).

(n) Interest Rate Hedging. Have in place on and after the 90th day following the Initial Funding Date (or such longer period of time as the Administrative Agent shall agree to in writing) interest rate Hedge Agreements with Persons reasonably acceptable to the Administrative Agent to the extent necessary to provide that at least 50% of the aggregate principal amount of the Term A Advances and Term B Advances (adjusted to take into account the amortization of the Term Advances) is subject to either a fixed interest rate or interest rate protection for a period of not less than three years beyond the Initial Funding Date, on terms reasonably acceptable to the Administrative Agent.

(o) Telecos. To the extent permitted by Applicable Law, cause the Telecos to pay quarterly cash dividends, directly or indirectly, to the Borrower no later than fifteen days after the end of each fiscal quarter an amount for each Teleco not to exceed its Distributable Cash Flow for such fiscal quarter; provided, that, notwithstanding the foregoing, (i) during the period commencing on January 1, 2011 and ending on December 31, 2011, the amount of cash dividends required to be made by NTELOS Telephone Inc. pursuant to this Section 5.01(o) shall not exceed $35,000,000 in the aggregate (or such greater amount as consented to by RUS in accordance with the RUS Grant and Security Agreement), (ii) during the period commencing on January 1, 2012 and ending on June 30, 2012, the amount of cash dividends required to be made by NTELOS Telephone Inc. pursuant to this Section 5.01(o) shall not exceed $17,500,000 in the aggregate (or such greater amount as consented to by RUS in accordance with the RUS Grant and Security Agreement), and (iii) subject to the second proviso hereof, during the period commencing on July 1, 2012 and ending on the date of Project Completion (such period, the “Dividend Restriction Period”), NTELOS Telephone Inc. shall not be required to pay any dividends; provided further, that (x) NTELOS Telephone Inc. shall immediately pay any dividend to the Borrower that it would otherwise be required to pay in accordance with this Section 5.01(o) but for the application of the immediately preceding proviso upon receipt of RUS’s consent or if the restrictions on dividends contained in Section 7.7 of the RUS Grant and Security Agreement cease to apply or such dividend is otherwise permitted by the RUS Grant and Security Agreement, and (y) without limiting the generality of the foregoing clause (x), no later than fifteen days after the restrictions on dividends contained in Section 7.7 of the RUS Grant and Security Agreement cease to apply or such dividend is otherwise permitted by the RUS Grant and Security Agreement, NTELOS Telephone Inc. shall pay cash dividends to the Borrower in an amount equal to the amount it would have otherwise been required to pay (but did not otherwise pay) in accordance with this Section 5.01(o) but for the application of the immediately preceding proviso for each month ending during the Dividend Restriction Period.

(p) Collateral Account and L/C Collateral Account. Within 10 days of the Initial Funding Date (or such longer period of time as the Administrative Agent shall agree to in writing), the Borrower shall (i) open a cash collateral account (the “Collateral Account”) with the Administrative Agent or another depository designated by the Administrative Agent for purposes of Section 2.06(b)(vi) and other applicable provisions of this Agreement, (ii) shall open a cash collateral account (the “L/C Collateral Account”) with the Administrative Agent or another depository designated by the Administrative Agent for purposes of Sections 2.06(b), 2.11(f), and 6.02 and other applicable provisions of this Agreement, and (iii) maintain the Collateral Account and the L/C Collateral Account at all times they are opened.

(q) Post-Closing Letter. Within the time specified in the Post-Closing Letter, the Borrower shall deliver to the Administrative Agent such items as are specified in the Post-Closing Letter.

(r) CoBank Equity. (i) Acquire, on the Initial Funding Date and for so long as CoBank is a Lender hereunder, equity in CoBank in such amounts and at such times as CoBank may require in accordance with CoBank’s Bylaws and Capital Plan (as each may be amended from time to time), except that the maximum amount of equity that the Borrower may be required to purchase in CoBank in connection with the Advances made by CoBank hereunder may not exceed the maximum amount permitted by CoBank’s Bylaws and Capital Plan at the time this Agreement is entered into. The Borrower acknowledges receipt of a copy of (i) CoBank’s most recent annual report, and if more recent, CoBank’s latest quarterly report, (ii) CoBank’s Notice to Prospective Stockholders and (iii) CoBank’s Bylaws and Capital Plan, which describe the nature of all of Borrower’s stock and other equities in CoBank acquired in connection with its patronage loan from CoBank (the “CoBank Equities”) as well as capitalization requirements, and agrees to be bound by the terms thereof.

(ii) Each party hereto acknowledges that CoBank’s Bylaws and Capital Plan (as each may be amended from time to time) shall govern (x) the rights and obligations of the parties with respect to the CoBank Equities and any patronage refunds or other distributions made on account thereof or on account of Borrower’s patronage with CoBank, (y) Borrower’s eligibility for patronage distributions from CoBank (in the form of CoBank Equities and cash) and (2) patronage distributions, if any, in the event of a sale of a participation interest. CoBank reserves the right to assign or sell participations in all or any part of its Advances or Commitments on a non-patronage basis.

(iii) Each party hereto acknowledges that CoBank has a statutory first lien pursuant to the Farm Credit Act of 1971 (as amended from time to time) on all CoBank Equities that the Borrower may now own or hereafter acquire, which statutory lien shall be for CoBank’s sole and exclusive benefit. The CoBank Equities shall not constitute security for the Secured Obligations due to any other Secured Party. To the extent that any of the Loan Documents create a Lien on the CoBank Equities or on patronage accrued by CoBank for the account of the Borrower (including, in each case, proceeds thereof), such Lien shall be for CoBank’s sole and exclusive benefit and shall not be subject to pro rata sharing hereunder. Neither the CoBank Equities nor any accrued patronage shall be offset against the Secured Obligations except that, in the event of an Event of Default, CoBank may elect at CoBank’s sole discretion to apply the cash portion of any patronage distribution or retirement of equity to amounts due under this Agreement. The Borrower acknowledges that any corresponding tax liability associated with such application is the sole responsibility of the Borrower. CoBank shall have no obligation to retire the CoBank Equities upon any Default or any other default by the Borrower or at any other time, either for application to the Secured Obligations or otherwise.

(s) Material Contracts. Use, and cause its Subsidiaries to use, commercially reasonable efforts to not enter into any Material Contract or modification to a Material Contract if the terms of such Material Contract or such modification (i) prohibit the collateral assignment of any Loan Party’s rights and interest thereunder or (ii) provide that a change of control by any Loan Party or any Subsidiary of a Loan Party would be an event of default as to any Loan Party or any Subsidiary of a Loan Party under such Material Contract.

(t) Investment Company Act. Will, and will cause its Subsidiaries, to not be or become an “investment company” as that term is defined in and to not be otherwise subject to regulation under, the Investment Company Act of 1940.

(u) ERISA. Will cause, and will cause each of its Subsidiaries to cause, the administrator or sponsor of any Plan that is intended to qualify under Section 401(a) of the Code, to apply for and take commercially reasonable steps to obtain a favorable determination letter with respect to such Plan within the period provided by applicable laws, rules and regulations, unless the Plan was adopted by means of a master or prototype plan that has received a favorable opinion letter from the Internal Revenue Service upon which each administrator and sponsor of the Plan are entitled to rely.

(v) Use of Proceeds. Will use the proceeds of the Advances, and will cause any of its Subsidiaries who receive (directly or indirectly) proceeds of the Advances to use such proceeds, solely as described in Section 2.14. No part of any Advance will be used (directly or indirectly) to purchase any “margin stock” as defined in, or otherwise in violation of, the regulations of the Board of Governors.

(w) Consummation of Separation. Will, and will cause each of its Subsidiaries and the Parent, to complete the Distribution (as defined in the Separation Agreement) on or before 11:59 P.M. (New York City Time) on the Initial Funding Date.

(x) Guaranty and Security Supplement. (i) Will cause each of the Contingent Loan Parties to use commercially reasonable efforts (determined in the reasonable discretion of the Administrative Agent) to obtain within 90 days (or such longer period as the Administrative Agent shall agree to in writing) after the Initial Funding Date all necessary PUC Governmental

Approvals to become a Guarantor under this Agreement and a grantor under the Security Agreement and (ii) will cause each of the Contingent Loan Parties to execute and deliver a Guaranty Supplement to this Agreement and a Security Agreement supplement within 3 Business Days (or such longer period of time as the Administrative Agent shall agree to in writing) of such Contingent Loan Party receiving all necessary PUC Governmental Approvals for such Contingent Loan Party to become a Guarantor under this Agreement and a grantor under the Security Agreement.

(y) Lumos Networks of West Virginia. (i) Will cause Lumos Networks of West Virginia Inc. to use commercially reasonable efforts (determined in the reasonable discretion of the Administrative Agent) to obtain within 90 days (or such longer period as the Administrative Agent shall agree to in writing) after the Initial Funding Date all necessary Pennsylvania PUC Governmental Approvals to guaranty all of the Obligations of each Loan Party now or hereafter existing under or in respect of the Loan Documents.

Notwithstanding the above, prior to the Initial Funding Date Extension of Credit, (I) none of Section 5.01 shall be effective as to any Loan Party or any of its Subsidiaries other than the Borrower and (II) only clauses (a), (c), (e), (g) and (t) of Section 5.01 shall be effective as to the Borrower.

SECTION 5.02 Negative Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, other than as expressly provided in the last sentence of this Section 5.02, the Borrower will not at any time (it being understood that unless VITAL has become a direct or indirect wholly-owned Subsidiary of the Borrower, VITAL shall not be subject to this Section 5.02):

(a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, except:

(i) Liens created under the Loan Documents;

(ii) Permitted Liens;

(iii) Liens existing on the Initial Funding Date and listed on Schedule 5.02(a); provided that no such existing Lien which constitutes a purchase money Lien or arises in connection with a Capitalized Lease will encumber any Collateral or assets other than the assets acquired, constructed or improved with the proceeds thereof or the assets subject to such Capitalized Lease, together with the products and proceeds thereof;

(iv) purchase money Liens upon or in real property or equipment acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any property other than the property or equipment being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and provided further that the aggregate principal amount of the Debt secured by Liens permitted by this clause (iv) shall not exceed the amount permitted under Section 5.02(b)(ii) at any time outstanding;

(v) Liens arising in connection with Capitalized Leases permitted under Section 5.02(b)(ii)(y); provided that no such Lien shall extend to or cover any Collateral or assets other than the assets subject to such Capitalized Leases and shall not exceed the amount permitted under Section 5.02(b)(ii);

(vi) so long as no Default has occurred and is continuing or would result from such replacement, extension or renewal, the replacement, extension or renewal of any Lien permitted by this Section 5.02(a) upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby, in each case subject to any restrictions specified in such clauses;

(vii) CoBank’s statutory Lien on the Permitted CoBank Investment;

(viii) Liens in favor of RUS pursuant to the RUS Grant and Security Agreement;

(ix) Liens arising in connection with Debt permitted under Section 5.02(b)(iv); provided that no such Lien shall extend to or cover any Collateral or assets other than such insurance policies; and

(x) Other Liens securing obligations not in excess of $5,000,000 at any time outstanding, provided that (x) no Default would result from the incurrence, creation, or sufferance to exist of such Liens and (y) no such Lien shall extent to or cover any Equity Interests or assets of any of the Negative Pledgors or Contingent Loan Parties.

(b) Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt, except:

(i) Debt under the Loan Documents;

(ii) (x) Debt secured by Liens permitted by Section 5.02(a)(iv), (y) Capitalized Leases and (z) unsecured Debt; provided that, the sum of clauses (x), (y) and (z) shall not exceed in the aggregate $10,000,000 at any time outstanding;

(iii) Debt owed to the Borrower or a Subsidiary of the Borrower, which Debt shall (x) in the case of Debt owed to a Loan Party, constitute Pledged Debt, (y) be on subordination terms acceptable to the Administrative Agent and (z) be otherwise permitted under the provisions of Section 5.02(f);

(iv) Debt incurred to pay premiums for insurance policies maintained by the Borrower or its Subsidiaries in the ordinary course of business not exceeding the aggregate amount of such unpaid premiums;

(v) Contingent Obligations with respect to bonds issued to support workers’ compensation, unemployment or other insurance or self-insurance obligations, and similar obligations, in each case incurred by the Borrower and its Subsidiaries in the ordinary course of business;

(vi) Debt in the form of any earnout or other similar contingent payment obligation incurred in connection with an acquisition permitted hereunder;

(vii) Debt in respect of the outstanding intercompany Debt owing to NTELOS Inc. that remains outstanding after the payment of the initial Separation Payment as contemplated by the Separation Agreement and existing on the Initial Funding Date;

(viii) Other unsecured Debt of the Borrower and its Subsidiaries incurred or assumed after the Closing Date; provided, that immediately after giving effect to the incurrence or assumption of such Debt, (A) no Default or Event of Default shall have occurred and be continuing or would result from such incurrence or assumption and the anticipated use of proceeds thereof; (B) all Net Cash Proceeds of any such Debt are used to make a purchase or acquisition permitted by Section 5.02(f)(vi); and (C) the outstanding aggregate principal amount at any time of any such unsecured Debt shall not exceed the then current Flex-Debt Amount;

(ix) Contingent Obligations of any Loan Party in respect of any Debt of any other Loan Party or any Subsidiary of a Loan Party that is permitted under this Agreement;

(x) Debt in respect of take-or-pay contracts entered into in the ordinary course of business;

(xi) Debt in respect of Hedge Agreements permitted by Section 5.02(l); and

(xii) Debt existing on the Initial Funding Date and listed on Schedule 5.02(b).

Notwithstanding the foregoing, the Negative Pledgors shall not create, incur, assume or suffer to exist any Debt other than the Telecos with respect to Debt permitted by clauses (ii), (iii), (v), (vi), (ix), (x), (xi) and (xii) above; provided that, any Debt of the Telecos described in Section 5.02(f)(i)(D) shall be limited as provided therein.

(c) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried on at the date hereof other than a Related Business.

(d) Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that:

(i) any Subsidiary of the Borrower may merge into or consolidate with any other Subsidiary of the Borrower; provided that (x) in the case of any such merger or consolidation to which a wholly-owned Subsidiary is a party, the Person formed by such merger or consolidation shall be a wholly-owned Subsidiary of the Borrower, (y) in the case of any such merger or consolidation to which a non-wholly owned Subsidiary is a party, the direct owner of such non-wholly owned Subsidiary shall not have a lesser percentage of ownership in the Person formed by such merger or consolidation than such direct owner had in the non-wholly owned Subsidiary prior to the merger or consolidation, and (z) in the case of any such merger or consolidation to which a Subsidiary Guarantor is a party, the Person formed by or surviving such merger or consolidation shall be a Subsidiary Guarantor;

(ii) in connection with any acquisition permitted under Section 5.02(f), any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with such Subsidiary of the Borrower; provided that the Person surviving such merger shall be a Subsidiary of the Borrower; provided further that, in the case of any merger or consolidation to which a Subsidiary Guarantor is a party, the Person formed by or surviving such merger or consolidation shall be a Subsidiary Guarantor; and

(iii) in connection with any sale or other disposition permitted under Section 5.02(e) (other than clause (ii) thereof), any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with such Subsidiary of the Borrower;

provided, however, that in each case, immediately before and after giving effect thereto, no Default shall have occurred and be continuing.

(e) Sales, Etc., of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets, except:

(i) sales and leases of Inventory in the ordinary course of its business, the granting of any option or other right to purchase, lease or otherwise acquire Inventory in the ordinary course of its business, leases or subleases of real property in the ordinary course of its business, sales of used or obsolete equipment, trade-ins or exchanges of used or obsolete equipment for upgraded like equipment to be received within six months of such trade-in or exchange, and exchanges or dispositions of or indefeasible rights to use fiber the absence of which would not interfere in any material respect with the ordinary conduct of business of the Borrower or any of its Subsidiaries;

(ii) in a transaction authorized by Section 5.02(d) (other than subsection (iii) thereof);

(iii) sales, transfers or other dispositions of assets among Loan Parties; provided that in no event shall the Borrower or any Guarantor sell, transfer or otherwise dispose of assets to an Excluded Subsidiary unless such transaction is permitted under Section 5.02(f)(i);

(iv) sales, transfers or other dispositions of assets, so long as (A) the purchase price paid to the Borrower or such Subsidiary for any such asset and related assets shall be no less than the fair market value of such asset and related assets at the time of such sale, transfer or disposition, (B) the purchase price for any such asset and related assets shall be paid to the Borrower or such Subsidiary solely in cash, (C) no Default shall have occurred and be continuing or would result from any such sale, transfer or other disposition and (D) the aggregate purchase price paid to the Borrower and all of its Subsidiaries for such assets during the same Fiscal Year pursuant to this clause (iv) shall not exceed $7,500,000;

(v) sales, transfers or other dispositions of assets, so long as (A) the purchase price paid to the Borrower or such Subsidiary for any such asset and related assets shall be no less than the fair market value of such asset and related assets at the time of such sale, transfer or disposition, (B) the purchase price for any such asset and related assets shall be paid to the Borrower or such Subsidiary solely in cash, (C) no Default shall have occurred and be continuing or would result from any such sale, transfer or other disposition and (D) the aggregate purchase price paid to the Borrower and all of its Subsidiaries for all such assets pursuant to this clause (v) shall not exceed $20,000,000 in the aggregate; and

(vi) sales, transfers or other dispositions of assets, so long as (A) the purchase price paid to the Borrower or such Subsidiary for any such asset and related assets shall be no less than the fair market value of such asset and related assets at the time of such sale, transfer or disposition, (B) the purchase price for any such asset and related assets shall be paid to the Borrower or such Subsidiary solely in cash, (C) no Default shall have occurred and be continuing or would result from any such sale, transfer or other disposition, (D) immediately after giving effect to such sale, transfer or other disposition, the pro forma Leverage Ratio at the time of such sale, transfer or other disposition shall be no greater than 3.75 to 1.00, calculated by taking into account (x) EBITDA for the four Fiscal Quarter period most recently then ended for which financial statements have been delivered pursuant to Section 5.03(b) or (c) on a pro forma basis as though such sale, transfer or other disposition had been consummated as of the first day of the fiscal period covered thereby and (y) Consolidated Debt for Borrowed Money as of the date of such sale, transfer or other disposition, and (E) the aggregate purchase price paid to the Borrower and all of its Subsidiaries for all such assets pursuant to this clause (vi) shall not exceed $50,000,000 in the aggregate; provided that, notwithstanding the proviso appearing at the end of the definition of “ Net Cash Proceeds”, all Net Cash Proceeds received by the Borrower and all of its Subsidiaries for all such assets pursuant to this clause (vi) shall be subject to Section 2.06(b)(ii)(A) .

(f) Investments in Other Persons. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person, except:

(i) (A) Investments by the Borrower and its Subsidiaries in their Subsidiaries outstanding on the Closing Date, (B) additional Investments by the Borrower and its Subsidiaries in Loan Parties, (C) additional Investments by Subsidiaries of the Borrower that are not Loan Parties in other Subsidiaries that are not Loan Parties, (D) additional Investments by the Borrower in the Telecos in an aggregate amount not to exceed the sum of (x) the aggregate amount of cash dividends and other distributions received by the Borrower, directly or indirectly, from the Telecos and (y) the aggregate principal amount of intercompany receivables owing to the Telecos from the Borrower and (E) so long as no Default has occurred and is continuing or would result from such Investment, additional Investments by the Loan Parties in the Excluded Subsidiaries and/or VITAL in an aggregate amount invested from and after the Closing Date not to exceed $3,000,000, provided however, that any Investment made in a Contingent Loan Party that subsequently becomes a Loan Party shall not reduce the basket in clause (E);

(ii) loans and advances to employees in the ordinary course of the business of the Borrower and its Subsidiaries as presently conducted in an aggregate principal amount not to exceed $300,000 at any time outstanding;

(iii) Investments by the Borrower and its Subsidiaries in Cash Equivalents;

(iv) Investments existing on the Initial Funding Date hereof and described on Schedule 4.01(u) hereto;

(v) Investments in Hedge Agreements permitted under Section 5.02(l);

(vi) the purchase or other acquisition of all of the Equity Interests in, or the assets comprising a division or business unit or a substantial part or all of the property and assets of, any Person that, in the case of the acquisition of all of the Equity Interests in or all of the assets of such Person (including, without limitation, as a result of a merger or consolidation), upon the consummation thereof, will be wholly owned directly by the Borrower or one or more of its wholly owned Subsidiaries; provided that, with respect to each purchase or other acquisition made pursuant to this clause (vi):

(A) any such newly created or acquired Subsidiary shall not be a Teleco and shall comply with the requirements of Section 5.01(j);

(B) the lines of business of the Person to be (or the property and assets of which are to be) so purchased or otherwise acquired shall be substantially the same lines of business as one or more of the principal businesses of the Borrower and its Subsidiaries in the ordinary course or a Related Business;

(C) immediately after giving effect to such purchase or other acquisition, the pro forma Leverage Ratio at the time of such purchase or other acquisition shall be no greater than 3.75 to 1.00, calculated by taking into account (x) EBITDA for the four Fiscal Quarter period most recently then ended for which financial statements have been delivered pursuant to Section 5.03(b) or (c) on a pro forma basis as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby and (y) Consolidated Debt for Borrowed Money as of the date of such purchase or acquisition;

(D) immediately before and immediately after giving effect to any such purchase or other acquisition, no Default shall have occurred and be continuing; and

(E) the Borrower shall have delivered to the Administrative Agent, on behalf of the Lender Parties, at least 15 days (or such shorter period of time as the Administrative Agent shall consent to in its sole discretion) prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (vi) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(vii) Investments received in the settlement of amounts owing to the Borrower and its Subsidiaries in the ordinary course of business;

(viii) Investments received as consideration for a sale of assets permitted under this Agreement;

(ix) Investments made by the Borrower or its Subsidiaries on or before the Initial Funding Date in connection with the Separation as described in the Preliminary Information Statement, dated August 8, 2011 and filed with the SEC in connection with the Separation Agreement;

(x) the Permitted CoBank Investment;

(xi) so long as no Default has occurred and is continuing or would result from such Investment, other Investments made after the Initial Funding not otherwise permitted under this Section 5.02(f) in an aggregate amount at any time outstanding (net of any return on any such Investment) not to exceed the sum of (1) $10,000,000 plus (2) the current Distributable Amount; and

(xii) guaranties by the Borrower of trade and other obligations of the Subsidiaries not constituting Debt and incurred in the ordinary course of business.

(g) Restricted Payments. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests or Convertible Securities now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, Convertible Securities, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such, or permit any of its Subsidiaries to do any of the foregoing, or permit any of its Subsidiaries to issue or sell any Equity Interests or Convertible Securities, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests or Convertible Securities in the Borrower (each of the foregoing, a “Restricted Payment”), except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(i) the Borrower may declare and pay dividends and distributions payable only in common stock of the Borrower to the Parent;

(ii) any Subsidiary of the Borrower may declare and pay any dividend (or, in the case of any partnership or limited liability company, any similar distribution) to the holders of its Equity Interests on a pro rata basis;

(iii) the Borrower may dividend to the Parent an amount in any Fiscal Year not greater than the lesser of (x) the expenses of the Parent that are reasonably allocable to the business and operations of the Borrower and its Subsidiaries and (y) $1,000,000;

(iv) the Borrower may make any purchase, repurchase, redemption, retirement or other acquisition for value of shares of, or options to purchase shares of, common stock of Parent from employees, former employees, directors or former directors of the Borrower or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), or may make any dividend or distribution for the purpose of funding the foregoing, pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of Parent, the Borrower or such Subsidiary of the Borrower under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such common stock; provided, however, that the aggregate amount of such purchases, repurchases, redemptions, retirements and other acquisitions for value will not exceed $7,500,000 in the aggregate;

(v) the Borrower and any Subsidiary of the Borrower may make the payments of earnouts or other forms of deferred consideration to former stockholders or owners of an acquired entity, business unit or all or substantial part of the assets of a Person in respect of an acquisition transaction permitted by Section 5.02(f)(vi);

(vi) the Borrower and any Subsidiary may make repayments of obligations in respect of Convertible Securities that constitute Debt incurred in accordance with Section 5.02(b);

(vii) except during any Dividend Suspension Period and so long as no Default exists before or will result after giving effect to such Restricted Payment on a pro forma basis, the Borrower may make Restricted Payments in an amount not to exceed the current Distributable Amount; provided that at the time of any proposed Restricted Payment pursuant to this clause (vii), (A) the Borrower’s Leverage Ratio shall be less than or equal to 3.75 to 1.00 as of such date, calculated based on (1) Consolidated Debt for Borrowed Money as of such date and (2) EBITDA for the four Fiscal Quarter period most recently then ended for which financial statements have been delivered pursuant to Section 5.03(b) or (c), and (B) if the Borrower has incurred any Debt for Borrowed Money since the last day of the Fiscal Quarter most recently then ended for which financial statements have been delivered pursuant to Section 5.03(b) or (c), the Borrower shall, prior to making such Restricted Payment, deliver a certificate with supporting calculations from a Responsible Officer demonstrating compliance with the Leverage Ratio requirement set forth above in clause (A);

(viii) the Borrower may make Restricted Payments to effectuate the Separation Payments; and

(ix) the Borrower may make Restricted Payments to the Parent to pay federal, state, local or foreign Taxes attributable to the income of the Borrower and its Subsidiaries that is includable in the income of the Parent, for purposes of such federal, state, local or foreign Taxes, instead of being includable in income by the Borrower or its Subsidiaries for such purposes.

(h) Amendments of Constitutive Documents. Amend, or permit any of its Subsidiaries to amend, its certificate of incorporation or bylaws or other constitutive documents other than amendments that (i) could not be reasonably expected to have a Material Adverse Effect and (ii) could not be reasonably expected to be adverse to the perfection or priority of the Lien of the Collateral Agent for the benefit of the Secured Parties in the Collateral pursuant to the Loan Documents.

(i) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles, or (ii) Fiscal Year.

(j) Prepayments, Etc., of Debt. (i) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt that is subordinated to the Advances hereunder, unsecured, or subject to any Lien that is junior to the Liens securing the Advances, except (v) regularly scheduled or other required repayments or redemptions of Surviving Debt in accordance with the terms thereof and to the extent such Surviving Debt is permitted pursuant to Section 5.02(b)(ii), (w) payments or prepayments of any Debt payable to the Borrower, (x) in an amount not to exceed the then current Distributable Amount, (y) payment or prepayment of any unsecured Debt permitted pursuant to Section 5.02(b)(ii)(z), and (z) payment or prepayment of any unsecured Debt permitted pursuant to Section 5.02(b)(viii) to the extent such Debt is paid or prepaid with the proceeds of New Term Loans, or (ii) amend, modify or change in any manner any term or condition of any Surviving Debt in a manner materially adverse to the Lenders, or permit any of its Subsidiaries to do any of the foregoing other than to repay or prepay any Debt payable to the Borrower.

(k) Negative Pledge. Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets except (i) the Loan Documents, (ii) as set forth in any Debt incurred in accordance with Sections 5.02(b)(ii)(z) or 5.02(b)(viii), which provisions in any case shall be no more restrictive than those set forth herein and shall in any event not restrict the ability of the Loan Parties to grant the Liens on the Collateral contemplated by the Loan Documents, (iii) customary limitations on the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, options, sale-leaseback agreements, stock sale agreements, lease agreements, licenses and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements, (iv) restrictions contained in Capitalized Leases or agreements relating to purchase money Debt, which restrictions are applicable only to the property so purchased or leased, (v)

customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business (provided that commercially reasonable efforts were used to avoid a prohibition of collateral assignment with respect to any Material Contract entered into after the Closing Date), and (vi) restrictions contained in the RUS Grant and Security Agreement.

(l) Hedge Transactions. Engage, or permit any of its Subsidiaries to enter into any Hedge Agreement (other than in the ordinary course of business, to hedge against risks present in the business of the Borrower and its Subsidiaries in a manner consistent with prudent business practice or as required by this Agreement).

(m) Payment Restrictions Affecting Subsidiaries. Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or binding arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions to the Borrower in respect of any Subsidiary’s Equity Interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer (other than lease) assets to or invest in, the Borrower or any Subsidiary of the Borrower (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) the Loan Documents, (ii) any agreement or instrument evidencing Surviving Debt as in effect on the date hereof and to the extent such Surviving Debt is permitted pursuant to Section 5.02(b)(xii), (iii) any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary of the Borrower, (iv) customary limitations on the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, options, sale-leaseback agreements, stock sale agreements, lease agreements, licenses and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements, (v) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business (provided that commercially reasonable efforts were used to avoid a prohibition of collateral assignment with respect to any Material Contract entered into after the Closing Date), (vi) restrictions contained in Capitalized Leases or agreements relating to purchase money Debt, which restrictions are applicable only to the property so purchased or leased, (vii) customary restrictions in agreements evidencing Debt permitted under Sections 5.02(b)(ii)(z) or 5.02(b)(viii) which restrict such actions by Subsidiaries following a Default thereunder, (viii) restrictions imposed by law or by Governmental Authorities having supervisory authority over any Subsidiary, (ix) customary subordination of subrogation, contribution and similar claims contained in guaranties permitted hereunder, and (x) restrictions contained in the RUS Grant and Security Agreement.

(n) NTELOS Telephone LLC and R&B Telephone LLC. Permit NTELOS Telephone LLC or R&B Telephone LLC to conduct, transact or otherwise engage in any business or operations other than those incidental to their respective ownership of the Equity Interests in VITAL.

(o) Amendments of RUS Grant and Security Agreement. Amend, modify or waive, or permit any of its Subsidiaries to amend, modify or waive, the RUS Grant and Security Agreement, other than amendments, modifications or waivers that do not adversely affect the Agents or the Lenders.

(p) Borrower as Holding Company. Conduct, transact or otherwise engage in any business or operations other than those incidental to its ownership of the Equity Interests of its direct Subsidiaries and the execution and performance of contractual and similar obligations (other than indefeasible rights to use fiber needed in the operation of the business of the Loan Parties and their Subsidiaries) on behalf of itself and the other Loan Parties and their Subsidiaries.

(q) Management Fees. Permit or permit any of its Subsidiaries to, directly or indirectly, pay any management or other similar fees to any Person that is an Affiliate of the Borrower; except management fees paid (i) to any Loan Party, (ii) management fees payable pursuant to the Separation Documents on the Initial Funding Date or (iii) other management or similar fees reasonably satisfactory to Required Lenders.

(r) Transactions with Affiliates. Permit or permit its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction with any of their Affiliates except for transactions on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate; provided, however, that this Section 5.02(r) shall not apply to (A) transactions permitted under Section 5.02(g)(iii), (B)(1) transactions with the Telecos to the extent otherwise provided in the NTELOS Telephone Company Affiliates Agreement, the R&B Telephone Company Affiliates Agreement, and the amendments thereto, in each case that have been approved by the State Corporation Commission of the Commonwealth of Virginia or (2) other transactions with the Telecos on terms substantially similar to those contained in the documents referred to in clause (1) above that the State Corporation Commission of the Commonwealth of Virginia may approve from time to time, (C) transactions otherwise permitted under this Agreement the consideration for which paid by the Borrower to the Parent is solely the Equity Interests of the Borrower, (D) the Separation, (E) payment of compensation and reimbursement of expenses to directors, officers and employees in the ordinary course of business for services actually rendered or expenses actually incurred in their capacities as directors, officers and employees, provided such compensation and reimbursement is reasonable and comparable with compensation paid or reimbursements made by companies of like nature and similarly situated, (F) transactions between the Borrower or any Subsidiary and the Parent to the extent otherwise permitted under this Agreement, and (G) transactions between the Borrower and any Subsidiary Guarantor or between Subsidiary Guarantors, to the extent otherwise permitted under this Agreement.

(s) Ownership of Licenses. Except as noted on Schedule 4.01(w) or pursuant to a disposition permitted in Section 5.02(e), the Loan Parties will not permit any License issued by the United States of America, or state or any political subdivision thereof, including any agency or commission of any thereof, and utilized in the business of such Loan Party or such Subsidiary of a Loan Party to be issued, assigned or transferred to any Subsidiary or Affiliate of a Loan Party who is not a Loan Party or is not a wholly-owned, domestic Subsidiary of a Loan Party whose ownership interests are subject to a valid and perfected first priority Lien in favor of the Secured Parties pursuant to the Security Agreement.

Notwithstanding the above, prior to the Initial Funding Date Extension of Credit, none of Section 5.02 shall be effective as to any Loan Party or any of its Subsidiaries.

SECTION 5.03 Reporting Requirements. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will furnish to the Administrative Agent for delivery to each Lender (which delivery may be made by posting to a SyndTrak site (or such other electronic documentation distribution system selected by the Administrative Agent with the approval of the Borrower, such approval not to be unreasonably withheld or delayed to which the Lenders have access (without regard to any public/private distinction within such site)) and to the Administrative Agent:

(a) Default Notice. Promptly after obtaining knowledge of any Default, or of any other event, development or occurrence that could reasonably be expected to have a Material Adverse Effect continuing on the date of such statement, a statement of a Responsible Officer of the Borrower setting forth details of such Default, event, development or occurrence and the actions that the Borrower has taken and proposes to take with respect thereto.

(b) Annual Financials. As soon as available and in any event no later than the earlier of (i) 15 days after the date that the Parent is or would be required to file the Parent’s annual report with the SEC as part of the Parent’s periodic reporting (whether or not the Parent is subject to such reporting requirements), and (ii) 105 days after the end of each Fiscal Year of the Borrower, the Borrower will deliver (A) an annual audit report for the Parent and its Subsidiaries, including therein consolidated balance sheets of the Parent and its Subsidiaries, as at the end of such Fiscal Year, and the related consolidated statements of income, shareholders’ equity and cash flows, each for such Fiscal Year (which requirement shall be deemed satisfied by the delivery of the Parent’s Annual Report on Form 10-K (or any successor form) for such Fiscal Year), accompanied by an opinion with respect to such financial statements from KPMG LLP or another firm of independent certified public accountants of recognized national standing selected by the Parent or otherwise reasonably acceptable to the Required Lenders, which report shall be prepared in accordance with Statement of Auditing Standards No. 58 (the “Statement”), as amended, entitled “Reports on Audited Financial Statements” and such report shall be without any material qualification or exception as to the scope of such audit or any “going concern” qualification (other than to the extent related to the impending stated maturity of the Obligations under the Loan Documents), (B) consolidating balance sheets of the Parent and its Subsidiaries, as at the end of such Fiscal Year, and the related consolidating statements of income, for such Fiscal Year, all in reasonable detail and certified by a Responsible Officer of the Parent as having been prepared in accordance with GAAP, and (C) consolidated balance sheets of the Borrower and its subsidiaries, as at the end of such Fiscal Year, and the related consolidated statement of income, for such Fiscal Year, all in reasonable detail and certified by a Responsible Officer of the Borrower as having been prepared in accordance with GAAP.

(c) Quarterly Financials. As soon as available and in any event no later than the earlier of (i) 10 days after the date that the Parent is or would be required to file the Parent’s quarterly report with the SEC as part of the Parent’s periodic reporting (whether or not the Parent is subject to such reporting requirements) and (ii) 55 days after the end of the first three Fiscal Quarters of each Fiscal Year of the Borrower (other than September 30, 2011 unless the Initial Funding Date shall have occurred on or before such Fiscal Quarter end), the Borrower will deliver (a) consolidated balance sheets of the Parent and its Subsidiaries, as at the end of such Fiscal Quarter, and the related consolidated statements of income and cash flows, for such Fiscal

Quarter and for the year-to-date period, in reasonable detail and certified by a Responsible Officer of the Parent as having been prepared in accordance with GAAP except as to the omission of footnotes and subject to yearend adjustment (which requirements of this clause (a) shall be deemed satisfied by the delivery of the Parent’s Report on Form 10-Q (or any successor form) for such Fiscal Quarter), (b) consolidating balance sheets of the Parent and its Subsidiaries, as at the end of such Fiscal Quarter, and the related consolidating statements of income, for the Fiscal Quarter and for the year-to-date period, all in reasonable detail and certified by a Responsible Officer of the Parent as having been prepared in accordance with GAAP, and (c) consolidated balance sheets of the Borrower and its Subsidiaries, as at the end of such Fiscal Quarter, and the related consolidated statements of income, for the Fiscal Quarter and for the year-to-date period, all in reasonable detail and certified by a Responsible Officer of the Borrower as having been prepared in accordance with GAAP.

(d) Annual Forecasts. As soon as available and in any event no later than 60 days after the end of each Fiscal Year, forecasts prepared by management of the Parent and the Borrower, in form reasonably satisfactory to the Administrative Agent, of operating and capital spending budget of the Parent, the Borrower and its Subsidiaries on a quarterly basis for the Fiscal Year following such Fiscal Year and on an annual basis for each Fiscal Year thereafter until the Termination Date.

(e) Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any Governmental Authority against any Loan Party or any of its Subsidiaries of the type described in Section 4.01(f).

(f) Securities Reports. Promptly after the sending or filing thereof, copies of all proxy statements and financial statements that any Loan Party or any of its Subsidiaries sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements, that any Loan Party or any of its Subsidiaries files with the SEC or any Governmental Authority that may be substituted therefor, or with any national securities exchange, in each case, on or after the Initial Funding Date.

(g) Creditor Reports. Promptly after the furnishing thereof, copies of any statement or report furnished to (i) any holder of Debt of any Loan Party or of any of its Subsidiaries on or after the Initial Funding Date pursuant to the terms of any indenture, loan or credit or similar agreement and (ii) RUS in connection with the RUS Grant and Security Agreement, and, in each case, not otherwise required to be furnished to the Lender Parties pursuant to any other clause of this Section 5.03.

(h) ERISA. (i) ERISA Events and ERISA Reports. (A) Promptly and in any event within five Business Days after any Loan Party or any ERISA Affiliate knows or reasonably should know that any ERISA Event has occurred, a statement of a Responsible Officer of the Borrower describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto and (B) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information.

(ii) Plan Terminations. Promptly and in any event within two Business Days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan.

(iii) Multiemployer Plan Notices. Promptly and in any event within five Business Days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (A) or (B).

(i) Compliance Certificate. Concurrent with the delivery of any financial statements pursuant to Sections 5.03(b) or 5.03(c) or 5.03(k), the Borrower will deliver or cause to be delivered a fully and properly completed compliance certificate in substantially the same form as attached hereto as Exhibit K (each a, “Compliance Certificate”) signed by a Responsible Officer of the Borrower and the Parent which shall include, without limitation, (i) a certification from the Responsible Officer of the Borrower that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto (ii) a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by the Borrower in determining, as of the end of such Fiscal Year or Fiscal Quarter, compliance with the covenants contained in Section 5.04 and (iii) to the extent not previously disclosed to the Administrative Agent, (A) a description of any new Subsidiary formed by any Loan Party or any of its Subsidiaries, (B) a list of any Subsidiary which formerly was an Excluded Subsidiary but which is no longer an Excluded Subsidiary, (C) a list of any material Intellectual Property registered by any Loan Party with any Governmental Authority, (D) a description of any Material Owned Real Property or Material Real Property Lease, (E) a list of any Permitted Unblocked Accounts, and (F) a list of any terminated Permitted Unblocked Accounts, in each case since the date of the most recent list delivered pursuant to this clause (or, in the case of the first such list so delivered, since the Closing Date) provided however, subsequent disclosures in such Compliance Certificate shall not constitute a cure or waiver of any Default resulting from the matters disclosed therein.

(j) Regulatory Filings. The Loan Parties and their respective Subsidiaries shall timely file and thereafter deliver, or cause to be delivered, to the Administrative Agent, within 30 days from the Initial Funding Date, (or such later date as Administrative Agent may in its sole discretion agree) all post-closing consummation notices required to be filed with the FCC, any PUC or other Governmental Authority, to reflect the consummation of the Financing and/or the Separation, including but not limited to the notices described in Schedule 5.03(j) and any intermediate filings involving the pro forma transfer of control of an FCC License holder or the pro forma assignment of an FCC License to a commonly controlled entity.

(k) Alternative Quarterly Financials for September 2011. If the Initial Funding Date shall not have occurred on or before September 30, 2011, as soon as available and in any event no later than the earlier of (i) 10 days after the date that the Parent is or would be required to file the Parent’s quarterly report with the SEC as part of the Parent’s periodic reporting (whether or not the Parent is subject to such reporting requirements) and (ii) 55 days after the end of such Fiscal Quarter, the Borrower will deliver the condensed combined balance sheets of the Parent, the Loan Parties and their Subsidiaries as at September 30, 2011, and the related condensed combined statements of income and condensed combined statement of cash flows of the Parent, the Loan Parties and their Subsidiaries for the nine months then ended, duly certified by a Responsible Officer of the Parent and the Borrower, fairly present in all material respects, subject, in the case of said balance sheet as at such dates, and said statements of income and cash flows for the year and nine month period then ended, respectively to year-end audit adjustments, the combined or combined and condensed, as applicable, financial condition of the Parent, the Loan Parties and their Subsidiaries as at such dates and the combined or combined and condensed, as applicable, results of operations of the Parent, the Loan Parties and their Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis.

(l) Other Information. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries as any Agent, or any Lender Party through the Administrative Agent, may from time to time reasonably request.

SECTION 5.04 Financial Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will:

(a) Leverage Ratio. Maintain at all times (i) commencing on the Initial Funding Date through September 30, 2014, measured at the end of each Fiscal Quarter, a Leverage Ratio of not more than 4.00 to 1.00 and (ii) commencing on October 1, 2014 and thereafter, measured at the end of each Fiscal Quarter, a Leverage Ratio of not more than 3.75 to 1.00.

(b) Interest Coverage Ratio. Maintain at all times on and after the Initial Funding Date, measured at the end of each Fiscal Quarter, an Interest Coverage Ratio of greater than 3.25 to 1.00.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01 Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) (i) the Borrower shall fail to pay any principal of any Advance when the same shall become due and payable or (ii) the Borrower shall fail to pay any interest on any Advance, or any Loan Party shall fail to make any other payment under any Loan Document, in each case under this clause (ii) within three Business Days after the same shall become due and payable; or

(b) any representation or warranty made by any Loan Party, any Contingent Loan Party or any Negative Pledgor (or any of its officers) under or in connection with any Loan Document shall prove to have been untrue or incorrect in any material respect when made or deemed made; or

(c) (i) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 2.14, 5.01 (d), (e) and (r), 5.02, 5.03(a) through (d), 5.03(i), 5.03(j), 5.02(k) or 5.04 or (ii) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(o) if such failure shall remain unremedied for 5 days after the earlier of the date on which (x) any Responsible Officer of a Loan Party or of a Subsidiary of any Loan Party becomes aware of such failure or (y) written notice thereof shall have been given to the Borrower by any Agent or any Lender Party; or

(d) any Loan Party, any Contingent Loan Party or any Negative Pledgor shall fail to perform or observe any term, covenant or agreement contained in any Loan Document (other than those specified in clauses (a), (b) or (c) of this Section 6.01) on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of the date on which (i) any Responsible Officer of a Loan Party, a Contingent Loan Party or a Negative Pledgor becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by any Agent or any Lender Party; or

(e) any Loan Party or any of its Subsidiaries shall fail to pay any principal of, or any premium or interest on any Debt of such Loan Party or such Subsidiary (as the case may be) that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of at least $10,000,000 individually or $20,000,000 in the aggregate for all such Loan Parties and Subsidiaries (but excluding Debt outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(f) any Loan Party or any of its Subsidiaries (other than the Immaterial Subsidiaries) shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Applicable Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

(g) any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $5,000,000 shall be rendered against any Loan Party or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 6.01(g) if and for so long as (A) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer, which shall be rated at least “A” by A.M. Best Company, covering full payment thereof and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order; or

(h) any material provision of any Loan Document after delivery thereof pursuant to Section 3.01, 3.02, 5.01(j), 5.01(k) or 5.01(x) shall for any reason cease to be valid and binding on or enforceable against any Loan Party, any Contingent Loan Party or any Negative Pledgor party to it, or any such Loan Party, Contingent Loan Party or Negative Pledgor shall so state in writing; or

(i) any Collateral Document after delivery thereof pursuant to Section 3.01, 3.02, 5.01(j) or 5.01(x) shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority (except for, in the case of Collateral constituting Equity Interests, Permitted Liens which arise by operation of law and are not consensual in nature and, in the case of any other Collateral, Permitted Liens) lien on and security interest in the Collateral covered thereby (or any Loan Party or Contingent Loan Party shall so assert in writing the invalidity or unenforceability thereof); or

(j) a Change of Control shall occur; or

(k) any ERISA Event shall have occurred with respect to a Plan and such ERISA Event individually, or when aggregated with all other ERISA Events that have occurred, has or might reasonably be expected to have a Material Adverse Effect; or

(l) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $10,000,000 or requires payments exceeding $2,500,000 per annum; or

(m) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $5,000,000; or

(n) an “Event of Default” (as defined in any Mortgage) shall have occurred and be continuing; or

(o) the Loan Parties or any of their Subsidiaries shall have taken any action or failed to take any action after the Closing Date and prior to the Initial Funding Date Extension of Credit that would have been a Default under this Agreement if such affirmative or negative covenant had been effective as to such Loan Party or Subsidiary at such time except for actions taken or not taken in connection with the Separation as contemplated in the Separation Documents or otherwise disclosed in the information, business model, or projections delivered or otherwise provided to the Agents and the Lenders prior to the Closing Date; or

(p) any order, judgment or decree is entered against any Loan Party or any of its respective Subsidiaries (other than an Immaterial Subsidiary) decreeing the dissolution or split up of such Person and such order remains undischarged or unstayed for a period in excess of 30 days; or

(q) any Loan Party or any of its respective Subsidiaries (other than an Immaterial Subsidiary) is enjoined, restrained or in any way prevented by the order of any Governmental Authority from conducting all or any material part of the business of the Loan Parties and their Subsidiaries, taken as a whole, and such order continues for more than 15 days; or

(r) Any Loan Party or any of its respective Subsidiaries fails to: (i) obtain or maintain any operating licenses or permits required by environmental authorities; (ii) begin, continue or complete any remediation activities as required by any environmental authorities; (iii) store or dispose of any Hazardous Materials in accordance with applicable Environmental Laws; or (iv) comply with any other Environmental Laws, if in any such case such failure would reasonably be expected to have a Material Adverse Effect; or

(s) (i) The loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired or utilized by any Loan Party or any of its respective Subsidiaries, if such loss, suspension, revocation or failure to renew would reasonably be expected to have a Material Adverse Effect; (ii) any License necessary for the ownership or operation of the Communications Systems shall be cancelled, expired, revoked, terminated, rescinded, annulled, suspended, or modified or shall no longer be in full force and effect and the result of such action has, or would reasonably be expected to have, a Material Adverse Effect; or (iii) any breach, default or termination shall have occurred under any Material Contract by any of the parties thereto, or any Material Contract shall fail to be renewed or otherwise have ceased to be in full force and effect, and such breach, default, failure, cessation or termination would reasonably be expected to have a Material Adverse Effect, unless such Material Contract is replaced by a comparable Material Contract (in the judgment of Administrative Agent) prior to or concurrent with such breach, default, failure, cessation or termination;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by any Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(c) and Swing Line Advances by a Revolving Credit Lender pursuant to Section 2.02(b)) and of any Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Law, (x) the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by any Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(c) and Swing Line Advances by a Revolving Credit Lender pursuant to Section 2.02(b)) and of any Issuing Bank to issue Letters of Credit shall automatically be terminated and (y) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. Nothing contained herein shall restrict the Administrative Agent from pursuing any other rights and remedies available to it under Applicable Law at the request, or with the consent, of the Required Lenders. Notwithstanding the above, the Required Lenders shall not request that, and the Administrative Agent shall not, declare the Commitments of each Lender Party and the obligation of each Lender Party to make Advances terminated prior to the earlier of the Initial Funding Date Extension of Credit and the Expiration Date unless a Default exists under Section 6.01(o) or Section 6.01(b) as to Sections 4.01(a), (d), (e), (i), (j) or (n)(viii).

SECTION 6.02 Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, pay to the Collateral Agent on behalf of the Lender Parties in same day funds at the Collateral Agent’s Office, for deposit in the L/C Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Law, the Borrower will pay to the Collateral Agent on behalf of the Lender Parties in same day funds at the Collateral Agent’s Office, for deposit in the L/C Collateral Account, an amount equal to 103% of the aggregate Available Amount of all Letters of Credit then outstanding, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. If at any time the Administrative Agent or the Collateral Agent determines that any funds held in the L/C Collateral

Account are subject to any right or claim of any Person other than the Agents and the Lender Parties or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Administrative Agent or the Collateral Agent, pay to the Collateral Agent, as additional funds to be deposited and held in the L/C Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Collateral Account that the Administrative Agent or the Collateral Agent, as the case may be, determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Collateral Account, such funds shall be applied to reimburse the Issuing Banks or Revolving Credit Lenders, as applicable, to the extent permitted by Applicable Law.

ARTICLE VII

THE AGENTS

SECTION 7.01 Appointment and Authority.

(a) Each Lender Party (in its capacities as a Lender, the Swing Line Bank (if applicable), each Issuing Bank (if applicable) and on behalf of itself and its Affiliates as Hedge Banks or counterparties in respect of Cash Management Obligations) and each Agent (on behalf of its Affiliates as Hedge Banks or counterparties in respect of Cash Management Obligations) hereby irrevocably appoints each Agent to act on its behalf as the applicable Agent hereunder and under the other Loan Documents and authorizes each Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agents, the Lenders and the Issuing Banks, and neither the Borrower nor any other Loan Party nor any of their Subsidiaries shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) In furtherance of the foregoing, each Lender Party (in its capacities as a Lender, the Swing Line Bank (if applicable), each Issuing Bank (if applicable) and on behalf of itself and its Affiliates as Hedge Banks or counterparties in respect of Cash Management Obligations) and each Agent (on behalf of its Affiliates as Hedge Banks or counterparties in respect of Cash Management Obligations) hereby appoints and authorizes the Collateral Agent to act as the agent of such Lender Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto.

SECTION 7.02 Rights as a Lender. Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the

Persons serving as Agents hereunder in their respective individual capacity. Such Persons and their respective Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if each such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 7.03 Exculpatory Provisions.

(a) No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, each of the Agents:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Bankruptcy Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Bankruptcy Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as an Agent or any of their respective Affiliates in any capacity.

(b) No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.01 and Article VI), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Agents shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to such Agent in writing by the Borrower, a Lender, an Agent, the Swing Line Bank or an Issuing Bank.

(c) No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

SECTION 7.04 Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Swing Line Bank or an Issuing Bank, such Agent may presume that such condition is satisfactory to such Lender, the Swing Line Bank or such Issuing Bank unless such Agent shall have received notice to the contrary from such Lender, the Swing Line Bank or such Issuing Bank prior to the making of such Advance or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 7.05 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Agent. No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 7.06 Resignation of Agent

(a) Each Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks, the Swing Line Bank and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, the Swing Line Bank and the Issuing Banks, appoint a successor Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If any Person serving as an Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person remove such Person as an Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by such Agent on behalf of the Lenders or the Issuing Banks under any of the Loan Documents, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender, the Swing Line Bank and each Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 9.04 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as an Agent.

SECTION 7.07 Non-Reliance on Agents and Other Lenders. Each Lender, the Swing Line Bank and each Issuing Bank acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender, the Swing Line Bank and each Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 7.08 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Arrangers, Bookrunners, Syndication Agent or Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as an Agent, a Lender, the Swing Line Bank or an Issuing Bank hereunder.

SECTION 7.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Bankruptcy Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Advances or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks, the Swing Line Bank and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks, the Swing Line Bank and the Agents and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks, the Swing Line Bank and the Agents under Sections 2.08 and 9.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, each Agent, the Swing Line Bank and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Agents, the Swing Line Bank and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 9.04.

SECTION 7.10 Collateral and Guaranty Matters.

(a) The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion,

(i) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (x) upon termination of all Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuing Banks shall have been made), (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (z) subject to Section 9.01, if approved, authorized or ratified in writing by the Required Lenders;

(ii) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is a Permitted Lien; and

(iii) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 7.10.

(b) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

SECTION 7.11 Indemnification. Each Lender Party severally agrees to indemnify each Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (and whether such claim, action or suit is brought by either the Borrower, any Guarantor, any Negative Pledgor, any Contingent Loan Party or any third-party) that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender Party agrees to reimburse each Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.04, to the extent that such Agent is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.11 applies whether any such investigation, litigation or proceeding is brought by any Lender Party or any other Person.

(a) Each Revolving Credit Lender severally agrees to indemnify the Issuing Banks (to the extent not promptly reimbursed by the Borrower) from and against such Revolving Credit Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever and whether such claim, action or suit is brought by either the Borrower, any Guarantor, any Negative Pledgor, any Contingent Loan Party or any third-party that may be imposed on, incurred by, or asserted against such Issuing Bank in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Issuing Bank under the Loan Documents; provided, however, that no Revolving Credit Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Revolving Credit Lender agrees to reimburse the Issuing Banks promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower.

(b) For purposes of this Section 7.11, the Lender Parties’ respective ratable shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to the respective Lender Parties, (ii) their respective Pro Rata Shares of the aggregate Available Amount of all Letters of Credit outstanding at such time, (iii) the aggregate portions of their respective Term A Commitments and Term B Commitments at such time and (iv) their respective Unused Revolving Credit Commitments at such time; provided that the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank and of Letter of Credit Advances owing to the Issuing Banks shall be considered to be owed to the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments. The failure of any Lender Party to reimburse any Agent or any Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lender Parties to such Agent or such Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse such Agent or such Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse such Agent or such Issuing Bank, as the case may be, for such other Lender Party’s ratable share of such amount.

(c) All amounts due under this Section 7.11 or Section 7.12 shall be payable promptly after demand therefore. Without prejudice to the survival of any other agreement of the parties hereunder, each party’s obligations under this Section 7.11 or Section 7.12 shall survive the termination of the Loan Documents and the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

SECTION 7.12 Withholding Tax. To the extent required by any Applicable Law, the Administrative Agent may withhold from any interest payment to any Lender Party an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender Party because the appropriate form was not delivered or was not properly executed or because such Lender Party failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender Party shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

SECTION 7.13 Enforcement.

By its acceptance of the benefits of this Agreement, each Lender Party agrees for itself and its Affiliates that this Agreement, the Collateral Documents, and all other Loan Documents (other than clauses (k) and (l) of the definition of Loan Documents) may be enforced only by the Agents, acting upon the instructions or with the consent of the Required Lenders as and to the extent expressly provided or required in other provisions of this Agreement, and that no Secured Party shall have any right individually to enforce or seek to enforce this Agreement or any Collateral Document or to realize upon any Collateral or other security given to secure the payment and performance of the Secured Obligations.

ARTICLE VIII

GUARANTY

SECTION 8.01 Guaranty; Limitation of Liability.

(a) Effective concurrent with the Initial Funding Date Extension of Credit, each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Administrative Agent or any other Secured Party in enforcing any rights under this Guaranty or any other Loan Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Secured Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

(b) Each Guarantor, and by its acceptance of this Guaranty, the Administrative Agent, on behalf of itself and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state Applicable Law to the extent applicable to this Guaranty and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, on behalf of itself and the other Secured Parties, and the Guarantors hereby irrevocably agree that the Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

(c) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by Applicable

Law and Section 8.01(b), such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.

(d) Notwithstanding anything to the contrary in this Article VIII, this Guaranty shall not impose any liability on Lumos Networks of West Virginia Inc. for any of the Guaranteed Obligations with respect to its interests in its revenue arising in or its property located in Pennsylvania until such time as it has obtained all necessary Pennsylvania PUC Governmental Approvals to guaranty all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Document. The Borrower will promptly notify the Administrative Agent and the Collateral Agent upon receipt of such Governmental Approvals.

SECTION 8.02 Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any Applicable Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto. The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f) any failure of any Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any Subsidiary of any Loan Party now or hereafter known to such Secured Party (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information);

(g) the failure of any other Person to execute or deliver this Guaranty, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

SECTION 8.03 Waivers and Acknowledgments.

(a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.

(b) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(d) Each Guarantor acknowledges that the Collateral Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the Collateral Agent and the other Secured Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by Applicable Law.

(e) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Secured Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Secured Party.

(f) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 8.02 and this Section 8.03 are knowingly made in contemplation of such benefits.

SECTION 8.04 Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against the Borrower, any other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract or Applicable Law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, all Letters of Credit and all Secured Hedge Agreements and Cash Management Obligations shall have expired or been terminated and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the Termination Date and (c) the latest date of expiration or termination of all Letters of Credit and all Secured Hedge Agreements and Cash Management Obligations, such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall make payment to any Secured Party of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, (iii) the Termination Date shall have occurred and (iv) all Letters of Credit and all Secured Hedge Agreements and Cash Management Obligations shall have expired or been terminated, the Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the

Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

SECTION 8.05 Guaranty Supplements. Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit G hereto (each, a “Guaranty Supplement”), (a) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and (b) each reference herein to “ this Guaranty”, “hereunder”, “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Guaranty”, “thereunder”, “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.

SECTION 8.06 Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 8.06:

(a) Prohibited Payments, Etc. Except following notice from the Administrative Agent given during the continuance of a Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor may receive payments from any other Loan Party on account of the Subordinated Obligations. After notice from the Administrative Agent given after the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), however, unless the Required Lenders otherwise agree, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b) Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to any other Loan Party, each Guarantor agrees that the Secured Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(c) Turn-Over. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Secured Parties and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(d) Administrative Agent Authorization. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and if such Guarantor fails to do so, to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

SECTION 8.07 Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the Termination Date and (iii) the latest date of expiration or termination of all Letters of Credit and all Secured Hedge Agreements and Cash Management Obligations, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Secured Parties and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Secured Party may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party herein or otherwise, in each case as and to the extent provided in Section 9.07. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Secured Parties (except in connection with a transaction expressly permitted under Section 5.02(d) of this Agreement) and any such attempted assignment without such consent shall be null and void.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Amendments, Etc. Other than as expressly provided in Section 2.17, the Initial Funding Date Closing Certificate and the Post-Closing Letter, no amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document (other than the Fee Letter, any Secured Hedge Agreement or any agreement in respect of Cash Management Obligations), nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed (or, in the case of the Collateral Documents, consented to) by the Required Lenders and, in the case of an amendment, by the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that

(a) no amendment, waiver or consent shall, unless in writing and signed by all of the Lender Parties affected thereby, do any of the following at any time:

(i) change the definition of “Required Lenders” or any other number of Lenders or the percentage of (x) the Commitments, (y) the aggregate unpaid principal amount of the Advances or (z) the aggregate Available Amount of outstanding Letters of

Credit that, in each case, shall be required for the Lenders or any of them to take any action hereunder,

(ii) other than in connection with a transaction specifically permitted hereby, release one or more Guarantors (or otherwise limit such Guarantors’ liability with respect to the Obligations owing to the Agents and the Lender Parties under the Guaranties) if such release or limitation is in respect of all or substantially all of the value of the Guaranties to the Lender Parties,

(iii) release all or substantially all of the Collateral in any transaction or series of related transactions, or

(iv) amend this Section 9.01; and

(b) no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and each Lender specified below for such amendment, waiver or consent:

(i) increase the Commitments of a Lender Party, extend the Expiration Date or extend the Termination Date of any Commitment without the consent of such Lender Party;

(ii) reduce or forgive the principal of, or stated rate of interest on (except in connection with the waiver of applicability of any Default Interest, which waiver shall be effective with the consent of holders of a majority of the Commitments or Advances outstanding under each adversely affected Facility), the Advances owed to a Lender Party or any fees or other amounts stated to be payable hereunder or under the other Loan Documents to such Lender Party without the consent of such Lender Party;

(iii) postpone any date scheduled for any payment of principal (including on any Termination Date) of, or interest on, the Advances pursuant to Section 2.04 or 2.07 or any date fixed for any payment of fees hereunder to a Lender Party without the consent of such Lender Party;

(iv) change the order of application of payments set forth in Section 2.11(f) without the consent of holders of a majority of the Commitments or Advances outstanding under each adversely affected Facility;

(v) amend, modify or waive any condition precedent to the Initial Funding Date Extension of Credit under the Facilities set forth in Section 3.03 (including in connection with any waiver of an existing Default) without the written consent of holders of a majority of the Commitments outstanding under each Facility;

(vi) amend, modify or waive any condition precedent to any extension of credit under the Revolving Credit Facility set forth in Section 3.03 other than any Swing Line Advance made by the Swing Line Bank which shall be in the sole discretion of the Swing Line Bank (including in connection with any waiver of an existing Default) without the written consent of holders of a majority of the Commitments outstanding under the Revolving Credit Facility;

(vii) change the order of application of any reduction in the Commitments or any prepayment of Advances among the Facilities from the application thereof set forth in the applicable provisions of Section 2.05(b) or 2.06(b), respectively, in any manner that materially adversely affects the Lenders under one Facility without the consent of holders of a majority of the Commitments or Advances outstanding under such Facility; or

(viii) without the consent of Lenders (other than Defaulting Lenders) holding in the aggregate at least a majority of the Revolving Credit Commitments (or if the Revolving Credit Commitments have been terminated, the outstanding Revolving Credit Advances (and participations in any Swing Line Advances and Letters of Credit outstanding)), (i) waive any Default for purposes of Section 6.01 for purpose of any Revolving Credit Advance or Letter of Credit, (ii) amend, change, waive, discharge or terminate Section 2.01(c), or (iii) amend or change any provision of this Section 9.01(b)(viii).

provided further that no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Bank or each applicable Issuing Bank, as the case may be, in addition to the Lenders required above to take such action, affect the rights or obligations of the Swing Line Bank or such Issuing Bank, as the case may be, under this Agreement; and provided further that no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Lenders required above to take such action, affect the rights or duties of such Agent under this Agreement or the other Loan Documents; and provided further that no amendment, waiver or consent shall, unless in writing and signed by each applicable Hedge Bank, in addition to the Lenders required above to take such action, adversely affect the rights or obligations of such Hedge Bank under this Agreement or any other Loan Document; and provided further that no amendment, waiver or consent shall, unless in writing and signed by each applicable counterparty in respect of Cash Management Obligations, in addition to the Lenders required above to take such action, adversely affect the rights or obligations of such counterparty under this Agreement or any other Loan Document; and provided further that no amendment, waiver or consent other than pursuant to Section 9.01(b)(i) shall require the approval of any Lender which, at the time, is a Defaulting Lender, unless such amendment, waiver or consent affects such Defaulting Lender differently than other affected Lenders.

If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of all Lenders (or all Lenders under a single Facility), the consent of the Required Lenders is obtained, but the consent of one or more Non-Consenting Lenders is not obtained, then, so long as the Administrative Agent is not a Non-Consenting Lender, the Administrative Agent or a Person reasonably acceptable to the Administrative Agent shall have the right to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon the Administrative Agent’s request, sell and assign to the Administrative Agent or such Person, all of the Advances and Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of all such Advances held by such Non-Consenting Lenders and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment and Assumption. In connection with any such assignment, if the replaced Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption reflecting such replacement within five Business Days of the date on which the replacement Lender executes and delivers such Assignment and Assumption to the replaced Lender, then such replaced Lender shall be deemed to have executed and delivered such Assignment and Assumption. In addition to the foregoing, the Borrower may replace any Non-Consenting Lender pursuant to Section 2.10(g).

Notwithstanding anything to the contrary contained herein, if following the Closing Date, the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to this Agreement or any other Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof. It is understood that posting such amendment electronically on SyndTrak or another relevant website with notice of such posting by the Administrative Agent to the Required Lenders shall be deemed adequate receipt of notice of such amendment.

SECTION 9.02 Notices, Etc.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing (including telecopier or electronic communication) and delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or e-mail as follows:

(i) if to the Borrower or any other Loan Party or any Negative Pledgor, to it at 401 Spring Lane, Suite 300, Waynesboro, VA 22980 (physical address); PO Box 1068, Waynesboro, VA 22980-1068 (mailing address), Attention of Chief Financial Officer (Facsimile No. (540) 946-2020; Telephone No. (540) 946-2000; E-mail:moneymakerm@lumosnet.com and sweets@lumosnet.com);

(ii) if to the Administrative Agent or the Collateral Agent, to CoBank, ACB at 900 Circle Parkway, Suite 1400, Atlanta, Georgia 30339, Attention of Communications Banking Group (Facsimile No. (770) 618-3202; Telephone No. (770) 618-3200; E-mail: ghancock@cobank.com) with a copy to CoBank, ACB at 5500 S. Quebec Street, Greenwood Village, Colorado 80111, Attention of Communications Banking Group (Facsimile No. (303) 224-2718; Telephone No. (303) 740-4000; E-mail: agencybank@cobank.com);

(iii) if to CoBank in its capacity as an Issuing Bank or the Swing Line Bank, to it at CoBank, ACB at 5500 S. Quebec Street, Greenwood Village, Colorado 80111, Attention of Communications Banking Group (Facsimile No. (303) 224-2718; Telephone No. (303) 740-4000; E-mail: ghancock@cobank.com and agencybank@cobank.com);

(iv) if to a Lender, to it at its address (or facsimile number or e-mail address) set forth in its Administrative Questionnaire or in the Assignment and Assumption or Joinder Agreement pursuant to which it became a Lender, as the case may be; and

(v) as to any party, at such other address as shall be designated by such party in a written notice to the other parties.

Any party may change its address, facsimile number, telephone number, or e-mail address, by written notice to the other parties. Notices and communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, and notices and communications sent by telecopier or electronic communication shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient); provided that, notices and communications to any Agent pursuant to Article II, III, V or VII shall not be effective until received by such Agent, including, without limitation, all notices and communications that (i) relate to a request for a new, or a Conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relate to the payment of any principal or other amount due under this Agreement prior to or on the scheduled date therefor, (iii) provide notice of any Default under this Agreement or (iv) are required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder.

(b) Delivery by telecopier transmission or electronically mailed transmission of a scanned copy of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.

(c) The Borrower agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on SyndTrak or a substantially similar electronic transmission system (the “Platform”).

(d) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT OR ANY OF ITS RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER PARTY OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S OR THE COLLATERAL AGENT’S TRANSMISSION OF COMMUNICATIONS

THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(e) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender Party agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender Party for purposes of the Loan Documents. Each Lender Party agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender Party’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender Party to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 9.03 No Waiver; Remedies. No failure on the part of any Lender Party or any Agent to exercise, and no delay in exercising, any right hereunder or under any Note or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by Applicable Law.

SECTION 9.04 Costs and Expenses.

(a) The Borrower agrees to pay on demand (i) all out-of-pocket costs and expenses of the Agents incurred in good faith in connection with the preparation, execution, delivery, administration, modification and amendment of, or any consent or waiver under, the Loan Documents (including, without limitation, (A) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of counsel for each Agent with respect thereto, with respect to advising such Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto), (ii) all out-of-pocket costs and expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket costs and expenses of each Agent and each Lender Party in connection with the enforcement of the Loan Documents or protection of its rights thereunder, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent and each Lender Party with respect thereto), and including, in each case, any out-of-

pocket expenses incurred during any workout, restructuring or negotiations in respect of the Advances or Letters of Credit.

(b) The Borrower agrees to indemnify, defend and save and hold harmless each Agent, each Lender Party and each of their Affiliates and their respective officers, directors, trustees, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on written demand, any and all claims, damages, losses, liabilities, penalties, actions, judgments, suits and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents or any of the transactions contemplated thereby (including by virtue of the execution or delivery of the Loan Documents, the performance by the parties hereto and thereto of their respective obligations hereunder or thereunder, or the consummation of the Financing, the Separation or any other transactions contemplated hereby) or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders, its Subsidiaries, or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the Financing or the Separation is consummated. The Borrower also agrees not to assert any claim against any Agent, any Lender Party or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents or any of the transactions contemplated by the Loan Documents. This Section 9.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender Party other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.06, 2.09 or 2.10(f), acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender Party other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by the Borrower pursuant to Section 2.10(g)(ii), or if the Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.04, 2.06 or 6.01 or otherwise, the Borrower shall, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss (including the present value of any funding losses imputed by any Lender to have occurred as a result of such payment or Conversion or failure to pay or prepay), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Advance.

(d) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender Party, in its sole discretion.

(e) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower contained in Sections 2.10 and 2.12 and this Section 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

SECTION 9.05 Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, such Issuing Bank or any such Affiliate, to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, such Issuing Bank or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and each Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.06 Binding Effect. Other than as expressly set forth herein as to certain provisions hereof which shall be effective concurrent with the Initial Funding Date Extension of Credit, this Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and the Administrative Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender Party and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of each Lender Party.

SECTION 9.07 Assignments and Participations

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (including the Voting Participants) to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Advances at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $3,000,000, unless each of the Administrative Agent and, so long as no Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advances or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 3 Business Days after having received notice thereof and provided, further, that the Borrower’s consent shall not be required during the primary syndication of the Facilities;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Credit Facility or any unfunded Commitments with respect to the Term A Facility, the Term B Facility or the New Term Facility if such assignment is to a Person that is not a Lender with a Commitment in respect of such Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (ii) any Term A or Term B Advances to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the consent of each Issuing Bank and the Swing Line Bank shall be required for any assignment in respect of the Revolving Credit Facility, the Letter of Credit Facility or the Swing Line Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any

Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of the Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank, the Swing Line Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances and participations in Letters of Credit and Swing Line Advances in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.10, 2.12 and 9.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Colorado or Georgia a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Banks, the Swing Line Bank and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 7.11 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 9.07(c) and 2.12 (subject to the requirements and limitations therein, including the requirements under Section 2.12(e) (it being understood that the documentation required under Section 2.12(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.10(g) as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.10 or 2.12, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.10(g)(ii) with respect to any Participant. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 9.05 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any

Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Notwithstanding the preceding paragraph, any Participant that is a Farm Credit Lender that (i) has purchased a participation in a minimum amount of $5,000,000, (ii) has been designated as a voting Participant (a “Voting Participant”) in a notice (a “Voting Participant Notice”) sent by the relevant Lender (including any existing Voting Participant) to the Administrative Agent and (iii) receives, prior to becoming a Voting Participant, the consent of the Administrative Agent and the Borrower (each such consent to be required only to the extent and under the circumstances it would be required if such Voting Participant were to become a Lender pursuant to an assignment in accordance with Section 9.07(b) and such consent is not required for an assignment to an existing Voting Participant), shall be entitled to vote as if such Voting Participant were a Lender on all matters subject to a vote by the Lenders and the voting rights of the selling Lender (including any existing Voting Participant) shall be correspondingly reduced, on a dollar-for-dollar basis. Each Voting Participant Notice shall include, with respect to each Voting Participant, the information that would be included by a prospective Lender in an Assignment and Assumption. Notwithstanding the foregoing, each Farm Credit Lender designated as a Voting Participant in Schedule II shall be a Voting Participant without delivery of a Voting Participation Notification and without the prior written consent of the Borrower and the Administrative Agent. The selling Lender (including any existing Voting Participant) and the purchasing Voting Participant shall notify the Administrative Agent and the Borrower within three (3) Business Days of any termination, reduction or increase of the amount of, such participation. The Borrower and the Administrative Agent shall be entitled to conclusively rely on information contained in Voting Participant Notices and all other notices delivered pursuant hereto. The voting rights of each Voting Participant are solely for the benefit of such Voting Participant and shall not inure to any assignee or participant of such Voting Participant that is not a Farm Credit Lender.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Swing Line Bank. (i) Subject to the terms and conditions of this Section 9.07, an Issuing Bank may assign to an Eligible Assignee all or a portion of its rights and obligations under the undrawn portion of its Letter of Credit Commitment at any time; provided, however, that (i) each such assignment shall be to an Eligible Assignee and (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Assumption.

(ii) Subject to the terms and conditions of this Section 9.07, the Swing Line Bank may assign to an Eligible Assignee all of its rights and obligations under the undrawn portion of its Swing Line Commitment at any time; provided, however, that (i) each such assignment shall be to an Eligible Assignee and (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Assumption.

SECTION 9.08 Execution in Counterparts. This Agreement may be executed and delivered in one or more counterparts and that any counterpart hereof may be delivered by telecopier transmission or by electronically mailed transmission of a scanned copy, which shall have the same force and effect as an original.

SECTION 9.09 Confidentiality. Each of the Agents, the Lenders and the Issuing Banks agree to maintain the confidentiality of the Confidential Information for a period of two (2) years following receipt thereof, except that Confidential Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by Applicable Laws or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (h) with the consent of the Borrower; or (i) to the extent such Confidential Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to any Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information.

SECTION 9.10 Release of Collateral, Etc.

(a) Upon the sale, lease, transfer or other disposition of any item of Collateral of any Loan Party (including, without limitation, as a result of the sale, in accordance with the terms of the Loan Documents, of the Loan Party that owns such Collateral) in accordance with the terms of the Loan Documents, the Collateral Agent will, at the Borrower’s expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents in accordance with the terms of the Loan Documents. The Administrative Agent on behalf of the Lender Parties will release any Guarantor from its obligations under the Guaranty if such Guarantor ceases to be a Subsidiary of the Borrower as a result of a transaction permitted under this Agreement and will, at the Borrower’s expense, execute and deliver to such Guarantor such documents as such Guarantor may reasonably request to evidence such release. The Administrative Agent on behalf of the Lender Parties will release any Negative Pledgor from its obligations under the Negative Pledge Agreement if such Negative Pledgor ceases to be a Subsidiary of the Borrower as a result of a transaction permitted under this Agreement and will, at the Borrower’s expense, execute and deliver to such Negative Pledgor such documents as such Negative Pledgor may reasonably request to evidence such release.

(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, when all Obligations have been paid in full, all Commitments have terminated or expired, no Letter of Credit shall be outstanding that is not Cash Collateralized or backstopped, and all Secured Hedge Agreements have terminated, expired or been Cash Collateralized, upon request of the Borrower, the Collateral Agent shall (without notice to, or vote or consent of, any Lender) take such actions as shall be required to release its security interest in all Collateral, and to release all Guaranties. Any such release of Guaranty shall be deemed subject to the provision that such Guaranty shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

SECTION 9.11 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.12 Patriot Act Notice. Each Lender Party and each Agent (for itself and not on behalf of any Lender Party) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender Party or such Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such actions as are reasonably requested by any Agents or any Lender Party in order to assist the Agents and the Lender Parties in maintaining compliance with the Patriot Act.

SECTION 9.13 Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York, without giving effect to any conflicts of laws principals thereof that would result in the application of any law other than the laws of the State of New York.

SECTION 9.14 Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof and agrees that all claims in respect of any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any other Agent, any Lender, the Swing Line Bank or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

SECTION 9.15 Waiver of Venue. The Borrower and each other Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 9.14. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.16 Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.02, other than by telecopier and electronic communication. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

SECTION 9.17 Waiver of Jury Trial

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.18 Consents

The Loan Parties acknowledge that certain transactions contemplated by this Agreement and the other Loan Documents and certain actions which may be taken by any Agent or any Lender Party in the exercise of their respective rights and remedies under this Agreement and the other Loan Documents may require the consent of a Governmental Authority. If any Agent reasonably determines that the consent of a Governmental Authority is required in connection with the execution, delivery and performance of any of the aforesaid Loan Documents or any Loan Documents delivered to any Agent or any Lender Party in connection therewith or as a result of any action which may be taken pursuant thereto, each of the Loan Parties, at the Borrower’s cost and expense, agrees to use its best efforts, and to cause its Subsidiaries to use its best efforts, to secure such consent and to cooperate with and assist any Agent and any Lender Party in any action commenced by any Agent or any Lender Party to secure such consent.

SECTION 9.19 FCC and PUC Compliance

Notwithstanding anything to the contrary in this Agreement and the other Loan Documents, no party hereto or thereto shall take any action under this Agreement or the other Loan Documents that would constitute or result in an assignment of any License, or a change of control of any Loan Party or Subsidiary directly or indirectly holding a License, to the extent that such assignment or change of control would require the prior approval by the FCC under the Communications Act and/or any applicable PUC under the PUC Laws without first obtaining such required approval.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

LUMOS NETWORKS OPERATING COMPANY, as Borrower

By:	/s/ Michael B. Moneymaker
	Name:	Michael B. Moneymaker
	Title:	President and Chief Financial Officer

COBANK, ACB, as Administrative Agent, Collateral Agent, Joint Lead Arranger, Joint Bookrunner, Initial Swing Line Bank, Initial Issuing Bank and a Lender

By:	/s/ Gloria Hancock
	Name:	Gloria Hancock
	Title:	Vice President

RAYMOND JAMES BANK, FSB, as Documentation Agent and a Lender

By:	/s/ Alexander L. Rody
	Name:	Alexander L. Rody
	Title:	Senior Vice President

SUNTRUST BANK, as Syndication Agent and a Lender

By:	/s/ Nicholas Hahn
	Name:	Nicholas Hahn
	Title:	Director

SUNTRUST ROBINSON HUMPHREY, INC., as a Joint Lead Arranger and Joint Bookrunner

By:	/s/ Todd Koetje
	Name:	Todd Koetje
	Title:	Managing Director

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Kamran Khan
	Name:	Kamran Khan
	Title:	Authorized Signatory

CAPITAL ONE, N.A., as a Lender

By:	/s/ Thomas C. King, Jr.
	Name:	Thomas C. King, Jr.
	Title:	Senior Vice President

UNION BANK, N.A., as a Lender

By:	/s/ Edward Khaymenis
	Name:	Edward Khaymenis
	Title:	Vice President

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ Preston W. Bergen
	Name:	Preston W. Bergen
	Title:	Senior Vice President